UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Entergy Corporation

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Welcome to the 2015 Annual Meeting of Shareholders

March 20, 2015

Dear Fellow Shareholders:

I am pleased to announce that Entergy will hold its 2015 Annual Meeting of Shareholders in Montgomery, Texas. This selection continues our practice of bringing our annual meeting to the communities in which we operate, allowing us to meet shareholders who otherwise might not be able to attend our meetings. We plan to talk about our 2014 accomplishments, provide an overview of the opportunities and challenges before us, conduct the business of the meeting, and answer your questions. Here are the meeting details:

Date:	Friday, May 8, 2015 at 10:00 a.m. Central Time
Location:	La Torretta Lake Resort
600 La Torretta Boulevard
Montgomery, Texas 77356

To learn how to vote your shares, please turn to page 7 for the instructions on how you can vote your shares over the Internet, by telephone or by mail. It is important that all Entergy shareholders, regardless of the number of shares owned, participate in the affairs of the Company.

This year’s proxy statement includes a proxy statement summary on page 2 which summarizes the matters to be voted on and provides a high level overview of some of the important corporate governance and executive compensation matters discussed in more detail in the proxy statement. With this document, our aim is to communicate with you about the matters to be addressed at the meeting in a way that is simple and straightforward.

Every vote is important. I encourage you to review the proxy statement and submit your vote as soon as possible regardless of whether you plan to attend the meeting.

We hope to see you in Montgomery.

Sincerely,

Leo P. Denault

Chairman of the Board and Chief Executive Officer

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Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113

Notice of Annual Meeting of Shareholders

Date:	Friday, May 8, 2015
Time:	10:00 a.m.
Place:	La Torretta Lake Resort
600 La Torretta Boulevard
Montgomery, Texas 77356

Purpose of Meeting:

1.

Elect as directors the 12 nominees named in the attached proxy statement to hold office until the next annual meeting of shareholders and until their respective successors have been elected or appointed.

2.	Ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for 2015.

3.	Vote to approve, on an advisory basis, executive officer compensation.

4.	Vote on the Entergy Corporation Amended and Restated Annual Executive Incentive Plan.

5.	Vote on the Entergy Corporation 2015 Equity Ownership Plan.

6.	Vote on a shareholder proposal, if properly presented at the meeting.

7.	Consider such other business as may properly come before the meeting.

Only shareholders of record as of the close of business on March 10, 2015 are entitled to receive notice of, to attend and to vote at the meeting. You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free number or over the Internet, as described in the enclosed materials. If you receive a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by the rules of the Securities and Exchange Commission, Entergy is making its Proxy Statement and its Annual Report available to its shareholders electronically via the Internet. The Proxy Statement and our 2014 Annual Report to Shareholders are available at http://www.entergy.com/investor_relations/2014_publications.aspx. On or about March 20, 2015, we will mail to our shareholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote by Internet or telephone. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you can obtain a copy of such materials by following the instructions contained in the Notice.

March 20, 2015	By Order of the Board of Directors

Marcus V. Brown
Executive Vice President and General Counsel

PROXY SUMMARY

This summary highlights selected information to assist you in your review of the Proxy Statement. It does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding the performance of Entergy Corporation (“Entergy” or the “Company”), please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

ANNUAL MEETING DETAILS

May 8, 2015 10:00 a.m. Central Time	La Torretta Lake Resort 600 La Torretta Boulevard Montgomery, Texas 77356

MEETING AGENDA AND VOTING INFORMATION

Eligibility to Vote

Shareholders as of the record date, March 10, 2015, are entitled to vote. Each share of common stock, par value $0.01 per share, is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting Matters and Board Recommendations

Proposals	Board Recommendation	Page
1. Election of Directors	FOR each Director Nominee	11
2. Ratification of Registered Public Accountants	FOR	30
3. Advisory Vote to Approve Named Executive Officer Compensation	FOR	32
4. Approval of the Entergy Corporation Amended and Restated Executive Annual Incentive Plan	FOR	77
5. Approval of the Entergy Corporation 2015 Equity Ownership Plan	FOR	80
6. Shareholder Proposal Regarding Including Carbon Emission Reductions in Incentive Compensation	AGAINST	93

You may vote in the following ways:

By Internet	By Telephone	By Mail	In Person
You can vote your shares online at www.proxyvote.com.	In the United States and Canada, you can vote your shares by calling 1-800-690-6903.	You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the accompanying postage-paid envelope.	Attend the Annual Meeting to vote.

DIRECTOR NOMINEES

The following table provides summary information about the director nominees. Each director stands for election annually. All the director nominees are independent with the exception of Leo P. Denault, our Chairman and Chief Executive Officer. Each nominee’s age is as of December 31, 2014.

Name	Age	Director Since	Primary Occupation	Committee Memberships
Maureen S. Bateman	71	2000	Attorney, Former Executive Vice President and General Counsel, State Street Corporation	Audit, Nuclear, Personnel (Chair)
Patrick J. Condon	65	2015	Retired Audit Partner, Deloitte & Touche LLP	*
Leo P. Denault	55	2013	Chairman of the Board and Chief Executive Officer, Entergy Corporation	Executive (Chair)
Kirkland H. Donald	61	2013	President and Chief Executive Officer, Systems Planning and Analysis, Inc.	Finance, Nuclear
Gary W. Edwards (Lead Director)	73	2005	Former Senior Executive Vice President, Conoco Inc.	Corporate Governance, Executive, Personnel
Alexis M. Herman	67	2003	Chair and Chief Executive Officer, New Ventures, LLC	Corporate Governance (Chair), Personnel
Donald C. Hintz	71	2004	Former President, Entergy Corporation and Entergy Services, Inc.	Executive, Finance, Nuclear (Chair)
Stuart L. Levenick	61	2005	Former Group President and Executive Office Member, Caterpillar Inc.	Audit, Executive, Finance (Chair)
Blanche L. Lincoln	54	2011	Principal, Lincoln Policy Group	Audit, Corporate Governance
Karen A. Puckett	54	2015	President-Global Markets, CenturyLink, Inc.	*
W. J. “Billy” Tauzin	71	2005	Owner, Tauzin Strategic Networks	Corporate Governance, Finance
Steven V. Wilkinson	73	2003	Retired Audit Partner, Arthur Andersen LLP	Audit (Chair), Nuclear

* Mr. Condon and Ms. Puckett joined the Board of Directors in March 2015 and, if elected, will be assigned to Board committees at the Board’s organizational meeting immediately following the Annual Meeting.

2014 PERFORMANCE AND COMPENSATION HIGHLIGHTS

2014 Performance

Entergy delivered outstanding performance in 2014. The Company executed effectively on the core strategies that management put into place in 2013 and, as a result, was well positioned to benefit from favorable market conditions in its utility and EWC businesses in 2014. Our earnings for the year substantially exceeded the original guidance we provided for 2014 – operational earnings per share were $5.83, compared to the original midpoint of $5.00.* Our success was also recognized by the

*	See Appendix A for reconciliation of non-GAAP financial measures to GAAP results.

market, as the Company realized its overarching goal of delivering top quartile total shareholder return in 2014. Entergy’s total shareholder return of 44.8% in 2014, compared to a median return of 30.0% for the companies in the Philadelphia Utility Index, placed Entergy near the top of its industry peer group.

Executive Compensation

Following is a brief summary of certain key features of our executive compensation programs and policies and pay outcomes for 2014. For additional information, please see the Compensation Discussion and Analysis beginning on page 33.

Sound Program Design

We seek to design our executive officer compensation programs to attract, retain and motivate key executives who drive our success and industry leadership. Market competitive pay opportunities and pay that reflects performance and alignment with the interests of long-term shareholders are key principles. We also engage in regular outreach with our investors in which we seek their views on our executive compensation programs and regularly review our executive compensation programs and practices to align them with commonly viewed best practices in the market. Highlights of our pay programs and practices include:

Things We Do

✓      Require a “double trigger” for severance payments or equity acceleration in the event of a change in control

✓      Maintain a “clawback” policy that goes beyond Sarbanes-Oxley requirements

✓      Cap the maximum payout at 200% of target under our Long-Term Performance Unit Program and under our Annual Incentive Plan for members of the Office of the Chief Executive

✓      Require minimum vesting periods for equity based awards

✓      Target our long-term compensation mix to give more weight to performance units than to time-based restricted stock and stock options combined

✓      Settle 100% of long-term performance unit payouts in shares of Entergy stock

✓      Require executives to hold substantially all equity compensation received from the Company until stock ownership guidelines are met

✓      Prohibit directors and officers from pledging or entering into hedging or other derivative transactions with respect to their Entergy shares

Things We Don’t Do

✓      No 280(G) tax “gross up” payments in the event of a change in control

✓      No tax “gross up” payments on any executive perquisites, other than relocation benefits available to all eligible employees

✓      No option repricing or cash buy-outs for underwater options under our equity plans

✓      No agreements providing for severance payments to executive officers that exceed 2.99 times annual base salary and annual incentive awards without shareholder approval

✓      No unusual or excessive perquisites

✓      New officers are excluded from participation in the System Executive Retirement Plan

✓      No grants of supplemental service credit to newly-hired officers under any of the Company’s non-qualified retirement plans

Our Pay for Performance Philosophy

Entergy’s executive compensation programs are based on a philosophy of pay-for-performance that is embodied in the design of our annual and long-term incentive plans. In keeping with this philosophy, as illustrated below, approximately 80% of the annual target compensation of our Chief Executive Officer and, on average, approximately 70% of the annual target compensation of our other Named Executive Officers (in each case excluding non-qualified supplemental retirement income) is “at risk” equity or performance-based compensation. The following figures show the approximate breakdown of such total target annual compensation for our CEO and the other Named Executive Officers for 2014.

2014 Incentive Compensation Outcomes

Pay outcomes for our Named Executive Officers for 2014 demonstrated the application of our pay-for-performance philosophy.

Awards under our Annual Incentive Plan are tied to our financial performance through the Entergy Achievement Multiplier, which is the performance metric used to determine the funding of awards under the plan. The 2014 Entergy Achievement Multiplier was determined based in equal part on our success in achieving our operational earnings per share and operating cash flow goals set at the beginning of the year.

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For 2014, management exceeded its operational earnings per share goal of $5.00 per share by $0.83 per share and exceeded its operational operating cash flow goal of $3.43 billion by approximately $517 million. Based on the targets previously determined by the Personnel Committee, the Company’s financial performance in 2014 would have resulted in an Entergy Achievement Multiplier of 200% of target. However, the Committee exercised its discretion to reduce the calculated Entergy Achievement Multiplier to 195% of target, due to a decline in employee safety performance from 2013. This resulted in payouts to our executive officers, including our Chief Executive Officer, under the Annual Incentive Plan at 195% of each officer’s target award, which the Personnel Committee considered to be appropriate in light of management’s overall performance and the outstanding results achieved in 2014.

Performance under our Long-Term Performance Unit Program is measured over a three year period by assessing Entergy’s total shareholder return in relation to the total shareholder return of the companies included in the Philadelphia Utility Index. Payouts are based solely on relative performance.

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Our total shareholder return substantially lagged the Philadelphia Utility Index in 2012, but improved significantly in 2013 and, for 2014, was in the top quartile of the companies in the index. For the three year performance period ending in 2014, the Company’s total shareholder return was in the third quartile of the companies in the index, resulting in a payout at 64.64% of target to our executive officers. Payouts were made 100% in shares of Entergy stock that are required to be held by executives until they satisfy our executive stock ownership guidelines.

CORPORATE GOVERNANCE

Our corporate governance profile includes the following best practices, in addition to the executive compensation policies and practices described above:

✓       Annual election of directors

✓       Simple majority voting for directors

✓       Resignation policy for directors who do not receive majority vote

✓       Substantial majority of independent directors (12 out of 13 directors)

✓       Regular executive sessions of independent directors

✓       Independent lead director with broad authority

✓       Mandatory director retirement policy

✓       Robust director and executive stock ownership guidelines

✓       No poison pill; Board policy requires shareholder approval for adoption

✓       Confidential voting policy

✓       Disclosure of corporate political contributions and oversight of lobbying and political activity

SHAREHOLDER ENGAGEMENT

We welcome the opportunity to communicate with you, our shareholders, and share our approach to corporate governance. Throughout the year, we conduct governance reviews and shareholder outreach so that we understand and consider the issues that matter most to our shareholders. Our commitment to the interests of our shareholders is a key component of our governance strategy and compensation philosophy. Our management regularly participates in investor and industry conferences throughout the year to discuss our performance, share our perspective on Company and industry developments, and solicit feedback on our financial and operational performance. We also reach out directly to corporate governance and voting contacts at our largest shareholders during the proxy season and separately in the off-season, when we find many of our investors prefer to talk.

During 2014, we contacted a broad cross-section of our largest shareholders during the off-season to solicit their views concerning corporate governance and executive compensation matters and allow them to ask questions of us. This effort resulted in meetings or telephone conferences with shareholders representing more than 30% of our outstanding shares, during which we discussed our executive compensation programs and practices, including our pay-for-performance philosophy, and a wide variety of corporate governance issues. We were gratified to learn that the investors we spoke with were supportive of the leadership our Board and management are providing and the business strategies our management is pursuing. They generally agreed that our executive compensation programs are well designed to align pay with performance and had done so effectively over the past several years, despite significant challenges that led to total shareholder return that, prior to 2014, lagged the total shareholder return of our peers for a significant period of time. Their comments, questions and suggestions were shared with and discussed by the full Board, and their perspectives will inform Board decision making in 2015 and beyond.

ANNUAL MEETING INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Entergy Corporation for our 2015 Annual Meeting of Shareholders and for any adjournment or postponement of the meeting (the “Annual Meeting”). In this Proxy Statement, we refer to Entergy Corporation as “Entergy,” “the Company,” “we,” “our” or “us.” This Notice of Annual Meeting and Proxy Statement and a proxy or voting instruction card are being mailed or made available to shareholders starting on or about March 20, 2015. The Annual Meeting will take place on May 8, 2015, beginning at 10:00 a.m., Central Time, at the La Torretta Lake Resort in Montgomery, Texas.

Who can vote at the Annual Meeting?

Holders of our common stock at the close of business on March 10, 2015, the record date for the meeting, can vote their shares at the Annual Meeting. On that date, we had 180,515,243 common shares outstanding and entitled to vote. Each common share is entitled to one vote on each matter properly brought before the meeting.

Do I need a ticket to attend the Annual Meeting?

No. If you are a shareholder of record, you need only present a form of personal identification to be admitted to the meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record about how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote. If your shares are held in an employee savings plan, you must present your employee identification badge.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Why did the Company mail a Notice of Internet Availability of Proxy Materials instead of printed copies of the materials?

Making the proxy materials available to shareholders via the Internet saves us the cost of printing and mailing documents and will reduce the impact of the Annual Meeting on the environment. If you received only a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you request it. The Notice includes instructions on how to:

•	access and review the proxy materials;
•	submit your proxy via the Internet or by telephone; and
•	request a printed copy of proxy materials by mail.

Why did some shareholders receive printed or email copies of the proxy materials?

We are distributing printed copies of the proxy materials to shareholders who have previously requested printed copies and participants in Entergy’s qualified employee savings plans (“Savings Plans”). We are providing shareholders who have previously requested electronic delivery of proxy materials with an email containing a link to the website where the materials are available via the Internet.

How can I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, May 6, 2015 for shares held in the Savings Plans and through 11:59 p.m. Eastern Time on Thursday, May 7, 2015 for all other shares. You may vote in one of the following ways:

By Telephone. If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903 and following the instructions on the proxy card. You may vote by telephone 24 hours a day. You will be able to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

By Internet. You can also vote your shares over the Internet at www.proxyvote.com. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may vote on the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you vote on the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail. If you received your proxy materials by mail, you can vote by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction form as indicated on such form.

At the Annual Meeting. If you are a shareholder of record and attend the Annual Meeting in person, you may use a ballot provided at the meeting to vote. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

What if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I vote shares held under Entergy’s Savings Plans?

If you participate in one of the Company’s Savings Plans, your proxy card includes the number of shares credited to your account under that plan as of the record date. To allow sufficient time for the trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time, on Wednesday, May 6, 2015. If the trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from the other participants who did vote, except as may be otherwise required by law.

Can I access the proxy materials and the 2014 annual report on the Internet?

This Notice of Annual Meeting and Proxy Statement and the 2014 Annual Report are available on our website at http://www.entergy.com/investor_relations/2014publications.aspx. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.

Shareholders of Record: If you vote on the Internet at www.proxyvote.com, simply follow the prompts to enroll in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.investordelivery.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

What is the difference between owning shares as a shareholder of record and as a beneficial owner?

You may own common shares in one or more of the following ways:

•	directly in your name as the shareholder of record;
•	indirectly through a broker, bank or other holder of record in “street name;” or
•	indirectly in one of the Company’s Savings Plans.

If your shares are registered directly in your name, you are the holder of record of these shares and you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the Annual Meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. If your shares are held in one of the Savings Plans, see “How do I vote shares held under Entergy’s Savings Plans?”

Is my vote confidential?

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 639 Loyola Avenue, New Orleans, Louisiana, by contacting the Corporate Secretary of the Company.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of the appointment of Deloitte & Touche as our independent registered public accountants, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the advisory approval of executive compensation, approval of the Entergy Corporation Amended and Restated Executive Annual Incentive Plan, approval of the Entergy Corporation 2015 Equity Ownership Plan or on any shareholder proposal without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.

What are the voting requirements to elect directors and to approve each of the proposals discussed in this Proxy Statement?

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Election of Directors.    In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast “For” a nominee’s election must exceed the number of votes cast “Against” such nominee’s election. A director who fails to receive a majority “For” vote will be required to tender his or her resignation to the Board of Directors for consideration. For additional information, see “Corporate Governance-Corporate Governance Principals and Practices-Majority Voting in Director Elections.”

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All other proposals.    To approve each of the other proposals, we must receive the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

A vote to “Abstain” will, pursuant to the Company’s Bylaws, not have any effect with respect to the election of directors. It will, however, have the effect of a vote “Against” the other proposals.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc., as our independent agent, to receive and tabulate votes at the Annual Meeting. Broadridge will separately tabulate “For” and “Against” votes, abstentions and broker non-votes. Broadridge has also been retained to be our election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the Delaware General Corporation Law.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card if you are a shareholder of record) will have the discretion to vote on those matters for you.

Who will pay for the cost of the proxy solicitation?

We will pay the expenses of soliciting proxies. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 to help us distribute and solicit proxies. We will pay Morrow $16,000, plus expenses, for these services. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission, but will not receive any additional compensation in connection with any such solicitation.

BOARD OF DIRECTORS

Proposal 1 – Election of Directors

At our Annual Meeting, 12 people will be elected as members of the Board of Directors. Each director elected will serve until the next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated the 12 people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company. The Corporate Governance Committee based its recommendation of each of the nominees on, among other things, the Committee’s evaluation of the nominee’s experience, qualifications, attributes and skills and its view that each nominee possesses the requisite judgment and integrity to serve with distinction on the Board of Directors.

The Board includes a diverse group of leaders in their respective fields. Many of the current directors have leadership experience as executives of major domestic and international companies or through military experience or experience on other companies’ boards, which provides an understanding of different business processes, challenges, and strategies. Others have experience in government relations. All have personal traits such as candor, integrity, commitment, and collegiality that are essential to an effective board of directors. The non-employee director nominees collectively also satisfy the Committee’s goal of geographical diversity, with the 12 nominees residing in seven states and the District of Columbia, including nominees with strong ties to the states of Arkansas, Louisiana and Texas where we have significant operations. The Corporate Governance Committee believes that each of the nominees enhances the collective knowledge and capabilities of the Board and is well qualified to serve as a director of Entergy.

Proxies cannot be voted for a greater number of directors than the 12 nominees identified in this Proxy Statement. All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board. If you sign your proxy card but do not give instructions with respect to voting for directors, your shares will be voted for the 12 persons recommended by the Board of Directors.

OUR 2015 DIRECTOR NOMINEES

The following pages contain information concerning each of the nominees for director, including each nominee’s age as of December 31, 2014, period served as a director, position (if any) with the Company, business experience and qualifications, directorships of other publicly-owned corporations (if any) and other professional affiliations.

MAUREEN SCANNELL BATEMAN	Age 71	Director Since 2000
New York, New York
• Former Managing Director, Rose Hill Consultants — 2010-2013
• Former Executive Vice President and General Counsel of State Street Corporation (banking and financial services for institutional investors)
• Former Of Counsel, Butzel Long (legal services) — 2007-2010
• Former General Counsel, Manhattanville College — 2007-2010
• Former Partner, Holland & Knight LLP (legal services) — 2004-2007
• Former Managing Director and General Counsel of United States Trust Company of New York (banking, trust and investment advisory services)
• Director of Evercore Trust Company
• Vice President — General of the American Irish Historical Society
• Trustee of the Gregorian University Foundation
• Fellow of the American Bar Association
• Trustee-Fellow of Fordham University
• Treasurer and a Director of Fordham Law Alumni Trustees
• Trustee of the New York Center for Autism Charter School

Ms. Bateman’s qualifications to serve on the Board include her extensive experience in the banking and financial services industries, her skills as an accomplished corporate attorney, and her experience as a director or trustee of various private companies, charitable organizations and foundations.

PATRICK J. CONDON	Age 65	Director Since 2015
Frankfort, Illinois
• Retired Audit Partner of Deloitte & Touche LLP (international public accounting firm) — 2002-2011
• Former Audit Partner of Arthur Andersen LLP
• Director of Cloud Peak Energy, Inc.
• Director of Roundy’s, Inc.

Mr. Condon’s qualifications to serve on the Board include his deep accounting and finance skills, his focus on leadership and strategy and his experience as a director of public companies and charitable organizations.

LEO P. DENAULT	Age 55	Director Since 2013
New Orleans, Louisiana
• Chairman of the Board of Directors of Entergy Corporation since February 1, 2013
• Chief Executive Officer of Entergy Corporation and Entergy Services, Inc. since February 2013
• Executive Vice President and Chief Financial Officer of Entergy Corporation — 2004-2013
• Director of Edison Electric Institute
• Director of Institute of Nuclear Power Operations

Mr. Denault’s qualifications to serve on the Board include his extensive senior executive experience in the utility industry and his deep knowledge of the Company as our Chairman of the Board and Chief Executive Officer and previously as our Executive Vice President and Chief Financial Officer.

ADMIRAL KIRKLAND H. DONALD, USN (Ret.)	Age 61	Director Since 2013
Alexandria, Virginia
• President and Chief Executive Officer of Systems Planning and Analysis, Inc. (developer of national defense and homeland security programs) since January 2014
• Former Executive Vice President, Chief Operating Officer and Director of Systems Planning and Analysis, Inc. — 2013-2014
• Executive Advisor to Moelis Capital Partners (private equity firm) since January 2013
• Admiral (retired) U.S. Navy
• Former Director, Naval Nuclear Propulsion — 2004-2013
• Former Commander, Naval Submarine Forces — 2003-2004

Mr. Donald’s qualifications to serve on the Board include his nuclear expertise and executive and leadership experience gained through his distinguished military career and the important leadership positions he held in the United States Navy’s nuclear program.

GARY W. EDWARDS	Age 73	Director Since 2005
Houston, Texas
• Lead Director of the Board of Directors of Entergy Corporation since October 2006
• Former Senior Executive Vice President of Conoco Inc. — 1999-2001; Former Executive Vice President of Conoco Inc. — 1991-1999; Former Senior Vice President of DuPont — 1991-1999
• Former Director of Sunoco, Inc. and Sunoco Logistics Partners L.P.
• Director of Houston Methodist Hospital, Houston, Texas
• Director Emeritus of Yellowstone Park Foundation
• Former Trustee of Kansas State University Foundation
• Member of Advisory Board of Theatre Under the Stars, Houston, Texas
• Director of Game Creek Club, Vail, Colorado
• Former Member of Advisory Board of Compass Partners, LLP, New York — 2002-2010

Mr. Edwards’ qualifications to serve on the Board include his senior executive skills and experience, his knowledge of the oil and gas industry, and his experience as a director of public and private companies, charitable organizations and foundations.

ALEXIS M. HERMAN	Age 67	Director Since 2003
McLean, Virginia
• Chair and Chief Executive Officer of New Ventures, LLC (corporate consultants) since 2001
• Director of The Coca-Cola Company, Cummins, Inc. and MGM Resorts International
• Former Secretary of Labor of the United States of America
• Former White House Assistant to the President of the United States of America
• Member of the Presidential Leadership Scholar Program and Trustee for the National Urban League
• Chair, Toyota Motor Corporation North American Diversity Advisory Board and Member, Global Advisory Board
• President, Dorothy I. Height Education Foundation

Ms. Herman’s qualifications to serve on the Board include her experience in governmental affairs as former Secretary of Labor and White House Assistant to the President and her experience as a director of public companies.

DONALD C. HINTZ	Age 71	Director Since 2004
Punta Gorda, Florida

•      Former President of Entergy Corporation and Entergy Services, Inc.; Former President and Chief Executive Officer of Entergy Operations, Inc.; and Former President and Chief Operating Officer of System Energy Resources, Inc. (retirement commenced in 2004)

• Member of the U.S. Department of Energy’s Nuclear Energy Advisory Committee
• Former President and Vice President of the American Nuclear Society
• Former Director of Ontario Power Generation Inc.
• Former Director of Electric Power Research Institute Board
• Member of International Technical Advisory Board of Nuclear Electric Insurance Limited
• Chair of the Nuclear Electric Insurance Limited International Technical Advisory Committee

Mr. Hintz’s qualifications to serve on the Board include his extensive knowledge of the Company and its business as its former President and his experience in the nuclear industry, including as a member of various advisory boards and other industry bodies.

STUART L. LEVENICK	Age 61	Director Since 2005
Peoria, Illinois
• Former Group President and Executive Office Member of Caterpillar Inc. (a manufacturer of construction and mining equipment) — 2004-2015
• Lead Independent Director of W. W. Grainger, Inc.
• Former Executive Director of U.S. Chamber of Commerce, Washington, D.C.
• Former Executive Director and Past Chairman of Association of Equipment Manufacturers, Washington, D.C.
Mr. Levenick’s qualifications to serve on the Board include his extensive senior executive experience at a major manufacturing company and his experience as a public company director.

BLANCHE LAMBERT LINCOLN	Age 54	Director Since 2011
Arlington, Virginia
• Founder and Principal of Lincoln Policy Group (a consulting firm) since July 2013
• Special Policy Advisor for Alston & Bird LLP (legal services) — 2011-2013
• Former United States Senator for the State of Arkansas — 1999-2011
• Former United States Representative for the State of Arkansas — 1993-1997
• Former Chair, U.S. Senate Committee on Agriculture, Nutrition and Forestry
• Former Member, U.S. Senate Committee on Finance, Committee on Energy and Natural Resources, and Special Committee on Aging
• Former Member of the U.S. House Committee on Energy and Commerce, Committee on Agriculture and Committee on Natural Resources (formerly House Committee on Merchant Marine and Fisheries)
• Director of Rayonier, Inc.

Ms. Lincoln’s qualifications to serve on the Board include her extensive experience in governmental and legislative affairs as a former member of the U.S. House and Senate and her strong ties to the State of Arkansas (one of our service territories).

KAREN A. PUCKETT	Age 54	Director Since 2015
Monroe, Louisiana

•     President-Global Markets of CenturyLink, Inc. (a telecommunications company) since 2014

•     Former Executive Vice President and Chief Operating Officer of CenturyLink, Inc. — 2009-2014; Former President and Chief Operating Officer of CenturyTel, Inc. — 2002-2009

• Director of Harte-Hanks, Inc.

Ms. Puckett’s qualifications to serve on the Board include her extensive senior executive skills and experience, her experience as a public company director and her strong ties to the State of Louisiana (one of our service territories).

W. J. “BILLY” TAUZIN	Age 71	Director Since 2005
Washington, DC
• Owner of Tauzin Strategic Networks (a consulting firm) since July 2010
• Consultant (Affiliate) of Tauzin Consultants, LLC (a consulting firm) since January 2011
• Former President and Chief Executive Officer of Pharmaceutical Research and Manufacturers of America (PhRMA) (trade association) — 2005-2010
• Former United States Representative for the State of Louisiana — 1980-2005
• Former Chairman, U.S. House Committee on Energy and Commerce
• Former Chairman, U.S. Subcommittee on Telecommunications, Trade and Consumer Affairs
• Former Chairman, U.S. House Subcommittee on Coast Guard and Maritime Transportation
• Former Member, Louisiana House of Representatives — 1972-1980
• Former Board Chairman, South Louisiana Savings & Loan Association
• Attorney-At-Law, State of Louisiana
• Lead Independent Director of LHC Group, Inc.

Mr. Tauzin’s qualifications to serve on the Board include his extensive experience in governmental and legislative affairs and his experience as trustee or director of public and private companies and organizations, as well as his strong ties to the state of Louisiana (one of our service territories).

STEVEN V. WILKINSON	Age 73	Director Since 2003
Watersmeet, Michigan
• Retired Audit Partner, Arthur Andersen LLP (international public accounting firm)
• Director of Cabot Microelectronics Corporation
Mr. Wilkinson’s qualifications to serve on the Board include his deep accounting and finance skills and experience and his experience as a public company director.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each nominee.

BOARD MEETINGS AND COMMITTEES

The Board of Directors provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and Chief Executive Officer and other officers. The Board met 11 times in 2014. All members of the Board then in office attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend our annual meeting of shareholders. All of our Board members then in office attended our 2014 Annual Meeting of Shareholders.

The Board has six standing committees: Audit, Corporate Governance, Personnel, Finance, Nuclear and Executive. The charters of the Audit, Corporate Governance and Personnel Committees are available on the Company’s Investor Relations website at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests them from the Secretary of the Company.

The following table summarizes the responsibilities of the standing Board committees:

Committee	Primary Responsibilities
Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our compliance with legal and regulatory requirements, including our disclosure controls and procedures; the independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm. For information about the Audit Committee’s policy regarding independent auditor service, see “Audit Committee Guidelines for Pre-Approval of Independent Auditor Services” on page 31 of this Proxy Statement.

Corporate Governance Committee

The Corporate Governance Committee is responsible for developing policies and practices relating to corporate governance and reviewing compliance with the Company’s Corporate Governance Guidelines; recommending the director nominees for approval by the Board and the shareholders; and establishing and implementing self-evaluation procedures for the Board and its committees.

Personnel Committee

The Personnel Committee is responsible for developing and implementing compensation policies and programs for hiring, evaluating, promoting and setting compensation for our executive officers, including any employment agreement with an executive officer; evaluating the performance of our Chairman and Chief Executive Officer; and reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

Finance Committee

The Finance Committee is responsible for reviewing and making recommendations to the Board regarding our financial policies, strategies, and decisions; reviewing our investing activities; and reviewing and making recommendations to the Board with respect to significant investments.

Nuclear Committee

The Nuclear Committee is responsible for providing non-management oversight and review of all of the Company’s nuclear generating plants; focusing on safety, operating performance, operating costs, staffing and training; and consulting with management concerning internal and external nuclear-related issues.

Executive Committee	The Executive Committee is authorized to act for the Board on all matters other than those matters specifically reserved by Delaware law to the entire Board.

In the following table, we provide the current membership of each of the standing Board committees and the number of meetings held by each committee in 2014.

Name	Audit	Corporate Governance	Personnel	Finance	Nuclear	Executive
Maureen S. Bateman*	X		Chair		X
Leo P. Denault						Chair
Kirkland H. Donald*				X	X
Gary W. Edwards*		X	X			X
Alexis M. Herman*		Chair	X
Donald C. Hintz*				X	Chair	X
Stuart L. Levenick*	X			Chair		X
Blanche L. Lincoln*	X	X
Stewart C. Myers			X	X
W. J. “Billy” Tauzin*		X		X
Steven V. Wilkinson*	Chair				X
Number of Meetings	13	7	9	7	7	0

*	Independent Director

Each member of the Audit, Corporate Governance and Personnel Committees meets the applicable independence requirements of the NYSE and the Company’s Corporate Governance Guidelines. In addition, each member of the Audit and Personnel Committees also meets the heightened independence standards applicable to members of those committees under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Personnel Committee also qualifies as an independent director under the Internal Revenue Code of 1986, as amended (the “Code”), and all members of the Audit Committee are financially literate, knowledgeable and qualified to review financial statements. The Board has also determined that Steven V. Wilkinson is an “audit committee financial expert” as such term is defined by the rules of the Securities and Exchange Commission (“SEC”). Mr. Condon and Ms. Puckett joined the Board of Directors in March 2015 and, if elected by our shareholders, will be assigned to Board committees at the Board’s organizational meeting immediately following the Annual Meeting.

DIRECTOR INDEPENDENCE

A director is considered independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the NYSE. A director is “independent” under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a material relationship with us. The Board of Directors has reviewed information concerning each of its non-employee members to determine compliance with the independence standards established by the NYSE. The Board has affirmatively determined that each of our non-employee directors is independent within the meaning of the rules of the NYSE. In considering Ms. Puckett’s independence, the Board considered ordinary course transactions between the Company and CenturyLink, Inc., Ms. Puckett’s employer, which transactions in 2014 represented less than 0.05% of each company’s consolidated gross revenues.

In addition to the general independence requirements of the NYSE, all members of the Audit and Personnel Committees must meet the heightened independence standards imposed by the SEC and the NYSE applicable to members of such committees. In addition, no director may serve as a member of the Audit Committee if that director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of that director to serve effectively on the Audit Committee.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Our Corporate Governance Guidelines, Certificate of Incorporation, Bylaws and Board committee charters form the framework of our corporate governance. In addition, we have adopted a Code of Business Conduct and Ethics for the members of our Board of Directors, a Code of Business Conduct and Ethics for our employees and a Code of Entegrity, which sets forth the ethical responsibilities of our employees, officers and representatives (collectively, the “Ethics Policies”).

Our Corporate Governance Guidelines, the charters of our Audit, Corporate Governance and Personnel Committees, and our Ethics Policies, including any amendments, are available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests a copy from the Secretary of the Company.

Board Independence

Our Corporate Governance Guidelines state that the Board of Directors should include a substantial majority of non-employee directors and a majority of independent directors. Under our Corporate Governance Guidelines, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the Board of Directors applies the independence tests specified in the rules of the NYSE. The Board has determined that all directors, except the Chairman of the Board and Chief Executive Officer, are independent. For additional information, see “Board of Directors – Director Independence.”

Executive Sessions of the Board of Directors

The non-employee directors meet in executive session (separate from management) at least four times a year. In addition, if there are any non-employee directors who are not independent, the independent directors meet in executive session at least once a year. Currently there are no non-employee directors who are not independent. The non-employee directors met in executive session 7 times in 2014.

Board Leadership Structure

Our Company is led by Leo P. Denault, who has served as Chief Executive Officer and Chairman of the Board since February 2013. Our Board is composed of Mr. Denault and 12 independent directors. Our Corporate Governance Guidelines require that when the roles of Chairman of the Board and the Chief Executive Officer are combined, the Board of Directors appoints from among its independent members a Lead Director. The Lead Director is recommended by the Corporate Governance Committee and appointed by a majority of the independent members of the Board of Directors. The Lead Director, subject to his or her annual election to the Board of Directors, serves for a term of three years. The Company’s Lead Director currently is Gary W. Edwards.

Lead Director Responsibilities: Under our Corporate Governance Guidelines and other governance policies, the Lead Director has the following responsibilities:

✓    Presides at executive sessions of the independent directors and all meetings of the Board at which the Chairman and Chief Executive Officer is not present;

✓    Assists with recruitment of director candidates and, along with the Chairman, may extend the invitation to a new potential director to join the Board;

✓    Serves as a member of the Executive Committee of the Board;

✓    Serves as the point of contact for shareholders and others to communicate with the Board;

✓    Serves as a liaison with the Chairman and Chief Executive Officer when requested by the independent directors;

✓    Reviews and advises on Board meeting agendas and consults with the Chairman and Chief Executive Officer on the preparation of agendas;

✓    May call meetings of the independent directors;

✓    Provides feedback from the Board to the Chairman and Chief Executive Officer following each executive session of independent directors and, together with the Chair of the Personnel Committee, provides the Chairman and Chief Executive Officer with an annual performance review; and

✓    Performs all other duties as may be assigned by the Board from time to time and the Lead Director may accept.

We believe having a combined Chairman and Chief Executive Officer, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for our Company. This leadership structure is commonly utilized by other public companies and we believe it has been an effective structure for us because it facilitates swift and effective decision making and helps to assure that the Company speaks with one voice, while at the same time encouraging open and constructive dialogue among Board members. We also believe the independent leadership provided by our independent Lead Director and the independent chairs of each of our Board committees, combined with the fact that all of the directors other than our Chairman and Chief Executive Officer are independent, assures that the Board will act in an independent manner and free of any undue or inappropriate influence by management.

Risk Oversight

We believe the Board of Directors provides effective oversight of the risks we face and our risk assessment and risk management processes. The Board reviews the Company’s processes for identifying and managing risks and communicating with the Board about those risks to help ensure that the processes are effective. Like other companies, Entergy is subject to many diverse risks. These include financial and accounting risks, market and credit risks, capital deployment risks, operational risks, compensation risks, liquidity risks, litigation risks, strategic risks, regulatory risks, reputation risks, natural-disaster risks and technology risks, among others. Some critical risks having enterprise-wide significance, such as corporate strategy and capital budget, require the full Board’s active oversight, but our Board committees also play a key role because they can devote more time to reviewing specific risks within their respective areas of responsibility.

In accordance with NYSE requirements, our Audit Committee has the primary responsibility for overseeing risk management. To assist the Audit Committee in discharging its oversight responsibility, management provides the committee with regular reports on specific risk areas, including environmental compliance, corporate compliance, significant legal matters, the Company’s insurance programs, market and credit risk and cyber security risks.

Our standing Board committees also regularly consider risks arising within their respective functional areas of responsibility, with broad operational risks reviewed by the full Board. Thus, under their respective committee charters, the Finance Committee evaluates risks associated with strategic decisions and major transactions; the Audit Committee reviews risks relating to the financial reporting process and the Company’s internal controls; the Corporate Governance Committee considers risks relating to the Company’s corporate governance and legislative and regulatory policy; the Personnel Committee considers risks relating to compensation, safety, employee matters and succession planning; and the Nuclear Committee considers risks relating to safety and other matters unique to our nuclear fleet. Each of these committees receives regular reports from management which assist it in its oversight of risk in its respective area of responsibility.

Board Performance Self-Assessment

Each year, the Board and each of its committees conduct an evaluation of their respective performance and effectiveness. This process is overseen by the Corporate Governance Committee and is reviewed annually to determine whether it is well designed to maximize its effectiveness and to assure that all appropriate feedback is being sought and obtained by the Corporate Governance Committee. Under the process followed in 2014, a comprehensive questionnaire was circulated to all members of the Board that asked the directors to assign ratings and comment on issues including Board and Committee structure and composition; Board and Committee succession planning; meeting structure, process and agendas; the Board evaluation process; Board and management interface issues; and overall Board effectiveness, including the effectiveness of the Personnel Committee in its oversight of executive compensation and review of senior executive performance. The collective ratings and comments were then compiled (on an anonymous basis), summarized and presented to the Corporate Governance Committee and the full Board for discussion.

Mandatory Resignation Upon Change in Professional Circumstances

Our Corporate Governance Guidelines provide that non-employee directors should offer their resignations when either their employment or the major responsibilities they held when they joined the Board change. The Corporate Governance Committee then reviews the change in circumstances and makes a recommendation to the Board as to whether it is appropriate for the director to continue to serve on the Board and be nominated for re-election.

Mandatory Director Retirement

Under our Corporate Governance Guidelines, a person may not be nominated for election or re-election to the Board if he or she has reached the age of 74 on or before January 1 of the year in which such person would be elected or re-elected, unless specifically recommended to serve beyond the age of 74 by the Corporate Governance Committee and approved by the Board of Directors. The Company does not have term limits for its directors. Instead, our Board addresses the suitability for continued service as a director upon the expiration of each director’s term.

Succession Planning for the Chief Executive Officer

The Personnel Committee reports on at least an annual basis to the Board on succession planning. Our succession planning includes appropriate contingencies for the unexpected retirement or incapacity of the Chief Executive Officer.

Director Orientation and Continuing Education

Upon joining the Board, new directors undergo a comprehensive orientation program that introduces them to the Company, including our business operations, strategy, key members of management and corporate governance. This program is considered a valuable part of the director onboarding process and is annually reviewed for effectiveness by the Corporate Governance Committee. Directors also are encouraged to enroll in director education programs, and the Corporate Governance Committee annually reviews director participation in such programs. The Board is briefed regularly on industry and corporate governance developments affecting the Company, and at its annual retreat, the Board has the opportunity to discuss some of the most critical strategic issues facing the Company with outside experts in the applicable fields. To enhance its understanding of some of the uniquely challenging issues affecting our nuclear fleet, the Nuclear Committee convenes the majority of its meetings at our nuclear plant sites, where directors tour the facilities and interact directly with the personnel responsible for our day-to-day nuclear operations. These activities collectively help to assure that the Board remains knowledgeable about the most important issues affecting our Company and its business.

Director Stock Ownership Guidelines

The Board believes the alignment of directors’ interests with those of shareholders is strengthened when Board members are also shareholders. This view is reflected in the compensation arrangements for non-employee directors, which provide for the payment of a substantial majority of the fixed annual compensation of non-employee directors in shares of Entergy common stock or phantom stock units. The Board also has adopted guidelines that require all non-employee directors, within five years of being first elected, to own shares or units of Entergy common stock having a market value of at least $250,000, or five times the annual cash retainer. A review of non-employee director stock ownership was conducted at the December 2014 Corporate Governance Committee meeting and the Committee determined that all of our non-employee directors satisfied these guidelines, as all non-employee directors who had been members of the Board for at least five years held the requisite number of shares or units.

Majority Voting in Director Elections

Our Bylaws require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “For” a director must exceed the number of votes cast “Against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of votes cast by holders of shares entitled to vote at any meeting for the election of directors at which a quorum is present.

No Shareholder Rights Plan (Poison Pill)

Entergy does not have a shareholder rights plan, otherwise known as a “Poison Pill.” Our Board has adopted a policy that requires the Board to obtain shareholder approval should it decide to adopt such a plan.

Political Contributions

We are committed to participating constructively in the political and legislative process, as we believe participation is essential to our Company’s long-term success. Our participation in the political and legislative process includes contributions to political organizations and lobbying activity in a manner that is compliant with all applicable laws and reporting requirements. Entergy’s Board has adopted the Public Policy and Advocacy Policy which can be found on our website at http://www.entergy.com/investor_relations/corporate_governance.aspx. This policy outlines our principles governing political and lobbying activities, including our policy prohibiting corporate contributions directly to federal, state or local candidates.

Permitted political contributions at the federal level must be approved by our Senior Vice President – Federal Governmental Affairs, at the state level, contributions must be approved by the

President of the appropriate subsidiary and at Entergy Wholesale Commodities (“EWC”), contributions must be approved by the President of EWC. The Company’s legislative and regulatory lobbying activities are overseen by the Company’s Senior Vice President – Federal Governmental Affairs who also approves the participation or the engagement of individuals and/or entities which perform any federal lobbying activities on our behalf. For each subsidiary of the Company, these activities must be approved by the applicable subsidiary’s Vice President for External or Governmental Affairs. Management provides regular updates on lobbyists and lobbying activities to the Chief Administrative Officer of the Company and the Corporate Governance Committee.

Our website also provides our shareholders with useful information about political contributions and lobbying activity, including an annual posting of a report on political contributions made by Entergy and its subsidiaries to political parties, political committees and political entities organized under Sections 527 and 501(c)(4) of the Code and the portion of annual dues or payments made by Entergy to all trade associations in excess of $50,000 that are not deductible under Section 162(e)(1) of the Code. The report also discloses information concerning Entergy’s sponsorship of the Entergy Corporation Political Action Committee (“ENPAC”) and the Entergy Corporation Political Action Committee – New York (“ENPAC-NY”), their purposes and governance mechanisms and that information about ENPAC’s and ENPAC-NY’s activities can be found on the Federal Elections Commission and the New York State Board of Elections websites. Prior to its publication, the Corporate Governance Committee reviews and approves this report. Please see our website at http://www.entergy.com/investor_relations/corporate_governance.aspx for a copy of the annual report and more information about the ways in which we participate in the political process.

Corporate Sustainability

Achieving our mission of creating sustainable value for all of our stakeholders is possible only through a balanced review of opportunities and risks to our business strategy. We use a deliberate process to develop views on the key economic, environmental and social issues that are material to Entergy or our stakeholders. We use this ongoing analysis of internal and external conditions in ever-dynamic markets to inform the two main dimensions of our business strategy – operational excellence and portfolio management. This is a practice we have followed since 2002.

We also have a strong commitment to accountability to stakeholders of our sustainability performance. Each year, we set clear areas of focus to align our employees and inform other stakeholders. We engage in a variety of informal and formal communications with our key stakeholders and other important groups including suppliers, nongovernmental and nonprofit organizations and professionals in industry, government, labor and education. As we examine trends affecting our business and our industry, stakeholder feedback and key performance indicators then contribute to our analysis of economic, environmental and social impacts to our business and from our own activities.

In 2014, we took the added step of producing our first integrated report. It combined key elements of the reporting previously contained in the annual report to shareholders with our sustainability report, providing a single integrated source of information for all stakeholders. Integrated reporting better reflects how we measure and manage our overall performance with a combination of financial, environmental, community and employee measures. Most importantly, it reflects our central belief that the interests of all of our stakeholders are inextricably linked.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has adopted written policies and procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which any director or executive officer of the Company, any nominee for director, or any immediate family member of the foregoing has or will have a material interest as contemplated by Item 404(a) of Regulation S-K

(“Related Person Transactions”). Under these policies and procedures, the Corporate Governance Committee or a subcommittee of the Board of Directors consisting entirely of independent directors reviews the transaction and either approves or rejects the transaction after taking into account the following factors:

•	Whether the proposed transaction is on terms that are at least as favorable to the Company as those achievable with an unaffiliated third party;
•	Size of the transaction and amount of consideration;
•	Nature of the interest;
•	Whether the transaction involves a conflict of interest;
•	Whether the transaction involves services available from unaffiliated third parties; and
•	Any other factors that the Corporate Governance Committee or subcommittee deems relevant.

The policy does not apply to (a) compensation and related person transactions involving a director or an executive officer solely resulting from that person’s service as a director or employment with the Company so long as the compensation is approved by the Board of Directors (or an appropriate committee), (b) transactions involving the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority or (c) any other categories of transactions currently or in the future excluded from the reporting requirements of Item 404(a) of Regulation S-K.

Since January 1, 2014, neither the Company nor any of its affiliates has participated in any Related Person Transaction.

NOMINATION OF DIRECTORS

The Corporate Governance Committee has not established any minimum qualifications that must be met by director candidates or identified any specific qualities or skills that it believes our directors must possess. The Committee’s policy regarding consideration of potential director nominees acknowledges that choosing a Board member involves a number of objective and subjective assessments, many of which are difficult to quantify or categorize. The Committee seeks to nominate candidates with superior credentials, sound business judgment, and the highest ethical character. The Committee also will take into account the candidate’s relevant experience with businesses or other organizations of comparable size to the Company and seeks to identify candidates whose experience will add to the collective experience of the Board. The Committee believes the Board should reflect a diversity of backgrounds and experiences in various areas, including age, gender, race, geography and specialized experience, and candidates are assessed to determine the extent to which they would contribute to that diversity. The Committee also seeks to confirm that candidates are not disqualified from serving on the Board under applicable legal or regulatory requirements and evaluates candidates’ independence, as that term is defined under applicable legal and regulatory requirements. The Corporate Governance Committee annually evaluates the effectiveness of its policy and procedures for the evaluation of director candidates.

In anticipation of the retirement of certain of our directors over the next few years, the Corporate Governance Committee established a process to identify and evaluate prospective director candidates, including engaging the search firm of Korn/Ferry International, to assist it in identifying potential director candidates. The Committee, with Korn/Ferry’s assistance, sought to identify candidates with backgrounds and qualifications that would add to the collective knowledge and expertise of the Board, while also reflecting an appropriate diversity of backgrounds and experiences. The Committee considered candidates identified by Korn/Ferry and other candidates identified by one or more of our directors. In selecting and evaluating potential candidates, the Committee took into account not only the particular skillsets and perspectives that would be lost with the departure from the

Board of those directors approaching retirement, but also the nature of the strategic and other challenges the Board expects the Company to face in the coming years.

As a result of this process, Karen A. Puckett and Patrick J. Condon were elected to the Board effective March 2015. Ms. Puckett was identified by Korn/Ferry and Mr. Condon was identified by Steven V. Wilkinson, Chair of the Audit Committee. Both Ms. Puckett and Mr. Condon were interviewed by our Chairman of the Board, the Lead Director and the Chair of the Corporate Governance Committee. Their backgrounds and qualifications were reviewed and discussed by the Committee and with the full Board of Directors prior to their recommendation for election to the Board. At the conclusion of this process, the Corporate Governance Committee unanimously recommended that Ms. Puckett and Mr. Condon be elected to the Board. The Committee concluded that based on their background and experiences, each of Ms. Puckett, with her extensive senior executive experience at CenturyLink, Inc., and Mr. Condon, with deep background and experience in accounting and auditing, met the needs identified through the Committee’s search process and would add significantly to the collective knowledge and capability of the Board.

The Corporate Governance Committee will also consider candidates recommended by our shareholders. Shareholders wishing to recommend a candidate to the Corporate Governance Committee should do so by submitting the recommendation in writing to our Secretary at 639 Loyola Avenue, P.O. Box 61000, New Orleans, LA 70161, and it will be forwarded to the Corporate Governance Committee members for their consideration. Any recommendation should include:

•	the number of shares of the Company held by the shareholder;
•	the name and address of the candidate;
•

a brief biographical description of the candidate, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Corporate Governance Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

COMMUNICATION WITH THE BOARD OF DIRECTORS

We believe that communication between the Board of Directors and the Company’s shareholders and other interested parties is an important part of the corporate governance process. The independent members of the Board of Directors of the Company have adopted the following communication policy:

Shareholders and other interested parties may communicate with the Board or individual directors, including non-management directors, by writing to them in care of the Lead Director at the following address:

Lead Director

Entergy Corporation

639 Loyola Avenue

P.O. Box 61000

New Orleans, LA 70161

E-mail: etrbod@entergy.com

The following types of communications will not be forwarded to the directors:

•	Spam;
•	Junk mail and mass mailings;
•	Service complaints;
•	Service inquiries;
•	New service suggestions;
•	Resumes and other forms of job inquiries;
•	Surveys;
•	Business solicitations and advertisements; or
•	Requests for donations and sponsorships.

Except as provided above, our Secretary forwards communications sent in accordance with the above instructions to the Board or to any individual director(s) to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. The Secretary periodically advises the Lead Director of significant communications received from shareholders and other interested parties.

2014 NON-EMPLOYEE DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the type and amount of compensation paid to non-employee directors by comparable companies and the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of members of the Board.

2014 CASH COMPENSATION PAID TO NON-EMPLOYEE DIRECTORS

Quarterly Cash Retainer. Each of our non-employee directors receives a quarterly cash retainer equal to $12,500.

Meeting Attendance Fees. In addition to receiving a quarterly cash retainer, each non-employee director receives a fee for attending Board and committee meetings:

Meeting	Fee
Board Meetings	$1,500
Committee Meetings(1) (in conjunction with Board meetings)	$1,000
Committee Meetings(1) (different location from Board and other committee meetings)	$2,000
Telephone Meetings	One-half of applicable fees

(1)	If a non-employee director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the applicable fees of an attending member.

Lead Director, Committee Chair and Nuclear Committee Cash Retainers. In 2014, the Lead Director received an additional annual cash retainer of $25,000. The chairs of the Audit Committee and Nuclear Committee each received an additional annual cash retainer of $15,000 and the chairs of the Personnel Committee, Corporate Governance Committee and Finance Committee each received an additional annual cash retainer of $10,000. Members of the Nuclear Committee received an additional annual cash retainer of $5,000.

2014 EQUITY-BASED COMPENSATION

All non-employee directors receive two types of equity-based compensation grants: common stock and phantom units (which are the economic equivalent of one share of our common stock).

Quarterly Common Stock Grants. Non-employee directors receive a quarterly stock grant of shares of our common stock with a fair market value at the time of grant equal to $11,250. Directors may elect to defer receipt of these shares and receive phantom units of Entergy common stock in lieu of the quarterly common stock grant. The phantom stock units are paid in cash in an amount equal to the market value of our common stock at the time of distribution. Deferred shares accrue dividend equivalents until distribution.

Service Recognition Program for Non-Employee Directors. Non-employee directors receive an annual grant of phantom stock units having a value of $60,000 on the date of grant. All phantom stock units granted under this program are vested at the time of grant and payable upon the conclusion of the director’s service on the Board. Upon the conclusion of his or her service on the Board, for each phantom stock unit held by a director, the director will receive the cash equivalent of one share of our common stock on the date of the director’s retirement or separation from the Board. Phantom stock units accumulate dividend equivalents based on the dividend paid on the Company’s common stock, which also are payable following the conclusion of the director’s service. Payouts under this program, which we refer to as the “Director Service Recognition Program,” are made in five annual installments beginning on the first day of the month following the director’s separation from the Board.

OTHER BENEFITS

Non-employee directors receive $1,500 per day for participation in director education programs, director orientation or business sessions, inspection trips or conferences not held on the same day as a Board meeting. The Company also reimburses non-employee directors for their expenses in attending Board and committee meetings, director education programs and other Board-related activities. The Company also purchases aircraft accident insurance for its non-employee directors. Our directors do not receive tax gross-ups on any benefits they receive.

2014 DIRECTOR COMPENSATION TABLE

The table below provides information regarding non-employee director compensation for the fiscal year ended December 31, 2014:

Name(1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
Maureen S. Bateman	$132,000	$105,217	$-	$41,158	$278,375
Kirkland H. Donald	$119,750	$102,262	$-	$10,750	$232,762
Gary W. Edwards	$116,500	$105,217	$-	$24,607	$246,324
Alexis M. Herman	$99,250	$105,217	$-	$28,110	$232,577
Donald C. Hintz	$119,750	$105,217	$-	$26,583	$251,550
Stuart L. Levenick	$100,750	$105,217	$-	$22,237	$228,204
Blanche L. Lincoln	$95,500	$105,217	$-	$7,526	$208,243
Stewart C. Myers	$89,750	$105,217	$-	$16,454	$211,421
W.J. “Billy” Tauzin	$95,250	$105,217	$-	$23,792	$224,259
Steven V. Wilkinson	$129,250	$105,217	$-	$26,872	$261,339

(1)

Leo P. Denault, the Company’s current Chairman and Chief Executive Officer is not included in this table as he was an employee of the Company and thus received no additional compensation for his service as a director during 2014. The compensation received by Mr. Denault as an employee of the Company is shown in the Summary Compensation Table on page 57. Dr. Myers reached 74 before January 1, 2015 and pursuant to our Corporate Governance Guidelines will not stand for re-election at the Annual Meeting. Mr. Condon and Ms. Puckett became members of the Board effective March 3, 2015.

(2)

The amounts reported in column (b) consist of all fees earned or paid in cash for services as a director, including retainer fees, meeting attendance fees and Lead Director, Committee Chair and Nuclear Committee annual retainers and meeting fees, all of which are described under “2014 Cash Compensation Paid to Non-Employee Directors” above.

(3)

The amounts in this column represent the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”) for the shares of common stock granted on a quarterly basis to each non-employee director during 2014 and the 792 phantom units granted to each director in 2014 under the Director Service Recognition Program. For a discussion of the relevant assumptions used in valuing these amounts, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2014. As of December 31, 2014, the outstanding phantom units held by each individual serving as a director during 2014 were: Ms. Bateman 11,263; Mr. Donald 753; Mr. Edwards 7,094; Ms. Herman 8,863; Mr. Hintz 8,063; Mr. Levenick 7,094; Ms. Lincoln 2,663; Dr. Myers 3,846; Mr. Tauzin 6,956; and Mr. Wilkinson 8,490.

(4)

The amounts in column (g) include dividend equivalents accrued under the Director Service Recognition Program and the following perquisites: (a) Company paid physical exams and related expenses; (b) Entergy system aircraft accident insurance when flying on Company business; and (c) training. None of the perquisites referenced above exceeded $25,000 for any of the non-employee directors. For 2014 accrued dividends under the Director Service Recognition Plan were: Ms. Bateman $36,078; Mr. Donald $1,250; Mr. Edwards $22,237; Ms. Herman $28,110; Mr. Hintz $25,454; Mr. Levenick $22,237; Ms. Lincoln $7,526; Dr. Myers $11,454; Mr. Tauzin $21,779; and Mr. Wilkinson $26,872.

SHARE OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of our common stock and stock-based units as of January 31, 2015 for each of our directors and Named Executive Officers and all of our directors and executive officers as group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of common stock and stock-based units set forth across from his or her name.

Name	Shares(1)	Options Exercisable Within 60 Days	Stock Units(2)
Entergy Corporation
Maureen S. Bateman	6,258	-	11,263
Patrick J. Condon	-	-	-
Leo P. Denault	64,450	378,666	-
Kirkland H. Donald	965	-	753
Gary W. Edwards	1,791	-	10,852
Alexis M. Herman	556	-	8,863
Donald C. Hintz	3,650	-	10,471
Stuart L. Levenick	5,758	-	7,094
Blanche L. Lincoln	2,618	-	2,663
Andrew S. Marsh	18,620	84,599	-
William M. Mohl	18946	-	80,799
Stewart C. Myers	3,682	-	3,846
Karen A. Puckett	-	-	-
Mark T. Savoff	26,546	182,832	305
W. J. Tauzin	5,658	-	6,956
Roderick K. West	26,191	117,666	-
Steven V. Wilkinson	6,813	-	8,490
All directors and executive officers as a group (22 persons)	271,309	1,153,759	71,617

(1)

The number of shares of Entergy Corporation common stock owned by each individual and by all directors and executive officers as a group does not exceed one percent of the outstanding shares of Entergy Corporation common stock.

(2)

Represents the balances of phantom units each executive officer holds under the defined contribution restoration plan and the deferral provisions of the equity ownership plans. These units will be paid out in either Entergy common stock or cash equivalent to the value of one share of Entergy common stock per unit on the date of payout, including accrued dividends. The deferral period is determined by the individual and is at least two years from the award of the bonus. For our directors, the phantom units are issued under the Director Service Recognition Program. All non-employee directors are credited with units for each year of service on the Board. In addition, Messrs. Edwards and Hintz have deferred receipt of some of their quarterly stock grants. The deferred shares will be settled in cash in an amount equal to the market value of our common stock at the end of the deferral period.

PRINCIPAL SHAREHOLDERS

As of March 20, 2015, our records and other information available from external sources indicated that the following shareholders were the beneficial owners of more than five percent of our common stock. The information below is as reported in their filings with the SEC. We are not aware of any other beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, LLC(1) 2200 Ross Avenue 31st Floor Dallas, Texas 75201	10,130,643	5.6%

BlackRock, Inc.(2) 55 East 52nd Street New York, New York 10022	15,392,559	8.5%

State Street Corporation(3) State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	9,947,011	5.5%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	12,176,250	6.7%

The Vanguard Group(5) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	11,386,060	6.3%

(1)

Based on a Schedule 13G filed with the SEC on February 10, 2015, Barrow, Hanley, Mewhinney & Strauss, LLC has indicated that it has sole voting power over 3,495,420 shares, shared voting power with respect to 6,635,223 shares and sole power to dispose or direct the disposition of 10,130,643 shares.

(2)

Based on a Schedule 13G/A filed with the SEC on January 22, 2015, BlackRock, Inc. has indicated that it has sole voting power over 13,902,586 shares and sole power to dispose or direct the disposition of 15,392,559 shares.

(3)

Based on a Schedule 13G filed with the SEC on February 11, 2015, State Street Corporation has indicated that it has shared voting power over 9,947,011 shares and shared power to dispose or direct the disposition of 9,947,011 shares.

(4)

Based on a Schedule 13G/A filed with the SEC on February 10, 2015, T. Rowe Price Associates, Inc. has indicated that it has sole voting power over 4,164,352 shares and sole power to dispose or to direct the disposition of 12,151,200 shares.

(5)

Based on a Schedule 13G filed with the SEC on February 11, 2015, The Vanguard Group has indicated that it has sole voting power over 322,337 shares, sole power to dispose or to direct the disposition of 11,090,391 shares and shared power to dispose or to direct the disposition of 295,669 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons owning more than 10% of Entergy’s common stock, to file with the SEC and NYSE initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Entergy. We prepare and file these reports on behalf of our directors and executive officers. Based solely on a review of these forms filed with the SEC and written representations from the reporting persons that no Form 5 was required, the Company believes all reports were timely filed in 2014.

AUDIT MATTERS

Proposal 2 – Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accountants for 2015

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent auditors.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the Company’s annual audit for 2015. Deloitte & Touche LLP has served as the Company’s independent auditors since 2001. Although shareholder approval is not required for the appointment of Deloitte & Touche LLP, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request the shareholders to ratify the appointment of Deloitte & Touche LLP as our independent auditors. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter and present in person or represented by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

The Board of Directors and the Audit Committee unanimously recommend that the shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

AUDIT COMMITTEE REPORT

The Entergy Corporation Board of Directors‘ Audit Committee is comprised of four independent directors. All members meet the independence criteria as defined by the New York Stock Exchange. During 2014, the Audit Committee complied with its written Charter, as adopted by the Board of Directors. The Charter, which was most recently revised in May 2013, is available on Entergy‘s website.

The Audit Committee is responsible for overseeing Entergy’s accounting and financial reporting processes and audits of Entergy’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Entergy’s financial statements and reports, Entergy’s internal auditors, as well as Entergy’s independent registered public accounting firm, Deloitte & Touche LLP (Deloitte & Touche) which is responsible for expressing an opinion on the conformity of Entergy’s audited financial statements with generally accepted accounting principles.

The Committee held 13 meetings during 2014. The meetings were designed to facilitate and encourage private communication between the Committee and management, the internal auditors, and Deloitte & Touche. During these meetings, the Committee reviewed and discussed the audited annual financial statements and the unaudited interim financial statements with management and Deloitte & Touche. The Committee also received and discussed written communications from both management and Deloitte & Touche regarding internal control over financial reporting as required by applicable rules of the Public Company Accounting Oversight Board, and applicable SEC rules.

The discussions with Deloitte & Touche also included the matters required by the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee received the written report from the independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm‘s communication with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence. Deloitte & Touche provides no internal audit services for Entergy, and the Audit Committee has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence.

Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy‘s Annual Report on Form 10-K.

The Audit Committee of the Entergy Corporation Board of Directors:

Steven V. Wilkinson, Chair	Stuart L. Levenick
Maureen S. Bateman	Blanche L. Lincoln

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions by shareholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy and its subsidiaries for the years ended December 31, 2014 and 2013 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting, were as follows:

	2014	2013
Audit Fees	$8,097,000	$9,832,698
Audit-Related Fees (a)	1,135,000	545,000

Total audit and audit-related fees	$9,232,000	$10,377,698
Tax Fees (b)	—	—
All Other Fees	—	—

Total Fees (c)	$9,232,000	$10,377,698

(a)	Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.

(b)	Includes fees for tax advisory services.

(c)	100% of fees paid in 2014 and 2013 were pre-approved by the Audit Committee.

Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted the following guidelines regarding the engagement of Entergy’s independent auditor to perform services for Entergy:

1.

The independent auditor will provide the Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit related services, tax services, and all other services).

2.

For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC’s rules on auditor independence prior to submission to the Audit Committee. The Audit

Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:

•	Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.
•	All other services should only be provided by the independent auditor if it is the only qualified provider of that service or if the Audit Committee specifically requests the service.

3.	The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.

4.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.

5.	The Vice President and General Auditor will be responsible for tracking all independent auditor fees and will report on such fees quarterly to the Audit Committee.

EXECUTIVE OFFICER COMPENSATION

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Exchange Act, the Company asks that you approve, on an advisory basis, the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables.” This is the fifth year that the Company is asking shareholders to vote on this type of proposal, known as the “say-on-pay” proposal. Consistent with the direction of our shareholders, the advisory vote on Named Executive Officer compensation will be held on an annual basis until the next non-binding shareholder vote on the frequency with which the advisory vote on Named Executive Officer compensation should be held.

Since your vote on this resolution is a non-binding advisory vote, it will not be binding on the Board of Directors. However, the Board of Directors and the Personnel Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

As discussed in the Compensation Discussion and Analysis section below, our compensation principles and underlying programs are designed to attract, motivate and retain key executives who are crucial to our long-term success. The compensation paid to our Named Executive Officers reflects our commitment to pay for performance. A significant percentage of our Named Executive Officers’ compensation is made in the form of long-term incentive awards that incentivize management to achieve results to the mutual benefit of shareholders and management. Moreover, a significant portion of our Named Executive Officers’ cash compensation is paid in the form of annual performance bonuses which are paid based on the achievement of pre-defined performance measures. In addition, the Company recognizes that a strong governance framework is essential to an effective executive compensation program. This framework and executive compensation philosophy are established by an independent Personnel Committee that is advised by an independent executive compensation consultant.

The Compensation Discussion and Analysis provides additional details about our executive compensation programs. We believe the information provided above and within the Compensation Discussion and Analysis demonstrates that our executive compensation programs have been designed appropriately and work effectively to align management’s interests with the interests of shareholders. Accordingly, the Board of Directors requests that you approve our executive compensation programs and philosophy by approving the following advisory resolution:

RESOLVED that the shareholders of Entergy Corporation approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Entergy Corporation.

The Board of Directors unanimously recommends that the shareholders vote FOR the advisory resolution approving the Company’s Named Executive Officer compensation.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the compensation earned in 2014 by the following executive officers (referred to herein as our “Named Executive Officers”). Each officer’s age and title is provided as of December 31, 2014.

Name	Age	Title
Leo P. Denault	55	Chairman of the Board and Chief Executive Officer
Andrew S. Marsh	43	Executive Vice President and Chief Financial Officer
William M. Mohl	55	President, Entergy Wholesale Commodities
Mark T. Savoff	58	Executive Vice President and Chief Operating Officer
Roderick K. West	46	Executive Vice President and Chief Administrative Officer

CD&A Table of Contents

What We Pay and Why
	• Our Pay for Performance Philosophy	40
	• How We Set Target Pay	40
	• Executive Compensation Elements	42
	• Short-Term Compensation	44
	• Long-Term Incentive Compensation	46
	• Benefits, Perquisites, Agreements and Post- Termination Plans	49
Compensation Policies and Practices
	• Clawback Provisions	52
	• Stock Ownership Guidelines and Share Retention Requirements	52
	• Trading Controls and Anti-Pledging and Anti-Hedging Policies	53
	• Roles and Responsibilities	53
	• Compensation Consultant Independence	54
	• Tax and Accounting Considerations	55

CD&A HIGHLIGHTS

2014 Performance

Entergy delivered outstanding performance in 2014. The Company executed effectively on the core strategies that management put into place in 2013 and, as a result, was well positioned to benefit from favorable market conditions in its utility and EWC businesses in 2014. Our earnings for the year substantially exceeded the original guidance we provided for 2014 – operational earnings per share were $5.83, compared to the original midpoint of $5.00. Our success was also recognized by the market, as the Company realized its overarching goal of delivering top quartile total shareholder return in 2014. Entergy’s total shareholder return of 44.8% in 2014, compared to a median return of 30.0% for the companies in the Philadelphia Utility Index, placed Entergy near the top of its industry peer group.

Growth at the Utility

We continued to drive strong sales growth at our utilities by engaging with state leaders, existing and prospective customers and other stakeholders to help attract economic development to our service territories. We also developed a new long-term supply plan that includes the generation, transmission and distribution resources needed to serve the load growth we are experiencing, and we are engaging with customers, communities and regulators on these plans. We also took important steps to enhance our ability to maintain low rates and deliver reliable power.

•	We completed construction of the 560-megawatt Ninemile 6 combined cycle gas turbine generating unit in Louisiana ahead of schedule and under budget.
•

We entered into an agreement to acquire Union Power Station, a highly efficient, natural gas-fired 1,980-megawatt generating facility in Arkansas, as part of our ongoing efforts to modernize our generation fleet.

•

We announced plans for the $187-million Lake Charles Transmission Project to move power reliably and efficiently into southern Louisiana, one of the fastest growing regions in our service territory. It will be among the largest transmission projects in Entergy’s history.

•

We proposed to the Louisiana Public Service Commission the combination of our two Louisiana utilities – Entergy Louisiana and Entergy Gulf States Louisiana – into a single utility to support future growth while keeping rates low.

In our utility business, we also engaged with regulators to secure new rate mechanisms and utilize existing mechanisms, such as formula rate plans and specific recovery riders, which enable us to recover costs faster and more efficiently. Throughout the year, our utility employees also continued to deliver the outstanding operational performance that helps us keep rates low and continually improve customer service. For the second consecutive year, Entergy utilities were the top five performers in proactive outage communications, and all of our utilities improved by several points in the annual J.D. Power residential customer satisfaction survey.

Preserving Value and Managing Risk at EWC

We help meet demand for power in the Northeast and Midwest through the safe, secure and reliable operation of our Entergy Wholesale Commodities business’s generating fleet. Our employees delivered outstanding operational performance at EWC in 2014.

•

Our fleet capacity factor was 91%, up from 89% in 2013, reflecting strong operational performance across our nuclear fleet, including our shortest refueling outage ever at our nuclear plant at Indian Point Energy Center (IPEC).

•	Vermont Yankee Nuclear Power Station completed another breaker-to-breaker run before being removed from the grid in December after 42 years of safe, secure and reliable operations.
•

We captured significant upside in early 2014 when severe cold weather and constrained infrastructure caused Northeast power prices to spike. Our hedging strategy was designed to enable us to profit from this development, consistent with our point of view on Northeast gas and energy prices, and our commercial and plant operations teams worked closely together to ensure that critical units were available when needed.

We also engaged with key stakeholders to advance the license renewal process for IPEC, which plays an integral role in the power generation mix for New York. Late in the year, we also secured a favorable ruling from a New York State appellate court related to IPEC license renewal. We will continue to operate IPEC safely, securely and reliably as we progress through the multi-year process. We also are working constructively with state, regional and federal regulators and other stakeholders to address long-term market-design challenges in the Northeast that have the potential to produce greater price volatility and, ultimately, a less reliable system as they discourage the continued operation of critical generating resources in the region. Progress in these areas will continue to play a major role in preserving the value of our EWC business.

Our Executive Compensation Programs and Practices

We regularly review our executive compensation programs to align them with commonly viewed best practices in the market. Following are some highlights of our executive compensation practices:

Things We Do

✓	Require a “double trigger” for severance payments or equity acceleration in the event of a change in control
✓	Maintain a “clawback” policy that goes beyond Sarbanes-Oxley requirements
✓	Cap the maximum payout at 200% of target under our Long-Term Performance Unit Program and under our Annual Incentive Plan for members of the Office of the Chief Executive
✓	Require minimum vesting periods for equity based awards
✓	Target our long-term compensation mix to give more
weight to performance units than to time-based restricted stock and stock options combined
✓	Settle 100% of long-term performance unit payouts in shares of Entergy stock
✓	Require executives to hold substantially all equity compensation received from the Company until stock ownership guidelines are met
✓	Prohibit directors and officers from pledging or entering into hedging or other derivative transactions with respect to their Entergy shares

Things We Don’t Do

✓	No 280(G) tax “gross up” payments in the event of a change in control
✓	No tax “gross up” payments on any executive perquisites, other than relocation benefits available to all eligible employees
✓	No option repricing or cash buy-outs for underwater options under our equity plans
✓	No agreements providing for severance payments to executive officers that exceed 2.99 times annual base salary and annual incentive awards without shareholder approval
✓	No unusual or excessive perquisites
✓	New officers are excluded from participation in the System Executive Retirement Plan
✓	No grants of supplemental service credit to newly-hired officers under any of the Company’s non-qualified retirement plans

Our Pay for Performance Philosophy

Entergy’s executive compensation programs are based on a philosophy of pay-for-performance that is embodied in the design of our annual and long-term incentive plans. In keeping with this philosophy, as illustrated below, approximately 80% of the annual target compensation of our Chief Executive Officer and, on average, approximately 70% of the annual target compensation of our other Named Executive Officers (in each case excluding supplemental retirement income) is “at risk” equity or performance-based compensation. The following figures show the approximate breakdown of such total target annual compensation for our CEO and the other Named Executive Officers for 2014.

2014 Incentive Pay Outcomes

Pay outcomes for our Named Executive Officers for 2014 demonstrated the application of our pay for-performance philosophy.

Annual Incentive Plan Awards

Awards under our Annual Incentive Plan are tied to our financial performance through the Entergy Achievement Multiplier, which is the performance metric used to determine the funding of awards under the plan. For 2014, the Entergy Achievement Multiplier was determined based in equal part on our success in achieving our operational earnings per share and operating cash flow goals. These goals were approved by the Personnel Committee at the beginning of the year based on the Company’s financial plan and the Board’s overall goals for the Company and were consistent with its published earnings guidance.

For 2014, the Personnel Committee, based on the recommendation of the Finance Committee, determined that management exceeded its operational earnings per share goal of $5.00 per share by $0.83 per share and exceeded its operational operating cash flow goal of $3.43 billion by approximately $517 million. Based on the targets previously determined by the Committee, the Company’s outstanding financial performance in 2014 would have resulted in an Entergy Achievement Multiplier of 200% of target. From a qualitative standpoint, the Committee also took into account management’s strong performance executing on the Company’s strategies in 2014 and various accomplishments and challenges in 2014. Included in those challenges was a decline in the Company’s employee safety performance, as a result of which the Committee decided to exercise its discretion to reduce the calculated Entergy Achievement Multiplier to 195%. This resulted in payouts to our executive officers, including our Chief Executive Officer, under the Annual Incentive Plan at 195% of each officer’s target award, which the Personnel Committee considered to be appropriate in light of management’s performance and the outstanding results achieved in 2014.

Long-Term Performance Unit Program Payouts

Under our Long-Term Performance Unit Program, a substantial portion of targeted executive officer pay is tied directly to our relative total shareholder return. Under this program, we measure performance over a three-year period by assessing Entergy’s total shareholder return in relation to the total shareholder return of the companies included in the Philadelphia Utility Index, with payouts based solely on our performance relative to the other companies in the index. We measure performance based on relative total shareholder return because it encourages our executives to deliver superior shareholder value in relation to our peers and rewards not just stock price appreciation, but also the ability to deliver significant dividends to shareholders, and takes into account market fluctuations in the utility sector.

Our total shareholder return, which had substantially lagged the returns of our peer group in 2012, improved significantly in 2013 and, for 2014, was near the top of the Philadelphia Utility Index. As a result, following a review by the Finance Committee and the Personnel Committee of the Company’s total shareholder return in relation to the total shareholder return of the companies in the Philadelphia Utility Index, the Personnel Committee determined that the Company’s relative total shareholder return fell within the third quartile of the Philadelphia Utility Index for the 2012-2014 performance period, resulting in payouts of 64.64% of target. Such payouts were made 100% in shares of Company stock that are required to be held by the executives until they satisfy our executive stock ownership guidelines.

The Link Between Pay and Performance

The chart below compares, for each of the past three years, the Chief Executive Officer’s target direct compensation – comprising (i) base salary, (ii) Annual Incentive Plan target, and (iii) long-term incentive compensation consisting of performance unit, stock option and restricted stock grants, all valued at their grant date fair values – with the value of such compensation actually delivered or deliverable under our programs as of December 31, 2014, calculated as described below. The chart also illustrates how our total shareholder return (consisting of stock price appreciation/depreciation and dividends paid during the period) has compared to the total shareholder return of the companies in the Philadelphia Utility Index over the three year period presented. The compensation information for 2012 is for J. Wayne Leonard, who previously served as Chief Executive Officer and retired on January 31, 2013, and the 2013 and 2014 compensation information is for Leo P. Denault. We believe this chart illustrates the important role that “at risk” performance-based compensation plays in linking the value of compensation actually received by our Chief Executive Officer to the various performance measures used by our programs and to the Company’s total shareholder return.

The compensation delivered or deliverable for each year was calculated as of December 31, 2014 based on:

•	amounts actually paid under the Annual Incentive Plan;
•

payouts actually received under the Long-Term Performance Unit Program or, for performance periods still in progress, shares payable at target, valued based on the closing price of Entergy common stock of $87.48 on December 31, 2014;

•	the intrinsic (“in-the-money”) value of the stock options granted in the applicable year based on the closing price of Entergy common stock of $87.48 on December 31, 2014; and
•	for restricted stock grants, the value of such shares at December 31, 2014.

We reflect as “unvested LTI” the sum of the values, determined as set forth above, of (i) performance units for in-progress performance periods, (ii) shares of restricted stock that are unvested as of January 31, 2015, and (iii) stock options that are unvested as of January 31, 2015. The actual payouts for the performance unit grants made in 2013 and 2014 (for the 2013-2015 and the 2014-2016 performance periods) will be determined based on our total shareholder return in relation to our peers for the applicable performance period. The value of other equity-based compensation will change depending on our future stock price performance.

Shareholder Engagement

The Company conducts an annual advisory vote on executive compensation, commonly referred to as “Say On Pay.” While the votes are not binding, the Committee believes that an annual Say On Pay advisory vote offers shareholders the opportunity to express their views regarding the Company’s executive compensation programs and the Committee’s decisions on executive compensation. We also regularly reach out directly to our largest shareholders during the proxy season to provide them with an opportunity to discuss our Say on Pay proposal and any questions or concerns they may have, and in recent years we have expanded this effort to include an offseason outreach process as well.

At our 2014 Annual Meeting of Shareholders, approximately 79% of the votes cast with respect to our Say On Pay proposal were voted in favor of the Company’s named executive officer compensation, as disclosed in the proxy statement related to that meeting. While a strong majority of our outstanding shares were voted in favor of the proposal, the number of votes cast in favor of the proposal significantly declined from the level of support received the preceding year. In response to this result, we engaged in a broader offseason outreach effort to solicit the views of our largest shareholders concerning our executive compensation programs and practices and other corporate governance matters and to allow them to ask questions of us. This effort resulted in meetings or telephone conferences with shareholders collectively representing more than 30% of our outstanding shares, during which we discussed our executive compensation programs and practices, including our pay-for-performance philosophy, and a wide variety of corporate governance issues.

We were gratified to learn that the investors we spoke with were supportive of the leadership our Board and management are providing and the business strategies our management is pursuing. They generally agreed with our view that our executive compensation programs are well designed to align pay with performance and had done so effectively over the past several years, despite significant challenges that led to total shareholder return that, prior to 2014, lagged the total shareholder return of our peers for a significant period of time. We received a number of suggestions for enhancing our proxy statement disclosures, and we have sought to respond to those suggestions with enhancements to this year’s proxy statement, including additional information about how we establish targets for our Annual Incentive Plan and organizational and other changes to simplify the presentation and make important information more accessible. We appreciated the level of engagement and feedback we received from investors following our 2014 annual meeting. Their comments, questions and suggestions were shared with and discussed by the full Board, and their perspectives will inform the Board’s decision making in 2015 and beyond.

WHAT WE PAY AND WHY

Our Pay for Performance Philosophy

Entergy’s executive compensation programs are based on a philosophy of pay-for-performance that is embodied in the design of our annual and long-term incentive plans. We believe the executive pay programs described in this section and in the accompanying tables have played a material role in our ability to drive strong financial and operational results and to attract and retain a highly experienced and successful management team. Our Annual Incentive Plan incentivizes and rewards the achievement of operational financial metrics that are deemed by the Personnel Committee to be consistent with the overall goals and strategic direction that the Board has approved for the Company. Our long-term incentive programs further align the interests of our executives and our shareholders by directly tying the value of the equity awards granted to executives under these programs to the performance of our stock price and our total shareholder return. By incentivizing officers to achieve important financial and operational objectives and create long-term shareholder value, these programs play a key role in creating sustainable value for the benefit of all of our stakeholders including our shareholders, customers, employees and communities.

How We Set Target Pay

To develop a competitive compensation program, the Personnel Committee annually reviews compensation data from two sources:

Survey Data

The Committee uses published and private compensation survey data to develop marketplace compensation levels for our executive officers. The data, which are compiled by Pay Governance, LLC, the Committee’s independent compensation consultant, compare the current compensation opportunities provided to each of our executive officers against the compensation opportunities provided to executives holding similar positions at companies with corporate revenues similar to ours. For non-industry specific positions such as a chief financial officer, the Committee reviews general industry data for total cash compensation (base salary and annual incentive) since the market for talent is broader than the utility sector. For management positions that are industry-specific such as Group President, Utility Operations, the Committee reviews data from utility companies for total cash compensation. However, for long-term incentives, all positions are reviewed relative to utility market data. The survey data reviewed by the Committee cover hundreds of companies across a broad range of industries and over 60 investor-owned utility companies in the utility sector. In evaluating compensation levels against the survey data, the Committee considers only the aggregated survey data. The identities of the companies participating in compensation survey data are not disclosed to, or considered by, the Committee in its decision-making process and, thus, are not considered material by the Committee.

The Committee uses this survey data to develop compensation opportunities that are designed to deliver total target compensation at approximately the 50th percentile of the surveyed companies. The survey data are the primary data used for purposes of assessing target compensation. As a result, Mr. Denault, our Chief Executive Officer, is compensated at a higher level than our other Named Executive Officers, reflecting market practices that compensate chief executive officers at greater potential compensation levels with more pay “at risk” than other Named Executive Officers, due to the greater responsibilities and accountability required of a Chief Executive Officer. In most cases, the Committee considers its objectives to have been met if our Chief Executive Officer and the eight (8) other executive officers (including all of the Named Executive Officers) who constitute what we refer to as our Office of the Chief Executive each have a target compensation opportunity that falls within the range of 85% – 115% of the 50th percentile of the survey data. Promoted officers or officers who are new to their roles may be transitioned into the targeted market range over time. Actual compensation received by an individual officer may be above or below the targeted range based on an individual officer’s skills, performance, experience and responsibilities, Company performance and internal pay equity. For 2014, the total target compensation of each of our Named Executive Officers fell within the targeted range except for one officer whose total target compensation fell below the targeted range due to his being new in his position and another officer whose total targeted compensation was set above the targeted range, based on the Committee’s assessment of his skills, performance, experience and responsibilities and internal pay equity.

Proxy Analysis

Although the survey data described above are the primary data used in determining compensation, the Committee reviews data derived from the proxy statements of companies included in the Philadelphia Utility Index as an additional point of comparison. The proxy data are used to compare the compensation levels of our Named Executive Officers with the compensation levels of the corresponding top five highest paid executive officers of the companies included in the Philadelphia Utility Index, as reported in their proxy statements, based on pay rank and without regard to roles and responsibilities, except with respect to the Chief Executive Officer and Chief Financial Officer, for whom comparable roles are used. The Personnel Committee uses this analysis to evaluate the overall reasonableness of the Company’s compensation programs. The following companies were included in the Philadelphia Utility Index at the time the proxy data from the 2014 filings were compiled:

• AES Corporation	• El Paso Electric
• Ameren Corporation	• Exelon Corporation
• American Electric Power Co. Inc.	• FirstEnergy Corporation
• CenterPoint Energy Inc.	• NextEra Energy
• Consolidated Edison Inc.	• Northeast Utilities
• Covanta Holding Corporation	• PGE Corporation
• Dominion Resources Inc.	• Public Service Enterprise Group, Inc.
• DTE Energy Company	• Southern Company
• Duke Energy Corporation	• Xcel Energy
• Edison International

Executive Compensation Elements

The following table summarizes the elements of target direct compensation granted or paid to our executive officers under our 2014 executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall corporate performance, specific business unit strategies, and individual performance using performance and operational measures the Committee believes correlate to shareholder value and align with our strategic vision and operating priorities. The Committee establishes the performance measures and ranges of performance for the variable compensation elements. An individual’s award is based primarily on corporate performance, market-based compensation levels and individual performance.

Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount	2014 Decisions
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provides a base level of competitive cash compensation for executive talent.	Experience, job scope, market data, individual performance and internal pay equity.	• All of the Named Executive Officers received increases in their base salaries ranging from 2 to 3.5%. See page 44.
Annual Incentive Awards	Variable compensation component payable in cash based on performance against goals established annually.	Motivate and reward executives for performance on key financial and operational measures during the year.

Target opportunity is determined based on job scope, market data and internal equity.

For 2014, awards were determined based on success in meeting operational earnings per share and operating cash flow targets, subject to downward adjustment at the Personnel Committee’s discretion.

•    The CEO’s target annual incentive award for 2014 was 120% of base salary, and target awards were 70% of base salary for the other Named Executive Officers.

•    Strong operational and financial performance resulted in awards at 195% of target for each of the Named Executive Officers, after downward adjustment for

Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount	2014 Decisions
failure to meet Board expectations as to safety performance. See pages 44-46.
Stock Options	Non-qualified stock options are granted at fair market value, have a ten-year term and vest over 3 years – 33 1/3% on each anniversary of the grant date.	Reward executives for absolute value creation and coupled with restricted stock provide competitive compensation, retain executive talent and increase our executive officers’ ownership in our common stock.	Job scope, market data, individual performance and Company performance.	• Stock options granted in 2014 represented approximately 12% of total target compensation for our Chief Executive Officer and approximately 10% for the other Named Executive Officers.
Restricted Stock Awards	Restricted stock awards vest over 3 years – 33 1/3% on each anniversary of the grant date, have voting rights and accrue dividends during the vesting period.	Coupled with stock options, align interests of executives with long-term shareholder value, provide competitive compensation, retain executive talent and increase our executive officers’ ownership of our common stock.	Job scope, market data, individual performance and Company performance.	• Restricted stock granted in 2014 represented approximately 12% of total target compensation for our Chief Executive Officer and approximately 10% for the other Named Executive Officers.
Long-Term Performance Unit Program	Each performance unit equals the value of one share of our common stock. Performance is measured at the end of a three-year performance period. Each unit also earns the equivalent of the dividends paid during the performance period. Performance units granted under	Focuses our executive officers on building long-term shareholder value and increases our executive officers’ ownership of our common stock.	Payout based on Entergy’s total shareholder return relative to the total shareholder return of the companies in the Philadelphia Utility Index.

•    Performance unit grants for the 2014 to 2016 performance cycle represented approximately 34% of total target compensation for our Chief Executive Officer and approximately 30% for the other Named Executive Officers.

Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount	2014 Decisions
the Long-Term Performance Unit Program are settled in shares of Entergy common stock rather than in cash.

•    Strong relative total shareholder return for 2014 resulted in third quartile performance for the 2012 to 2014 performance period, yielding a payout of 64.64% of target for the Named Executive Officers.

Short-Term Compensation

Base Salary

The Personnel Committee determines the base salaries for all of our Named Executive Officers based on competitive compensation data, performance considerations and advice provided by the Committee’s independent compensation consultant. The Committee also considers internal pay equity; however, the Committee has not established any predetermined formula against which the base salary of one Named Executive Officer is measured against another officer or employee.

In 2014, all of the Named Executive Officers received merit increases in their base salaries ranging from 2 to 3.5 percent. The increases in base salary were made in light of current economic conditions and the projected growth in executive salaries in 2014 based on the market data previously discussed in this CD&A under “What We Pay and Why – How We Set Target Pay,” as well as an internal pay equity comparison.

The following table sets forth the 2013 and 2014 base salaries for our Named Executive Officers. Changes in base salaries for 2014 were effective in April.

Named Executive Officer	2013 Base Salary	2014 Base Salary
Leo P. Denault	$1,085,000	$1,110,000
Andrew S. Marsh	$500,000	$517,500
William M. Mohl	$560,000	$571,200
Mark T. Savoff	$632,251	$644,896
Roderick K. West	$612,726	$628,044

Annual Incentive Plan

We include performance-based incentives in the Named Executive Officers’ compensation packages because we believe performance-based incentives encourage our Named Executive Officers to pursue objectives consistent with the overall goals and strategic direction that the Board has approved for our Company.

Under the Annual Incentive Plan, we use a performance metric known as the Entergy Achievement Multiplier to determine the percentage of target annual plan opportunities that will be paid each year to each Named Executive Officer, subject to adjustment based on individual performance. For 2014, the Personnel Committee maintained the target award level of 120% of base salary for Mr. Denault and the target award level of 70% of base salary for the other Named Executive Officers. The target opportunities established for these officers were comparable to the target opportunities historically set for these positions and levels of responsibility. The Named Executive Officers may earn a payout ranging from 0% to 200% of their target opportunity calculated as described in the table below.

Each year the Personnel Committee reviews the performance measures used to determine the Entergy Achievement Multiplier. In December 2013, the Personnel Committee decided to retain for 2014 the performance measures used for determining the 2013 Entergy Achievement Multiplier. These measures were operational earnings per share and operating cash flow, with each measure weighted equally. The Committee considered a variety of other potential measures, but determined that operational earnings per share and operating cash flow continued to be the best metrics to use because, among other things, they are objective measures that our investors consider to be important in evaluating our financial performance and because our goals in that regard are broadly communicated both internally and externally. This provides both discipline and transparency that the Committee believes are important objectives of any well designed incentive compensation plan.

The Personnel Committee also engages in a rigorous process each year to establish the targets for the Annual Incentive Plan with a goal of establishing target achievement levels that are consistent with the Company’s strategy and business objectives for the upcoming year, as reflected in its financial plan, and sufficient to drive results that represent a high level of achievement for the Company, taking into consideration the applicable business environment and specific challenges facing the Company. These targets are approved based on a comprehensive review by the full Board of the Company’s financial plan, including changes in commodity market conditions and other key drivers of anticipated changes in performance from the preceding year. The Committee further confirms that the targets it approves are aligned with the earnings guidance that will be communicated to the financial markets, which assures that the internal targets we set for purposes of our incentive compensation plans are aligned with the external expectations set and communicated to our shareholders.

In December 2013, after full Board review of management’s 2014 financial plan for the Company and engaging in the process discussed above, the Committee determined the Annual Incentive Plan targets to be used for purposes of determining annual bonuses for 2014. In keeping with its past practice, the Committee also determined that for purposes of measuring performance against such targets, the Committee would exclude the effect on as-reported results of activities related to special items that would be excluded in determining operational results, and the effect of any major storms that may occur during the year.

The following table shows the Annual Incentive Plan targets established by the Personnel Committee in December 2013, and 2014 results:

Annual Incentive Plan Targets and Results
	Performance Goals(1)
	Minimum	Target	Maximum	2014 Results
Operational Earnings Per Share ($)	$4.50	$5.00	$5.50	$5.83
Operational Operating Cash Flow ($ billion)	$3.02	$3.43	$3.84	$3.947
Payout as % of Target	25%	100%	200%	195%(2)

(1)

Payouts for performance between minimum and target achievement levels and between target and maximum levels are calculated using straight-line interpolation. There is no payout for performance below minimum.

(2)	Reflects downward adjustment by Personnel Committee, as further described below.

In January 2015, the Finance and Personnel Committees reviewed the Company’s financial results against the performance objectives reflected in the table above. Based on the Finance Committee’s recommendation, the Personnel Committee determined that management exceeded its operational earnings per share goal of $5.00 per share by $0.83 per share and exceeded its operational operating cash flow goal of $3.43 billion by approximately $517 million. Operational results excluded from as-reported results special items recorded for (i) expenses associated with the shutdown in December 2014 of the Vermont Yankee Nuclear Power Station and the related settlement agreement reached with the State of Vermont in 2014, and (ii) expenses for the implementation of the Company’s Human Capital Management strategic initiative in 2014. The exclusion of these items was consistent with the Committee’s decision to set the annual incentive plan targets for 2014 on the basis of the Company’s operational financial results, because such results form the basis for the Company’s financial plan and guidance to investors and are the primary basis on which the Company’s financial performance is evaluated by investors.

Based on the targets previously determined by the Committee, the Company’s outstanding financial performance in 2014 exceeded the maximum target achievement approved by the Committee, and would have resulted in an Entergy Achievement Multiplier of 200%. However, in determining the Entergy Achievement Multiplier, the Committee also took into account management’s strong performance executing on the Company’s strategies in 2014 and various accomplishments and challenges in 2014. Included in those challenges was a decline in the Company’s employee safety performance from 2013, which included an increase in OSHA recordable accidents from the preceding year and two electrical contact incidents involving critical safety rule violations. The Committee concluded that despite management’s outstanding performance overall and the Company’s strong financial performance for the year, this decline in safety performance warranted a downward adjustment in the Entergy Achievement Multiplier to 195%.

Based on the foregoing evaluation of management performance and the recommendation of the Finance Committee, the Personnel Committee certified an Entergy Achievement Multiplier of 195% for 2014 and approved the following Annual Incentive Plan payouts to each Named Executive Officer for 2014:

Named Executive Officer	Base Salary	Target as Percentage of Base Salary	Payout as Percentage of Base Salary	2014 Annual Incentive Award
Leo P. Denault	$1,110,000	120%	234%	$2,597,400
Andrew S. Marsh	$517,500	70%	137%	$706,388
William M. Mohl	$571,200	70%	137%	$779,688
Mark T. Savoff	$644,896	70%	137%	$880,283
Roderick K. West	$628,044	70%	137%	$857,280

Long-Term Incentive Compensation

Our goal for our long-term incentive compensation is to focus our executive officers on building shareholder value and to increase our executive officers’ ownership of our common stock in order to more closely align their interest with those of our shareholders. In our long-term incentive compensation program, we use a mix of performance units, restricted stock and stock options. Performance units reward the Named Executive Officers on the basis of total shareholder return, which is a measure of stock price appreciation and dividend payments, in relation to the companies in the Philadelphia Utility Index. Restricted stock ties our executive officers’ long-term financial interest to the long-term financial interests of our shareholders. Stock options provide a direct incentive to increase the value of our common stock. In general, we seek to allocate the total value of long-term incentive compensation 60% to performance units and 40% to a combination of stock options and restricted stock, equally divided in value, all based on their grant date fair values. Awards for individual Named Executive Officers may vary from this target as a result of individual performance, promotions and internal pay equity.

All of the performance units, shares of restricted stock and stock options granted to our Named Executive Officers in 2014 were awarded under our 2011 Equity Ownership Plan and Long-Term Cash Incentive Plan (“2011 Equity Ownership Plan”), which requires both a change in control and an involuntary job loss or substantial diminution of duties (a “double trigger”) for the acceleration of these awards upon a change in control.

Performance Unit Program

We issue performance unit awards to our Named Executive Officers under our Long-Term Performance Unit Program. Each performance unit represents the value of one share of our common stock at the end of the three-year performance period, plus dividends accrued during the performance period. The Personnel Committee sets payout opportunities for the program at the outset of each performance period, and the program is structured to reward Named Executive Officers only if performance goals approved by the Personnel Committee are met. The Personnel Committee has no discretion to make awards if minimum performance goals are not achieved.

The performance units granted under the Long-Term Performance Unit Program and accrued dividends on any shares earned during the performance period are settled in shares of Entergy common stock rather than cash. All shares paid out under the Long-Term Performance Unit Program are required to be retained by our officers until applicable executive stock ownership requirements are met.

The Long-Term Performance Unit Program specifies a minimum, target and maximum achievement level, the achievement of which will determine the number of performance units that may be earned by each participant. We measure performance by assessing Entergy’s total shareholder return relative to the total shareholder return of the companies in the Philadelphia Utility Index. The Personnel Committee identified the Philadelphia Utility Index as the appropriate industry peer group for this purpose because the companies included in this index, in the aggregate, approximate the Company in terms of business and scale. The Personnel Committee chose relative total shareholder return as a measure of performance because it reflects the Company’s creation of shareholder value relative to other electric utilities over the performance period. It also takes into account dividends paid by the companies in this index and normalizes certain events that affect the industry as a whole. Minimum, target and maximum performance levels are determined by reference to the ranking of Entergy’s total shareholder return against the total shareholder return of the companies in the Philadelphia Utility Index. The range of potential payouts under the program is shown below.

Performance Level	Minimum	Target	Maximum
Total Shareholder Return	Bottom of Third Quartile	50th percentile	Top Quartile
Payout	25% of target	100% of target	200% of Target

There is no payout for performance below the 25th percentile. Payouts between minimum and target and between target and maximum are calculated by interpolating between the bottom position of the third quartile and the median or between the median and the bottom position of the top quartile, respectively. For top quartile performance, a maximum payout of 200% of target is earned. At any given time, a participant in the Long-Term Performance Unit Program may be participating in up to three performance periods. Currently, participants are participating in the 2013-2015, the 2014-2016 and the 2015-2017 performance periods.

Performance Unit Program Grants. Subject to achievement of the applicable performance levels, the Personnel Committee established the following target performance unit payout opportunities for each of the 2012-2014, 2013-2015, and 2014-2016 performance periods. Each Named Executive

Officer received a larger number of performance units in 2013 and 2014 than were granted to officers at their respective levels in the preceding years to reflect the lower stock price at the time of the award as compared to the preceding year and a slight increase in targeted long-term value required to result in awards approximating the 50th percentile of the utility market data.

Named Executive Officer	2012-2014 Target Opportunity	2013-2015 Target Opportunity	2014-2016 Target Opportunity
Leo P. Denault(1)	19,136	37,156	40,000
Andrew S. Marsh(1)	3,992	7,442	9,400
William M. Mohl(1)	4,317	7,472	9,400
Mark T. Savoff	5,400	7,600	9,400
Roderick K. West	5,400	7,600	9,400
(1)	Messrs. Denault, Marsh and Mohl received pro-rated awards for the 2012-2014 and 2013-2015 performance cycles as a result of their promotions in 2013.

Payout for the 2012-2014 Performance Period. In January 2015, the Committee reviewed the Company’s total shareholder return for the 2012-2014 performance period in order to determine the payout to participants for the 2012-2014 performance period. The Committee compared the Company’s total shareholder return against the total shareholder return of the companies that comprise the Philadelphia Utility Index, with the performance measures and range of potential payouts for the 2012-2014 performance similar to the range of payouts discussed above for the 2014-2016 performance period. As recommended by the Finance Committee, the Personnel Committee determined that the Company’s relative total shareholder return fell within the third quartile of the Philadelphia Utility Index for the 2012-2014 performance period, resulting in payouts to the Named Executive Officers of 64.64% of target. Beginning with the 2012-2014 performance period, payouts under our performance unit program are made in shares of Entergy common stock. For the 2012-2014 performance period, the following numbers of shares of Entergy common stock were issued: Mr. Denault – 13,777 shares, Mr. Marsh – 2,874 shares, Mr. Mohl – 3,107 shares and Mr. Savoff and Mr. West – 3,888 shares.

Stock Options and Restricted Stock

We grant stock options and restricted stock as part of our long-term incentive program to our executive officers. As previously discussed, the Personnel Committee considers several factors in determining the number of stock options and shares of restricted stock it will grant to our Named Executive Officers, including individual performance, prevailing market practice, targeted long-term value created by the use of stock options and restricted stock, and the potential dilutive effect of stock option and restricted stock grants. The Committee’s assessment of individual performance of each Named Executive Officer is the most important factor in determining the number of shares of restricted stock and stock options awarded, except with respect to the Chief Executive Officer for whom comparative market data is the most important factor. The Committee, in consultation with our Chief Executive Officer, reviews each other Named Executive Officer’s performance, role and responsibilities, strengths and developmental opportunities. Stock option and restricted stock awards for our Chief Executive Officer are determined solely by the Personnel Committee on the basis of the same considerations. Mr. Denault’s 2014 awards are comparable to historical awards granted to our Chief Executive Officer and reflect the decreased stock price at the time of grant. For all equity awards, the Committee also considers the significant achievements of the Company for the prior year.

The following table sets forth the number of stock options and shares of restricted stock granted to each Named Executive Officer in 2014. The exercise price for each option was $63.17, which was the closing price of Entergy’s common stock on the date of grant.

Named Executive Officer	Stock Options	Shares of Restricted Stock
Leo P. Denault	106,000	13,900
Andrew S. Marsh	35,000	4,900
William M. Mohl	35,000	6,000
Mark T. Savoff	27,500	4,200
Roderick K. West	36,000	6,000

Benefits, Perquisites, Agreements and Post-Termination Plans

Retirement Plans

The Named Executive Officers participate in a Company-sponsored tax qualified final average pay defined benefit pension plan that covers a broad group of employees. In addition, each Named Executive Officer participates in the Pension Equalization Plan, a non-qualified restoration plan, and the System Executive Retirement Plan, a non-qualified supplemental retirement plan. Both plans are sponsored by the Company. Under the terms of the Pension Equalization Plan and System Executive Retirement Plan, an employee participating in both plans is eligible to receive only the greater of the two benefits computed in accordance with the terms of, and conditions of each plan.

Effective July 1, 2014, the Pension Equalization Plan was amended to provide that employees who participate in the Company’s new cash balance pension plan are not eligible to participate in the Pension Equalization Plan. These employees instead will participate in a new cash balance restoration plan. In addition, the Pension Equalization Plan and all other non-qualified plans sponsored by the Company were amended, as necessary, to eliminate the grant of supplemental credited service to new executive officers under any of those plans. The plan amendments were authorized by the Personnel Committee after reviewing comparative market data to better align the Company’s retirement plans with emerging market practice. Also to better align with emerging market practice, effective July 1, 2014, the System Executive Retirement Plan and the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries were closed to new participants.

See the 2014 Pension Benefits Table on page 63 of this Proxy Statement for additional information regarding the operation of the plans described under this caption.

Savings Plan

The Named Executive Officers are eligible to participate in a Company-sponsored Savings Plan that covers a broad group of employees. The Savings Plan is a tax-qualified 401(k) retirement savings plan, wherein total combined before-tax and after-tax contributions may not exceed 30% of a participant’s base salary up to certain contribution limits defined by law. In addition, under the Savings Plan, the employer of Savings Plan participants, who participate in the final average pay defined benefit pension plan, matches an amount equal to seventy cents for each dollar contributed by participating employees, including the Named Executive Officers, with respect to the first six percent of their eligible earnings under the plan for that pay period.

Executive Deferred Compensation Plan

The Named Executive Officers are eligible to defer up to 100% of their Annual Incentive Plan awards into either or both of the Company-sponsored Executive Deferred Compensation Plan and the 2011 Equity Plan. In addition, they are eligible to defer up to 100% of their base salary into the

Executive Deferred Compensation Plan. We believe that providing this benefit is important as a retention and recruitment tool because many, if not all, of the companies with which we compete for executive talent provide a similar arrangement to their senior executive officers.

Health & Welfare Benefits

The Named Executive Officers are eligible to participate in various health and welfare benefits available to a broad group of employees. These benefits include medical, dental and vision coverage, life and accidental death and dismemberment insurance, business travel accident insurance and long-term disability insurance. Eligibility, coverage levels, potential employee contributions and other plan design features are the same for the Named Executive Officers as for the broad employee population.

Executive Disability Plan

All of our executive officers, including the Named Executive Officers, are eligible to participate in the Executive Disability Plan of Entergy Corporation and Subsidiaries. Individuals who elect to participate in this plan and become disabled under the terms of the plan are eligible for 65% of the difference between their base salary and $276,923 (i.e. the base salary that produces the maximum $15,000 monthly disability payment under our general long-term disability plan).

Perquisites

We provide our Named Executive Officers with a limited number of perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. The Personnel Committee reviews all perquisites, including the personal use of corporate aircraft, on an annual basis. In 2014, our Named Executive Officers were offered corporate aircraft usage, relocation assistance, annual mandatory physical exams and event tickets. We do not pay club dues for members of the Office of the Chief Executive. For security and business convenience reasons, we permit the Chief Executive Officer to use our corporate aircraft at Company expense for personal use. Our other Named Executive Officers may use corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. From time to time, we make tickets to cultural and sporting events available to our employees, including our Named Executive Officers, for business purposes. If not utilized for business purposes, the tickets are made available to our employees, including our Named Executive Officers, for personal use. We do not provide personal financial counseling or tax gross-up payments on any perquisites, except for tax gross-ups on relocation benefits to our executive officers, which are similar to those provided to all eligible employees. For additional information regarding perquisites, see the “All Other Compensation” column in the Summary Compensation Table on page 57 of this Proxy Statement.

Post-Termination Agreements and other Compensation Arrangements

The Committee believes that retention and transitional compensation arrangements are an important part of overall compensation. The Committee believes that these arrangements help to secure the continued employment and dedication of our Named Executive Officers, notwithstanding any concern that they might have at the time of a change in control regarding their own continued employment. In addition, the Committee believes that these arrangements are important as recruitment and retention devices, as all or nearly all of the companies with which we compete for executive talent have similar arrangements in place for their senior employees.

To achieve these objectives, we have established a System Executive Continuity Plan under which each of our Named Executive Officers is entitled to receive “change in control” payments and benefits if such officer’s employment is involuntarily terminated in connection with a change in control of the Company. Severance payments under the System Executive Continuity Plan are based on a multiple of the sum of an executive officer’s annual base salary plus his or her average Annual Incentive Plan award for the two fiscal years immediately preceding the fiscal year in which the termination of employment occurs. Under no circumstances can this multiple exceed 2.99 times the sum of (a) the executive officer’s annual base salary as in effect at any time within one year prior to the commencement of a change in control period or if higher, immediately prior to a circumstance constituting good reason plus (b) his or her annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the officer’s termination occurs, or if higher the annual incentive award actually received under the Annual Incentive Plan for the fiscal year immediately preceding the fiscal year in which the termination of employment occurs. We strive to ensure that the benefits and payment levels under the System Executive Continuity Plan are consistent with market practices. Our executive officers, including the Named Executive Officers, will not receive any tax gross-up payments on any severance benefits received under this plan. For more information regarding the System Executive Continuity Plan, see “System Executive Continuity Plan” on page 74 of this Proxy Statement.

In certain cases, the Committee may approve the execution of a retention agreement with an individual executive officer. These decisions are made on a case by case basis to reflect specific retention needs or other factors, including market practice. If a retention agreement is entered into with an individual officer, the Committee considers the economic value associated with that agreement in making overall compensation decisions for that officer. The Company has voluntarily adopted a policy that any employment or severance agreements providing severance benefits in excess of 2.99 times the sum of an officer’s annual base salary and annual incentive award (other than the value of the vesting or payment of an outstanding equity-based award or the pro rata vesting or payment of an outstanding long-term incentive award) must be approved by the Company’s shareholders.

We currently have retention agreements with Mr. Denault and Mr. Mohl. In general, Mr. Denault’s retention agreement provides for severance payments and other benefits in the event of termination of employment other than for cause or on account of death or disability in lieu of those provided under our System Executive Continuity Plan. As with any severance benefits paid under the System Executive Continuity Plan, Mr. Denault will not receive tax gross-up payments on any severance benefits he may receive under his agreement. Mr. Denault’s retention agreement was entered into in 2006 when he was our Chief Financial Officer and was designed to reflect the competition for chief financial officer talent in the marketplace at that time and the Committee’s assessment of the critical role this position plays in executing the Company’s long-term financial and other strategic objectives. Based on the market data provided by its former independent compensation consultant, the Committee believes the benefits and payment levels under Mr. Denault’s retention agreement are consistent with market practices.

In 2013, we entered into an agreement with Mr. Mohl when he became President, Entergy Wholesale Commodities that provides for severance payments if his employment is terminated upon the occurrence of certain events related to the Entergy Wholesale Commodities business (an “EWC Event”) and subsequent to such event, he does not continue employment with the wholesale commodities business and is not offered a comparable position with an Entergy System company. Upon termination, Mr. Mohl would receive a payment equal to two times his base salary plus his target annual incentive bonus for the year of termination. If the EWC Event is considered a change in control under our System Executive Continuity Plan, he will instead only receive the benefits he is eligible for under that plan. In addition, any benefits provided under any other Company severance or retention plan will offset dollar for dollar any benefits payable under Mr. Mohl’s retention agreement. This agreement was entered into in light of the unique challenges facing the Entergy Wholesale Commodities business at the time Mr. Mohl assumed his position. In determining the type and size of the amount of payment under this agreement, we consulted with our independent compensation consultant to confirm that the economic value of this arrangement was consistent with market practice.

For additional information regarding the System Executive Continuity Plan and Mr. Denault’s and Mr. Mohl’s retention agreements described above, see “2014 Potential Payments Upon Termination or Change in Control” beginning on page 67 of this Proxy Statement.

COMPENSATION POLICIES AND PRACTICES

We strive to ensure that our compensation philosophy and practices are in line with the best practices of companies in our industry as well as other companies in the S&P 500. Some of these practices include the following:

Clawback Provisions

We have adopted a clawback policy that covers all individuals subject to Section 16 of the Exchange Act, including all of the members of our Office of the Chief Executive. Under the policy, the Committee will require reimbursement of incentives paid to these executive officers where:

•

(i) the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently determined to be the subject of a material restatement other than a restatement due to changes in accounting policy; or (ii) a material miscalculation of a performance award occurs, whether or not the financial statements were restated and, in either such case, a lower payment would have been made to the executive officer based upon the restated financial results or correct calculation; or

•

in the Board of Directors’ view, the executive officer engaged in fraud that caused or partially caused the need for a restatement or caused a material miscalculation of a performance award, in each case, whether or not the financial statements were restated.

The amount the Committee requires to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results or correct calculation. Further, following a material restatement of our financial statements, we will seek to recover any compensation received by our Chief Executive Officer and Chief Financial Officer that is required to be reimbursed under Section 304 of the Sarbanes-Oxley Act of 2002.

Stock Ownership Guidelines and Share Retention Requirements

For many years, the Company has had stock ownership guidelines for executives, including the Named Executive Officers. These guidelines are designed to align the executives’ long-term financial interests with those of shareholders. Annually, the Personnel Committee monitors the executive officers’ compliance with these guidelines.

Our ownership guidelines are as follows:

Role	Value of Common Stock to be Owned
Chief Executive Officer	6 times base salary
Executive Vice Presidents	3 times base salary
Senior Vice Presidents	2 times base salary
Vice Presidents	1 time base salary

Further, to ensure compliance with the guidelines, until an executive officer satisfies the stock ownership guidelines, the officer must retain:

•	all net after-tax shares paid out under our Long-Term Performance Unit Program;

•	all net after-tax shares of our restricted stock received upon vesting; and

•

at least 75% of the after-tax net shares received upon the exercise of Company stock options, except for stock options granted before January 1, 2014, as to which the executive officer must retain at least 75% of the after-tax net shares until the earlier of achievement of the stock ownership guidelines or five years from the date of exercise.

Trading Controls and Anti-Pledging and Anti-Hedging Policies

Executive officers, including the Named Executive Officers, are required to receive the permission of the Company’s General Counsel prior to entering into any transaction involving company securities, including gifts, other than the exercise of employee stock options. Trading is generally permitted only during open trading windows occurring immediately following the release of earnings. Employees, who are subject to trading restrictions, including the Named Executive Officers, may enter into trading plans under Rule 10b5-1 of the Exchange Act, but these trading plans may be entered into only during an open trading window and must be approved by the Company. The Named Executive Officer bears full responsibility if he or she violates Company policy by permitting shares to be bought or sold without pre-approval or when trading is restricted.

We also prohibit our directors and executive officers, including the Named Executive Officers, from pledging any Entergy securities or entering into margin accounts involving Entergy securities. We prohibit these transactions because of the potential that sales of Entergy securities could occur outside trading periods and without the required approval of the General Counsel.

We also have adopted an anti-hedging policy that prohibits officers, directors and employees from entering into hedging or monetization transactions involving our common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, straddles or equity swaps or other derivatives that are directly linked to the Company’s stock or transactions involving “short-sales” of the Company’s stock. The Board adopted this policy to require officers, directors and employees to continue to own Company stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with those of the Company’s other shareholders.

Roles and Responsibilities

Role of the Personnel Committee

The Personnel Committee has overall responsibility for approving the compensation program for our Named Executive Officers and makes all final compensation decisions regarding our Named Executive Officers. The Committee works with our executive management to ensure that our compensation policies and practices are consistent with our values and support the successful recruitment, development and retention of executive talent so we can achieve our business objectives and optimize our long-term financial returns. Each year, our Senior Vice President, Human Resources and Chief Diversity Officer presents the proposed compensation model for the following year, including the compensation elements, mix of elements and measures for each element and consults with our Chief Executive Officer on recommended compensation for senior executives. The Committee evaluates executive pay each year to ensure that our compensation policies and practices are consistent with our philosophy. The Personnel Committee is responsible for, among its other duties, the following actions related to our Named Executive Officers:

•	developing and implementing compensation policies and programs for hiring, evaluating and setting compensation for our executive officers, including any employment agreement with an executive officer;
•	evaluating the performance of our Chairman and Chief Executive Officer; and

•	reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

Role of the Chief Executive Officer

The Personnel Committee solicits recommendations from our Chief Executive Officer with respect to compensation decisions for the other Named Executive Officers. Our Chief Executive Officer provides the Personnel Committee with an assessment of the performance of each of the other Named Executive Officers and recommends compensation levels to be awarded to each of them. In addition, the Committee may request that the Chief Executive Officer provide management feedback and recommendations on changes in the design of compensation programs, such as special retention plans or changes in the structure of bonus programs. However, the Chief Executive Officer does not play any role with respect to any matter affecting his own compensation, nor does he have any role determining or recommending the amount, or form of, director compensation. The Personnel Committee also relies on the recommendations of our senior human resources executives with respect to compensation decisions, policies and practices.

The Chief Executive Officer may attend meetings of the Personnel Committee only at the invitation of the chair of the Personnel Committee and cannot call a meeting of the Committee. In addition, he is not in attendance at the portion of any meeting when the Committee approves the compensation to be paid to the Named Executive Officers. Since he is not a member of the Committee, he has no vote on matters submitted to the Committee. During 2014, Mr. Denault attended 6 meetings of the Personnel Committee.

Role of the Compensation Consultant

Our Personnel Committee has the sole authority for the appointment, compensation and oversight of its outside compensation consultant. In 2014, our Personnel Committee retained Pay Governance LLC as its independent compensation consultant to assist it in, among other things, evaluating different compensation programs and developing market data to assess our compensation programs.

During 2014, Pay Governance assisted the Committee with its responsibilities related to the Company’s compensation programs for its executives. The Committee directed Pay Governance to: (i) regularly attend meetings of the Committee; (ii) conduct studies of competitive compensation practices; (iii) identify the Company’s market surveys and proxy peer group; (iv) review base salary, annual incentives and long-term incentive compensation opportunities relative to competitive practices; and (v) develop conclusions and recommendations related to the executive compensation plan of the Company for consideration by the Committee. A senior consultant from Pay Governance attended all Personnel Committee meetings to which he was invited in 2014.

Compensation Consultant Independence

To maintain the independence of the Personnel Committee’s compensation consultant, the Board has adopted a policy that any consultant (including its affiliates) retained by the Board of Directors or any Committee of the Board of Directors to provide advice or recommendations on the amount or form of executive and director compensation should not be retained by the Company or any of its affiliates to provide other services in an aggregate amount that exceeds $120,000 in any year. In 2014, the Personnel Committee’s independent compensation consultant, Pay Governance, did not provide any services to the Company other than its services to the Personnel Committee. Annually, the Committee reviews the relationship with its compensation consultant including services provided, quality of those services, and fees associated with services in its evaluation of the executive compensation consultant’s independence. The Committee also assesses Pay Governance’s independence under NYSE rules and has concluded that no conflict of interests exists that would prevent Pay Governance from independently advising the Personnel Committee.

Tax and Accounting Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any of its other Named Executive Officers who may be Section 162(m) covered employees, unless that compensation is “performance-based compensation” within the meaning of Section 162(m). The Personnel Committee considers deductibility under Section 162(m) as it structures the compensation packages that are provided to its Named Executive Officers. Likewise, the Personnel Committee considers financial accounting consequences as it structures the compensation packages that are provided to the Named Executive Officers. However, the Personnel Committee and the Board believe that it is in the best interest of the Company that the Personnel Committee retains the flexibility and discretion to make compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Personnel Committee, as well as other corporate goals that the Committee deems important to the Company’s success, such as encouraging employee retention and rewarding achievement of key Company goals.

PERSONNEL COMMITTEE REPORT

The Personnel Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Personnel Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Personnel Committee

Maureen S. Bateman, Chair

Gary W. Edwards

Alexis M. Herman

Stewart C. Myers

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each member of the Personnel Committee is an independent director. During the last completed fiscal year, none of the Personnel Committee members served as an officer of the Company, and none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity that had an executive officer serving as a member of the Company’s Board of Directors.

COMPENSATION RISK ASSESSMENT

Entergy’s management, under the oversight of the Personnel Committee, annually conducts an assessment of the risks associated with our compensation policies and practices and reports to the Personnel Committee on the results of that assessment. Based on this assessment, Entergy’s management has determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. This determination has taken into account, among other things, the following design, administration, controls and risk mitigation elements of our compensation programs and policies and practices:

•	the use of a balanced mix of cash and equity compensation elements at various compensation levels;

•	the use of incentive compensation plans that cap awards at appropriate levels;

•	the use of performance measurement time horizons that are designed to support an appropriate balance between the pursuit of near term and long term goals;

•

the use of financial performance metrics that are readily measured, monitored and reviewed, and align with shareholder interests and are consistent with metrics that are commonly used in the Company’s industry;

•	incorporation of both operational and financial goals and individual performance in determining individual awards;

•

incentive compensation controls that incorporate multiple levels of review and approval of awards, to confirm that calculations are performed correctly and that awards are properly aligned with individual, departmental, line of business and corporate performance; and

•

the Company’s equity vesting schedules, executive stock ownership guidelines, policies prohibiting pledging and hedging of Company shares, and “clawback” policy, all of which are designed to align the interests of executives with shareholders while discouraging excessive risk-taking.

The compensation risk assessment also considered corporate governance/investor relations risk and talent risk and took into account the independence of the members of the Personnel Committee, its access to and use of an independent compensation consultant in the design of its programs, its access to and engagement with management on matters relating to the Company’s compensation programs and practices, and its role in the determination of incentive plan targets and measures.

The compensation risk assessment also considered corporate governance/investor relations risk and talent risk and took into account the independence of the members of the Personnel Committee, its access to and use of an independent compensation consultant in the design of its programs, its access to and engagement with management on matters relating to the Company’s compensation programs and practices, and its role in the determination of incentive plan targets and measures.

EXECUTIVE COMPENSATION TABLES

2014 Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2014, and to the extent required by SEC rules, for the years ended December 31, 2013 and 2012.

The Company has not entered into any employment agreements with any of the Named Executive Officers and as of December 31, 2014, it did not have any retention agreements other than those described in “2014 Potential Payments upon Termination or Change in Control.” For additional information regarding the material terms of the awards reported in the following tables, including a general description of the formula or criteria to be applied in determining the amounts payable, see “Compensation Discussion and Analysis.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position (1)	Year	Salary(2)	Bonus	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (6)	All Other Compensation(7)	Total

Leo P. Denault	2014	$1,103,173	$ -	$3,564,463	$923,260	$2,597,400	$3,578,200	$57,538	$11,824,034
Chairman of the	2013	$1,039,253	$ -	$3,780,189	$400,000	$1,770,720	$630,800	$44,690	$7,665,652
Board and Chief Executive Officer	2012	$669,564	$ -	$647,594	$282,600	$448,779	$972,400	$22,657	$3,043,594

Andrew S. Marsh	2014	$512,721	$ -	$940,837	$304,850	$706,388	$750,900	$26,722	$3,242,418
Executive Vice	2013	$477,846	$ -	$921,927	$256,000	$476,000	$157,700	$213,663	$2,503,136
President and Chief Financial Officer

William M. Mohl	2014	$568,141	$ -	$1,010,324	$304,850	$779,688	$926,300	$35,329	$3,624,632
President, Entergy	2013	$535,712	$ -	$882,568	$256,000	$533,120	$367,600	$200,784	$2,775,784
Wholesale Commodities

Mark T. Savoff	2014	$641,443	$ -	$896,618	$239,525	$880,283	$733,800	$49,902	$3,441,571
Executive Vice	2013	$628,913	$ -	$677,616	$200,000	$601,903	$197,400	$33,141	$2,338,973
President and Chief Operating Officer	2012	$616,583	$ -	$540,644	$169,560	$412,203	$664,500	$35,775	$2,439,265

Roderick K. West	2014	$623,854	$ -	$1,010,324	$313,560	$857,280	$782,400	$43,648	$3,631,066
Executive Vice	2013 2012	$606,381 $584,540	$ - $ -	$2,318,926 $647,594	$320,000 $282,600	$583,315 $391,791	$147,800 $991,000	$27,045 $46,097	$4,003,467 $2,943,622
President and Chief
Administrative Officer

(1)	Messrs. Marsh and Mohl were not Named Executive Officers in 2012.

(2)

The amounts in column (c) represent the actual base salary paid to the Named Executive Officers. The 2014 changes in base salaries noted in the Compensation Discussion and Analysis were effective in April 2014.

(3)

The amounts in column (e) represent the aggregate grant date fair value of restricted stock, restricted units and performance units granted under the 2011 Equity Ownership Plan, each calculated in accordance with FASB ASC Topic 718, without taking into account estimated forfeitures. The grant date fair value of the restricted stock and restricted units is based on the closing price of the Company’s common stock on the date of grant. The grant date fair value of performance units is based on the probable outcome of the applicable performance conditions, measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free rate is assumed to equal the yield on a three-year treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. If the highest achievement level is attained, the maximum amounts that will be received with respect to the performance units granted in 2014 are as follows: Mr. Denault, $5,053,600; Mr. Marsh, $1,187,596; Mr. Mohl, $1,187,596; Mr. Savoff, $1,187,596; and Mr. West, $1,187,596.

(4)

The amounts in column (f) represent the aggregate grant date fair value of stock options granted under the 2011 Equity Ownership Plan calculated in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2014.

(5)	The amounts in column (g) represent cash payments made under the Annual Incentive Plan.

(6)

For all Named Executive Officers, the amounts in column (h) include the annual actuarial increase in the present value of these Named Executive Officers’ benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which these Named Executive Officers may not currently be entitled to receive because such amounts are not vested. None of the increase for any of the Named Executive Officers is attributable to above-market or preferential earnings on non-qualified deferred compensation.

(7)

The amounts set forth in column (i) for 2014 include (a) matching contributions by the Company under the Savings Plan to each of the Named Executive Officers; (b) dividends paid on restricted stock when vested; (c) life insurance premiums; (d) perquisites and other compensation; and (e) tax gross up payments on relocation benefits. The amounts are listed in the following table:

	Leo P. Denault	Andrew S. Marsh	William M. Mohl	Mark T. Savoff	Roderick K. West

Company Contribution – Savings Plan	$10,920	$10,919	$10,920	$10,920	$10,920

Dividends Paid on Restricted Stock	$31,934	$10,816	$11,359	$18,486	$24,208

Life Insurance Premium	$7,482	$3,157	$5,609	$7,482	$2,610

Perquisites and Other Compensation	$7,202	$1,830	$6,423	$13,014	$5,910

Tax Gross Up Payments	$-	$-	$1,018	$-	$-

Total	$57,538	$26,722	$35,329	$49,902	$43,648

Perquisites and Other Compensation

The amounts set forth in column (i) also include perquisites and other personal benefits that we provide to our Named Executive Officers as part of providing a competitive executive compensation program and for employee retention. Effective January 2011 for the officers that constitute the Office of the Chief Executive, we eliminated tax gross-up payments on all perquisites, except for relocation benefits.

The following perquisites were provided to the Named Executive Officers in 2014.

Named Executive Officer	Relocation	Personal Use of Corporate Aircraft	Executive Physicals	Event Tickets
Leo P. Denault		X	X
Andrew S. Marsh			X	X
William M. Mohl	X		X
Mark T. Savoff		X	X
Roderick K. West		X	X	X

For security and business reasons, we permit our Chief Executive Officer to use our corporate aircraft for personal use at Company expense. Our other Named Executive Officers may use the corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. The amounts included in column (i) for the personal use of corporate aircraft, reflect the incremental cost to the Company for use of the corporate aircraft, determined on the basis of the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. In addition, we require our executive officers to have a comprehensive annual physical exam at our expense. Tickets to cultural and sporting events are purchased for business purposes, and if not utilized for business purposes, the tickets are made available to our employees, including our Named Executive Officers, for personal use. The Company also provides relocation benefits to a broad base of employees which include assistance with moving expenses, purchase and sale of homes and transportation of household goods. None of the perquisites referenced above exceeded $25,000 for any of the Named Executive Officers.

2014 Grants of Plan-Based Awards

The following table summarizes award grants during 2014 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Under- lying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Leo P. Denault	1/30/2014	$ -	$1,332,000	$2,664,000
	1/30/2014				10,000	40,000	80,000				$2,686,400
	1/30/2014							13,900			$878,063
	1/30/2014								106,000	$63.17	$923,260

Andrew S. Marsh	1/30/2014	$ -	$362,250	$724,500
	1/30/2014				2,350	9,400	18,800				$631,304
	1/30/2014							4,900			$309,533
	1/30/2014								35,000	$63.17	$304,850

William M. Mohl	1/30/2014	$ -	$399,840	$799,680
	1/30/2014				2,350	9,400	18,800				$631,304
	1/30/2014							6,000			$379,020
	1/30/2014								35,000	$63.17	$304,850

Mark T. Savoff	1/30/2014	$ -	$451,427	$902,854
	1/30/2014				2,350	9,400	18,800				$631,304
	1/30/2014							4,200			$265,314
	1/30/2014								27,500	$63.17	$239,525

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Under- lying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Roderick K. West	1/30/2014	$ -	$439,631	$879,262
	1/30/2014				2,350	9,400	18,800				$631,304
	1/30/2014							6,000			$379,020
	1/30/2014								36,000	$63.17	$313,560

(1)

The amounts in columns (c), (d) and (e) represent minimum, target and maximum payment levels under the Annual Incentive Plan. The actual amounts awarded are reported in column (g) of the Summary Compensation Table.

(2)

The amounts in columns (f), (g) and (h) represent the minimum, target and maximum payment levels under the Long-Term Performance Unit Program. Performance under the program is measured by the Company’s total shareholder return relative to the total shareholder returns of the companies included in the Philadelphia Utility Index. If the Company’s total shareholder return is not at least 25% of that for the Philadelphia Utility Index, there is no payout. Subject to achievement of performance targets, each unit will be converted into one share of the Company’s common stock on the last day of the performance period (December 31, 2016). Accrued dividends on the shares earned will also be paid in Company stock.

(3)

The amounts in column (i) represent shares of restricted stock granted under the 2011 Equity Ownership Plan. Shares of restricted stock vest one-third on each of the first through third anniversaries of the grant, have voting rights and accrue dividends during the vesting period.

(4)

The amounts in column (j) represent options to purchase shares of the Company’s common stock. The options vest one-third on each of the first through third anniversaries of the grant date and have a ten-year term from the date of grant. The options were granted under the 2011 Equity Ownership Plan.

(5)

The amounts in column (l) are valued based on the aggregate grant date fair value of the award calculated in accordance with FASB ASC Topic 718 and, in the case of the performance units, are based on the probable outcome of the applicable performance conditions. See Notes 3 and 4 to the Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each Named Executive Officer, unexercised options, restricted stock that has not vested and equity incentive plan awards outstanding as of December 31, 2014.

Option Awards							Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leo P. Denault	-	106,000	(1)		$63.17	1/30/2024
	16,666	33,334	(2)		$64.60	1/31/2023
	20,000	10,000	(3)		$71.30	1/26/2022
	25,000	-			$72.79	1/27/2021
	50,000	-			$77.10	1/28/2020
	45,000	-			$77.53	1/29/2019
	50,000	-			$108.20	1/24/2018
	60,000	-			$91.82	1/25/2017
	50,000	-			$68.89	1/26/2016
										80,000	(4)	$6,998,400
										74,312	(5)	$6,500,814
							13,900	(6)	$1,215,972
							4,000	(7)	$349,920
							1,334	(8)	$116,698
Andrew S. Marsh	-	35,000	(1)		$63.17	1/30/2024
	10,666	21,334	(2)		$64.60	1/31/2023
	6,666	3,334	(3)		$71.30	1/26/2022
	4,000	-			$72.79	1/27/2021
	9,100	-			$77.10	1/28/2020
	8,000	-			$77.53	1/29/2019
	10,000	-			$108.20	1/24/2018
	5,000	-			$91.82	1/25/2017
	5,500	-			$68.89	1/26/2016
										18,800	(4)	$1,644,624
										14,884	(5)	$1,302,052
							4,900	(6)	$428,652
							2,667	(7)	$233,309
							467	(8)	$40,853
William M. Mohl	-	35,000	(1)		$63.17	1/30/2024
	10,666	21,334	(2)		$64.60	1/31/2023
	4,933	2,467	(3)		$71.30	1/26/2022
	6,100	-			$72.79	1/27/2021
	9,000	-			$77.10	1/28/2020
	7,500	-			$77.53	1/29/2019
	9,300	-			$108.20	1/24/2018
	3,500	-			$91.82	1/25/2017
	5,000	-			$68.89	1/26/2016
										18,800	(4)	$1,644,624
										14,944	(5)	$1,307,301
							6,000	(6)	$524,880
							2,667	(7)	$233,309
							500	(8)	$43,740

Option Awards							Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark T. Savoff	-	27,500	(1)		$63.17	1/30/2024
	8,333	16,667	(2)		$64.60	1/31/2023
	12,000	6,000	(3)		$71.30	1/26/2022
	17,000	-			$72.79	1/27/2021
	30,000	-			$77.10	1/28/2020
	30,000	-			$77.53	1/29/2019
	27,000	-			$108.20	1/24/2018
	35,000	-			$91.82	1/25/2017
										18,800	(4)	$1,644,624
										15,200	(5)	$1,329,696
							4,200	(6)	$367,416
							1,867	(7)	$163,325
							834	(8)	$72,958
Roderick K. West	-	36,000	(1)		$63.17	1/30/2024
	13,333	26,667	(2)		$64.60	1/31/2023
	20,000	10,000	(3)		$71.30	1/26/2022
	17,000	-			$72.79	1/27/2021
	7,000	-			$77.10	1/28/2020
	5,000	-			$77.53	1/29/2019
	8,000	-			$108.20	1/24/2018
	12,000	-			$91.82	1/25/2017
										18,800	(4)	$1,644,624
										15,200	(5)	$1,329,696
							6,000	(6)	$524,880
							3,334	(7)	$291,658
							1,334	(8)	$116,698
							21,000	(9)	$1,837,080

(1)	Consists of options that vested or will vest as follows: 1/3 of the options granted vest on each of 1/30/2015, 1/30/2016 and 1/30/2017.

(2)	Consists of options that vested or will vest as follows: 1/2 of the remaining unexercisable options vest on each of 1/31/2015 and 1/31/2016.

(3)	The remaining unexercisable options vested on 1/26/2015.

(4)

Consists of performance units that will vest on December 31, 2016 based on the Company’s total shareholder return performance over the 2014-2016 performance period, as described under “What We Pay and Why – Executive Compensation Elements – Long-Term Incentive Compensation – Performance Unit Program” in Compensation Discussion and Analysis.

(5)	Consists of performance units that will vest on December 31, 2015 based on the Company’s total shareholder return performance over the 2013-2015 performance period.

(6)	Consists of shares of restricted stock that vested or will vest as follows: 1/3 of the shares of restricted stock granted vest on each of 1/30/2015, 1/30/2016 and 1/30/2017.

(7)	Consists of shares of restricted stock that vested or will vest as follows: 1/2 of the shares of restricted stock granted vest on each of 1/31/2015 and 1/31/2016.

(8)	Consists of shares of restricted stock that vested on 1/26/2015.

(9)	Consists of restricted units granted under the 2011 Equity Ownership Plan. The units vest on May 1, 2018.

2014 Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during 2014 for the Named Executive Officers.

	Options Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Leo P. Denault	35,000	$477,575	17,370(1)	$1,423,990

Andrew S. Marsh	7,000	$78,385	4,715(1)	$369,715

William M. Mohl	3,000	$16,021	4,990(1)	$392,587

Mark T. Savoff	50,000	$534,219	6,257(1)	$495,030

Roderick K. West	2,001	$28,988	7,490(1)	$577,597

(1)

Represents the value of performance units for the 2012-2014 performance period (payable solely in shares based on the closing stock price of the Company on the dates of vesting) under the Performance Unit Program and the vesting of shares of restricted stock in 2014.

2014 Pension Benefits

The following table shows the present value as of December 31, 2014 of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under our retirement plans determined using interest rate and mortality rate assumptions set forth in Note 11 to the Financial Statements in the Form 10-K for the year ended December 31, 2014. Additional information regarding these retirement plans is set forth in Compensation Discussion and Analysis under the heading “Benefits, Perquisites, Agreements and Post-Termination Plans” and following this table. In addition, this section includes information regarding early retirement options under the plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2014

Leo P. Denault(1)	Non-qualified System Executive Retirement Plan	30.83	$9,539,500	$
	Qualified defined benefit plan	15.83	$546,100	$

Andrew S. Marsh	Non-qualified System Executive Retirement Plan	16.37	$1,621,700	$
	Qualified defined benefit plan	16.37	$354,600	$

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2014

William M. Mohl	Non-qualified System Executive Retirement Plan	12.44	$2,283,300	$
	Qualified defined benefit plan	12.44	$431,800	$

Mark T. Savoff	Non-qualified System Executive Retirement Plan	11.06	$3,329,000	$
	Qualified defined benefit plan	11.06	$437,600	$

Roderick K. West	Non-qualified System Executive Retirement Plan	15.75	$2,830,500	$
	Qualified defined benefit plan	15.75	$387,700	$

(1)

During 2006, Mr. Denault entered into an agreement granting an additional 15 years of service under the non-qualified System Executive Retirement Plan if he continues to work for an Entergy System company employer and, after age 55, retires with the permission of his employer or his employment is terminated due to death or disability. The additional 15 years increases the present value of his benefit by $2,246,700.

Qualified Retirement Benefits

The qualified retirement plan in which our Named Executive Officers participate is a funded, tax-qualified, noncontributory defined benefit pension plan that provides benefits to most of the non-bargaining unit employees of Entergy System companies. All Named Executive Officers are participants in this plan. Benefits under the tax-qualified pension plan are calculated as an annuity payable at age 65 and generally are equal to 1.5% of a participant’s Final Average Monthly Earnings (FAME) multiplied by years of service (not to exceed 40). “Earnings” for purposes of calculating FAME generally includes the employee’s base salary and eligible annual incentive award and excludes all other bonuses. FAME is calculated using the employee’s average monthly Earnings for the 60 consecutive months in which the employee’s earnings were highest during the 120 month period immediately preceding the employee’s retirement and includes up to 5 annual bonuses paid during the 60 month period. Benefits under the tax-qualified plan are payable monthly after attainment of at least age 55 and after separation from the Company. The amount of annual earnings that may be considered in calculating benefits under the tax-qualified pension plan is limited by federal law. Participants are 100% vested in their benefit upon completing 5 years of vesting service or upon attainment of age 65 while an active participant in the plan. Contributions to the pension plan are made entirely by the Entergy System company employer and are paid into a trust fund from which the benefits of participants will be paid.

Normal retirement under the plan is age 65. Employees who terminate employment prior to age 55 may receive a reduced deferred vested retirement benefit commencing as early as age 55 that is based on the normal retirement benefit (reduced by 7% per year for the first 5 years commencement precedes age 65, and reduced by 6% for each additional year commencement precedes age 65). Employees who are at least age 55 with 10 years of vesting service upon termination of employment are entitled to a subsidized early retirement benefit beginning as early as age 55. The subsidized early retirement benefit is equal to the normal retirement benefit reduced by 2% per year for each year that early retirement precedes age 65. Mr. Denault, Mr. Mohl, and Mr. Savoff are eligible for subsidized early retirement benefits.

Non-qualified Retirement Benefits

The Named Executive Officers are eligible to participate in certain non-qualified retirement benefit plans that provide retirement income, including the Pension Equalization Plan and the System Executive Retirement Plan. Each of these plans is an unfunded non-qualified defined benefit pension plan that provides benefits to key management employees. In these plans, as described below, an executive is typically enrolled in one or more plans but only paid the amount due under the plan that provides the highest benefit. In general, upon disability, participants in the Pension Equalization Plan and the System Executive Retirement Plan remain eligible for continued service credits until the earlier of recovery, separation from service due to disability, or retirement eligibility. Generally, spouses of participants who die before commencement of benefits may be eligible for a portion of the participant’s accrued benefit.

All of the Named Executive Officers participate in both the Pension Equalization Plan and System Executive Retirement Plan.

The Pension Equalization Plan

The Pension Equalization Plan is a non-qualified unfunded restoration retirement plan that provides for the payment to participants from Entergy’s general assets of a single lump sum cash distribution upon separation from service generally equal to the actuarial present value of the difference between the amount that would have been payable as an annuity under the tax-qualified pension plan, but for Internal Revenue Code limitations on pension benefits and earnings that may be considered in calculating tax-qualified pension benefits, and the amount actually payable as an annuity under the tax-qualified pension plan. The Pension Equalization Plan also takes into account as eligible earnings certain incentive awards paid under the Annual Incentive Plan and includes supplemental credited service granted to a participant in calculating his or her benefit. Participants receive their Pension Equalization Plan benefit in the form of a single sum cash distribution. The benefits under this plan are offset by benefits payable from the qualified retirement plan and may be offset by prior employer benefits. The Pension Equalization Plan benefit attributable to supplemental credited service is not vested until age 65. Subject to the prior written consent of the Entergy System company employer (which consent is deemed given if the participant’s employment is terminated within twenty-four months following a change in control by the employer without “Cause” or by the participant for “Good Reason,” each as defined in the plan), an employee with supplemental credited service who terminates employment prior to age 65 may be vested in his or her benefit, with payment of the lump sum benefit generally at separation from service unless delayed six months under Code Section 409A. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits.

Effective July 1, 2014, participants in the Pension Equalization Plan will not be provided with supplemental credited service unless the grant of supplemental credited service was approved and accepted in writing by the plan administrator prior to July 1, 2014. In addition, the Pension Equalization Plan was amended effective July 1, 2014 to provide that employees who participate in the Company’s cash balance pension plan adopted June 30, 2014 are not eligible to participate in the Pension Equalization Plan and instead are eligible to participate in a new cash balance restoration plan.

The System Executive Retirement Plan

The System Executive Retirement Plan is a non-qualified supplemental retirement plan that provides for a single sum payment at age 65. Like the Pension Equalization Plan, the System Executive Retirement Plan is designed to provide for the payment to participants from Entergy’s general assets of a single-sum cash distribution upon the participant’s separation from service. The single-sum benefit is generally equal to the actuarial present value of a specified percentage of the participant’s “Final Average Monthly Compensation” (which is generally 1/36th of the sum of the participant’s annual rate of base salary and Annual Incentive Plan award for the 3 highest years during the last 10 years preceding termination of employment), after first being reduced by the value of the participant’s tax-qualified retirement plan benefit and typically any prior employer pension benefit available to the participant.

While the System Executive Retirement Plan has a replacement ratio schedule from one year of service to the maximum of 30 years of service, the table below offers a sample ratio at 20 and 30 years of service.

Years of Service	Executives at Management Level 1	Executives at Management Levels 2 and 3 – includes the remaining 4 Named Executive Officers	Executives at Management Level 4
20 Years	55.0%	50.0%	45.0%
30 Years	65.0%	60.0%	55.0%

The System Executive Retirement Plan benefit is not vested until age 65. Subject to the prior written consent of the Entergy System company employer, an employee who terminates his or her employment prior to age 65 may be vested in the System Executive Retirement Plan benefit, with payment of the lump sum benefit generally at separation from service unless delayed six months under Code Section 409A. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits. Further, in the event of a change in control, participants whose employment is terminated without “Cause” or by the employee for “Good Reason,” as each is defined in the Plan are also eligible for a subsidized lump sum benefit payment, even if they do not currently meet the age or service requirements for early retirement under that plan or have company permission to separate from employment. Such lump sum benefit is payable generally at separation from service unless delayed 6 months under Code Section 409A.

2014 Non-qualified Deferred Compensation

The Executive Deferred Compensation Plan, the 2007 Equity Ownership Plan and Long-Term Cash Incentive Plan and the 2011 Equity Ownership Plan allow for the deferral of compensation for the Named Executive Officers. In 2014, none of the Named Executive Officers had deferred compensation balances under the equity ownership plans or the Executive Deferred Compensation Plan.

As of December 31, 2014, Mr. Savoff had deferred account balances under a frozen Defined Contribution Restoration Plan. These amounts are deemed invested, as chosen by the participant, in certain T. Rowe Price investment funds that are also available to participants under the Savings Plan. Mr. Savoff has elected to receive the deferred account balances after he retires. The Defined Contribution Restoration Plan, until it was frozen in 2005, credited eligible employees’ deferral accounts with employer contributions to the extent contributions under the qualified savings plan in which the employee participated were subject to limitations imposed by the Internal Revenue Code.

Defined Contribution Restoration Plan

Name (a)	Executive Contributions in 2014 (b)	Registrant Contributions in 2014 (c)	Aggregate Earnings in 2014 (1) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at December 31, 2014 (f)
Mark T. Savoff	$-	$-	$8,224	$-	$26,685

(1)	Amounts in this column are not included in the Summary Compensation Table.

2014 Potential Payments Upon Termination or Change in Control

The Company has plans and other arrangements that provide compensation to a Named Executive Officer if his employment terminates under specified conditions, including following a change in control of the Company. In addition, we have entered into individual retention agreements with Mr. Denault and Mr. Mohl that provide for payments upon certain terminations of employment. There are no plans or agreements that would provide for payments to any of our Named Executive Officers solely upon a change in control

The tables below reflect the amount of compensation each of our Named Executive Officers would have received if his employment with the Company had been terminated under various scenarios as of December 31, 2014. For purposes of these tables, we assumed that our stock price was $87.48, the closing market price on that date.

Benefits and Payments Upon Termination	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement	Disability	Death	Change in Control	Termination Related to a Change in Control
Leo P. Denault(1)(2)

Severance Payment(5)	–	–	$8,613,353	–	–	–	–	$8,613,353

Performance Units:(8)

2013-2015 Performance Unit Program	–	–	$2,112,642	$2,166,880	$2,112,642	$2,112,642	–	$2,112,642

2014-2016 Performance Unit Program	–	–	$2,112,642	$1,166,371	$2,112,642	$2,112,642	–	$2,112,642

Unvested Stock Options(10)	–	–	$3,501,327	$3,501,327	$3,501,327	$3,501,327	–	$3,501,327

Unvested Restricted Stock(12)	–	–	$1,791,514	–	$1,791,514	$1,791,514	–	$1,791,514

Welfare Benefits(14)	–	–	–	–	–	–	–	–

Andrew S. Marsh(4)

Severance Payment(6)	–	–	–	–	–	–	–	$2,398,354

Performance Units:(9)

2013-2015 Performance Unit Program	–	–	–	–	$433,988	$433,988	–	$489,888

2014-2016 Performance Unit Program	–	–	–	–	$274,075	$274,075	–	$489,888

Unvested Stock Options(11)	–	–	–	–	$1,392,890	$1,392,890	–	$1,392,890

Unvested Restricted Stock(13)	–	–	–	–	$298,482	$298,482	–	$752,247

Welfare Benefits(15)	–	–	–	–	–	–	–	$27,486

Benefits and Payments Upon Termination	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement	Disability	Death	Change in Control	Termination Related to a Change in Control

William M Mohl(1)(3)

Severance Payment(6)	–	–	–	–	–	–	–	$2,818,015

Special Agreement(7)	–	–	$1,542,240	–	–	–	–	–

Performance Units:(9)

2013-2015 Performance Unit Program	–	–	–	$435,738	$435,738	$435,738	–	$489,888

2014-2016 Performance Unit Program	–	–	–	$274,075	$274,075	$274,075	–	$489,888

Unvested Stock Options(11)	–	–	–	$1,378,867	$1,378,867	$1,378,867	–	$1,378,867

Unvested Restricted Stock(13)	–	–	–	–	$332,337	$332,337	–	$856,193

Welfare Benefits(14)	–	–	–	–	–	–	–	–

Mark T. Savoff(1)(3)

Severance Payment(6)	–	–	–	–	–	–	–	$3,278,006

Performance Units:(9)

2013-2015 Performance Unit Program	–	–	–	$443,261	$443,261	$443,261	–	$489,888

2014-2016 Performance Unit Program	–	–	–	$274,075	$274,075	$274,075	–	$489,888

Unvested Stock Options(11)	–	–	–	$1,146,938	$1,146,938	$1,146,938	–	$1,146,938

Unvested Restricted Stock(13)	–	–	–	–	$278,099	$278,099	–	$648,346

Welfare Benefits(14)	–	–	–	–	–	–	–	–

Roderick K. West(4)

Severance Payment(6)	–	–	–	–	–	–	–	$3,192,348

Performance Units:(9)

2013-2015 Performance Unit Program	–	–	–	–	$443,261	$443,261	–	$489,888

2014-2016 Performance Unit Program	–	–	–	–	$274,075	$274,075	–	$489,888

Unvested Stock Options(11)	–	–	–	–	$1,647,093	$1,647,093	–	$1,647,093

Unvested Restricted Stock(13)	–	–	–	–	$440,199	$440,199	–	$1,004,859

Welfare Benefits(15)	–	–	–	–	–	–	–	$27,486

Unvested Restricted Units(16)	–	–	$1,837,080	–	–	–	–	$1,837,080

(1)	As of December 31, 2014, Mr. Denault, Mr. Mohl and Mr. Savoff are retirement eligible and would retire rather than voluntarily resign.

Pension Benefits:

(2)

In addition to the payments and benefits in the table, Mr. Denault also would have been entitled to receive his vested pension benefits. If Mr. Denault’s employment were terminated under certain conditions relating to a change in control, he would also be eligible for early retirement benefits. For a description of these benefits, see “2014 Pension Benefits.” In addition, Mr. Denault is subject to the following provisions:

•

Mr. Denault’s retention agreement provides that, unless his employment is terminated for cause, he will be granted an additional 15 years of service under the System Executive Retirement Plan if he continues to work for an Entergy System company employer and after age 55, retires with the permission of his employer or his employment is terminated due to death or disability. If Mr. Denault’s employment is terminated for cause, he will forfeit his benefit under the System Executive Retirement Plan.

•

Under his retention agreement, if Mr. Denault’s employment is terminated by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control) or on account of disability, Mr. Denault would be eligible for subsidized retirement and the additional 15 years of service upon his separation of service even if he does not have company permission to separate from employment.

(3)

In addition to the payments and benefits in the table, Mr. Mohl and Mr. Savoff each would have been eligible to retire and entitled to receive his vested pension benefits. For a description of the pension benefits available see, “2014 Pension Benefits.” In the event of a termination by the Company without cause or by the executive for good reason in connection with a change in control, Mr. Mohl and Mr. Savoff each would be eligible for subsidized early retirement benefits under the System Executive Retirement Plan even if he does not have company permission to separate from employment. If Mr. Mohl’s and Mr. Savoff’s employment were terminated for cause, they would not receive a benefit under the System Executive Retirement Plan.

(4)

In addition to the payments and benefits in the table, if Mr. Marsh’s or Mr. West’s employment were terminated under certain conditions relating to a change in control, he also would have been entitled to receive his vested pension benefits upon attainment of age 55 and would have been eligible for early retirement benefits under the System Executive Retirement Plan calculated using early retirement reduction factors. For a description of the pension benefits, see “2014 Pension Benefits.” If Mr. Marsh’s or Mr. West’s employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan.

Severance Payments

(5)

In the event of a termination (not due to death or disability) by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), Mr. Denault would be entitled to receive, pursuant to his retention agreement, a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the effective date of the retention agreement or, if higher, immediately prior to a circumstance constituting good reason plus (b) the greater of (i) his actual annual incentive award under the Annual Incentive Plan for the calendar year immediately preceding the calendar year in which Mr. Denault’s termination date occurs or (ii) Mr. Denault’s Annual Incentive Plan target award for the calendar year in which the effective date of the retention agreement occurred. For purposes of this table, we have calculated the award using a base salary of $1,110,000 and his preceding year’s actual annual incentive award, $1,770,720.

(6)

In the event of a termination (not due to death or disability) by the executive for good reason or by the Company not for cause during the period beginning upon the occurrence of a “potential change in control” (as defined in the System Executive Continuity Plan) and ending on the 2nd anniversary of a change in control, each Named Executive Officer, other than Mr. Denault, would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in his termination occurs. For purposes of this table, we assume the following target opportunity and base salary:

Named Executive Officer	Target Opportunity	Base Salary
Andrew S. Marsh	55%	$517,500
William M. Mohl	65%	571,200
Mark T. Savoff	70%	644,896
Roderick K. West	70%	628,044

(7)

Mr. Mohl’s retention agreement provides for a severance payment if his employment is terminated upon the occurrence of certain events related to the Entergy Wholesale Commodities business (an “EWC Event”). Upon termination, Mr. Mohl would receive a payment equal to two times his base salary plus his target annual incentive bonus for the year of termination. No payment will be made pursuant to Mr. Mohl’s retention agreement if as a result of his termination he becomes eligible for benefits under the System Executive Continuity Plan or any other plan or arrangement. Also, any benefits provided under any other Company severance or retention plan will offset dollar for dollar any benefits payable under Mr. Mohl’s retention agreement.

Performance Units

(8)

In the event of a termination due to death or disability, by Mr. Denault for good reason, or by the Company not for cause (in all cases, regardless of whether there is a change in control), Mr. Denault would have forfeited his performance units for all open performance periods and would have been entitled to receive a single-lump sum severance payment pursuant to his retention agreement that would not be based on any outstanding performance periods. The payment would be calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Denault’s severance payment was calculated by taking an average of the target performance units from the 2010-2012 Performance Unit Program (22,300 units) and the 2011-2013 Performance Unit Program (26,000 units). This average number of units (24,150 units) multiplied by the closing price of Entergy stock on December 31, 2014 ($87.48) would equal a severance payment of $2,112,642 for the forfeited performance units.

In the event of Mr. Denault’s retirement not related to a change in control, Mr. Denault would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the value of Mr. Denault’s awards were calculated as follows:

2013 - 2015 Plan – 24,770 (24/36*37,156) performance units at target, assuming a stock price of $87.48

2014 - 2016 Plan – 13,333 (12/36*40,000) performance units at target, assuming a stock price of $87.48

(9)

In the event of a qualifying termination related to a change in control, each Named Executive Officers, other than Mr. Denault, would have forfeited his performance units for the 2013-2015 and 2014-2016 performance periods and would have been entitled to receive, pursuant to the 2011 Equity Ownership Plan, a single-lump sum severance payment that would not be based on any outstanding performance periods. For both the 2013-2015 and the 2014-2016 performance periods, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under each Performance Unit Program with respect to the two most recent performance periods preceding (but not including) the calendar year in which his termination occurs, assuming all performance goals were achieved at target multiplied by the closing price of Entergy stock on December 31, 2014. For purposes of the table, the value of each Name Executive Officer’s severance payment, other than Mr. Denault, was calculated by taking an average of the target performance units from the 2010-2012 Performance Unit Program (5,300 units) and the 2011-2013 Performance Unit Program (5,900 units). This average number of units (5,600 units) multiplied by the closing price of Entergy stock on December 31, 2014 ($87.48) would equal a severance payment of $489,888 for the forfeited performance units.

In the event of death or disability, or retirement in the case of Mr. Mohl or Mr. Savoff, each Named Executive Officer, other than Mr. Denault, would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle, in accordance with his grant agreement under the Performance Unit Program. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the value of the awards were calculated as follows:

Mr. Marsh’s awards:

2013 – 2015 Plan – 4,961 (24/36*7,442) performance units at target, assuming a stock price of $87.48

2014 - 2016 Plan – 3,133 (12/36*9,400) performance units at target, assuming a stock price of $87.48

Mr. Mohl’s awards:

2013 - 2015 Plan – 4,981 (24/36*7,472) performance units at target, assuming a stock price of $87.48

2014 - 2016 Plan – 3,133 (12/36*9,400) performance units at target, assuming a stock price of $87.48

Mr. Savoff’s and Mr. West’s awards:

2013 - 2015 Plan – 5,067 (24/36*7,600) performance units at target, assuming a stock price of $87.48

2014 - 2016 Plan – 3,133 (12/36*9,400) performance units at target, assuming a stock price of $87.48

Unvested Stock Options

(10)	In the event of Mr. Denault’s retirement, death or disability (pursuant to the 2011 Equity Ownership Plan) or upon termination by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), pursuant to his retention agreement, all of Mr. Denault’s unvested stock options would immediately vest. In addition, he would be entitled to exercise any unexercised options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Denault exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2014, and the exercise price of each option share.

(11)

In the event of death or disability or qualifying termination related to a change in control or retirement in the case of Mr. Mohl or Mr. Savoff, all of the unvested stock options of each Named Executive Officer, other than Mr. Denault, would immediately vest pursuant to the 2011 Equity Ownership Plan. In addition, each would be entitled to exercise his stock options for the remainder of the ten-year period extending from the grant date of the options. For purposes of this table, it is assumed that the Named Executive Officers, other than Mr. Denault, exercised their options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2014, and the applicable exercise price of each option share.

Unvested Restricted Stock

(12)

Pursuant to his retention agreement, in the event of Mr. Denault’s death or disability or upon termination by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control) all of Mr. Denault’s unvested restricted stock would immediately vest.

(13)

In the event of death or disability (pursuant to the 2011 Equity Ownership Plan), each Named Executive Officer, other than Mr. Denault, would immediately vest in a pro-rated portion of his unvested restricted stock that was otherwise scheduled to become vested on the immediately following twelve (12)-month grant date anniversary date (as well as dividends declared on the pro-rated portion of such restricted stock) pursuant to the 2011 Equity Ownership Plan. The pro-rated vested portion would be determined based on the number of days between the most recent preceding twelve (12)-month grant date anniversary date and the date of his death or disability. In the event of his qualifying termination related to a change in control, the Named Executive Officers, other than Mr. Denault, would immediately vest in all of their unvested restricted stock.

Welfare Benefits

(14)

Upon retirement, Mr. Denault, Mr. Mohl and Mr. Savoff would be eligible for retiree medical and dental benefits, the same as all other retirees. Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Messrs. Denault, Mohl and Savoff would not be eligible to receive Entergy subsidized COBRA benefits.

(15)

Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Marsh and Mr. West would be eligible to receive Company-subsidized COBRA benefits for 18 months.

Restricted Stock Units

(16)

Mr. West’s 21,000 restricted units vest 100% in 2018. Pursuant to his restricted unit agreement, any unvested restricted units will vest immediately in the event of a termination for a reason other than cause, total disability or death. The units will vest upon termination within 24 months of a change in control without cause or by Mr. West with good reason. If Mr. West voluntarily resigns or is terminated for cause, he would forfeit these units.

Mr. Denault’s Retention Agreement

Under the terms of Mr. Denault’s retention agreement, Entergy may terminate his employment for cause upon Mr. Denault’s:

•

continuing failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remains uncured for 30 days after receiving a written notice from the Personnel Committee;

•	willfully engaging in conduct that is demonstrably and materially injurious to Entergy;

•

conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime that has or may have a material adverse effect on his ability to carry out his duties or upon Entergy’s reputation;

•	material violation of any agreement that he has entered into with Entergy; or

•	unauthorized disclosure of Entergy’s confidential information.

Mr. Denault may terminate his employment for good reason upon:

•

the substantial reduction in the nature or status of his duties or responsibilities from those in effect immediately prior to the date of the retention agreement, other than de minimis acts that are remedied after notice from Mr. Denault;

•	a reduction of 5% or more in his base salary as in effect on the date of the retention agreement;

•	the relocation of his principal place of employment to a location other than the corporate headquarters;

•

the failure to continue to allow him to participate in programs or plans providing opportunities for equity awards, stock options, restricted stock, stock appreciation rights, incentive compensation, bonus and other plans on a basis not materially less favorable than enjoyed at the time of the retention agreement (other than changes similarly affecting all senior executives);

•

the failure to continue to allow him to participate in programs or plans with opportunities for benefits not materially less favorable than those enjoyed by him under any of our pension, savings, life insurance, medical, health and accident, disability or vacation plans at the time of the retention agreement (other than changes similarly affecting all senior executives); or

•	any purported termination of his employment not taken in accordance with his retention agreement.

Mr. Mohl’s Retention Agreement.

Pursuant to Mr. Mohl’s retention agreement, if his employment is terminated upon the occurrence of certain events related to the Entergy Wholesale Commodities business (an “EWC Event”) and subsequent to such event, he does not continue employment with the wholesale commodities business and is not offered a comparable position with an Entergy System company, Mr. Mohl would receive a payment equal to two times his base salary plus his target annual incentive bonus for the year of termination. If the EWC Event is considered a change in control under our System Executive Continuity Plan, he will only receive the benefits he is eligible for under that plan. Also, any benefits provided under any other Company severance or retention plan will offset dollar for dollar any benefits payable under Mr. Mohl’s retention agreement.

System Executive Continuity Plan

Termination Related to a Change in Control

Our Named Executive Officers will be entitled to the benefits described in the tables above under the System Executive Continuity Plan in the event of a termination related to a change in control if a change in control occurs and their employment is terminated by the Company other than for cause or if they terminate their employment for good reason, in each case within a period beginning on the occurrence of a potential change in control and ending 24 months following the effective date of a change in control.

A change in control includes the following events:

•	The purchase of 30% or more of either our common stock or the combined voting power of our voting securities;

•	the merger or consolidation of the Company (unless our Board members constitute at least a majority of the board members of the surviving entity);

•	the liquidation, dissolution or sale of all or substantially all of our assets; or

•

a change in the composition of our Board such that, during any two-year period, the individuals serving at the beginning of the period no longer constitute a majority of our Board at the end of the period.

A potential change in control includes the following events:

•	the Company or an affiliate enters into an agreement the consummation of which would constitute a change in control;

•	the Board adopts resolutions determining that, for purposes of the System Executive Continuity Plan, a potential change in control has occurred;

•	a System Company or other person or entity publicly announces an intention to take actions that would constitute a change in control; or

•

any person or entity becomes the beneficial owner (directly or indirectly) of outstanding shares of common stock of the Company constituting 20% of the voting power or value of the Company’s outstanding common stock.

We may terminate a Named Executive Officer’s employment for cause under the System Executive Continuity Plan if he:

•	willfully and continuously fails to substantially perform his duties after receiving a 30-day written demand for performance from our Board;

•	engages in conduct that is materially injurious to us or any of our subsidiaries;

•	is convicted or pleads guilty or nolo contendere to a felony or other crime that materially and adversely affects his ability to perform his duties or our reputation;

•	materially violates any agreement with us or any of our subsidiaries; or

•	discloses any of our confidential information without authorization.

A Named Executive Officer may terminate his employment with us for good reason under the System Executive Continuity Plan if, without his consent:

•	the nature or status of his duties and responsibilities is substantially altered or reduced compared to the period prior to the change in control;

•	his salary is reduced by 5% or more;

•	he is required to be based outside of the continental United States at somewhere other than his primary work location prior to the change in control;

•	any of his compensation plans are discontinued without an equitable replacement;

•	his benefits or number of vacation days are substantially reduced; or

•	his employer purports to terminate his employment other than in accordance with the System Executive Continuity Plan.

In addition to participation in the System Executive Continuity Plan, benefits already accrued under our System Executive Retirement Plan, Pension Equalization Plan and Supplemental Retirement Plan, if any, will become fully vested if the executive is involuntarily terminated without cause or the executive terminates his employment for good reason within two years after the occurrence of a change in control. Any awards granted under the equity ownership plans will become fully vested if the executive is involuntarily terminated without cause or terminates employment for good reason within two years after the occurrence of a change in control. In 2010, we eliminated tax gross up payments for any severance benefits paid under the System Executive Continuity Plan.

Under certain circumstances described below, the payments and benefits received by a Named Executive Officer pursuant to the System Executive Continuity Plan may be forfeited and, in certain cases, subject to repayment. Benefits are no longer payable under the System Executive Continuity Plan, and unvested performance units under the Performance Unit Program are subject to forfeiture, if the executive:

•	accepts employment with us or any of our subsidiaries;

•	elects to receive the benefits of another severance or separation program;

•	removes, copies or fails to return any property belonging to us or any of our subsidiaries;

•	discloses non-public data or information concerning us or any of our subsidiaries; or

•	violates his non-competition provision, which generally runs for two years but extends to three years if permissible under applicable law.

Furthermore, if the executive discloses non-public data or information concerning us or any of our subsidiaries or violates his non-competition provision, he will be required to repay any benefits previously received under the System Executive Continuity Plan.

Termination for Cause

If a Named Executive Officer’s employment is terminated for “cause” (as defined in the System Executive Continuity Plan and described above under “Termination Related to a Change in Control”), he is generally entitled to the same compensation and separation benefits described below under “Voluntary Resignation,” except that all options are no longer exercisable.

Voluntary Resignation

If a Named Executive Officer voluntarily resigns from his Entergy System company employer, he is entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits (if any) and other post-employment benefits on terms consistent with those generally available to our other salaried employees. In the case of voluntary resignation, the officer would forfeit all unvested stock options, shares of restricted stock and restricted units as well as any perquisites to which he or she is entitled as an officer. In addition, the officer would forfeit, except as described below, his or her right to receive incentive payments under any outstanding performance periods under the Long-Term Performance Unit Program or the Annual Incentive Plan. If the officer resigns after the completion of an Annual Incentive Plan or Long-Term Performance Unit Program performance period, he could receive a payout under the Long-Term Performance Unit Program based on the outcome of the performance cycle and could, at the Company’s discretion, receive an annual incentive payment under the Annual Incentive Plan. Any vested stock options held by the officer as of the separation date will expire the earlier of ten years from date of grant or 90 days from the last day of active employment.

Retirement

Under our retirement plans, a Named Executive Officer’s eligibility for retirement benefits is based on a combination of age and years of service. Normal retirement is defined as age 65. Early retirement is defined under the qualified retirement plan as minimum age 55 with 10 years of service and in the case of the System Executive Retirement Plan and the supplemental credited service under the Pension Equalization Plan, the consent of the Entergy System company employer.

Upon a Named Executive Officer’s retirement, he is generally entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits and other post-employment benefits consistent with those generally available to salaried employees. The annual incentive payment under the Annual Incentive Plan is pro-rated based on the actual number of days employed during the performance year in which the retirement date occurs. Similarly, payments under the Long-Term Performance Unit Program for those retiring with a minimum 12 months of participation are pro-rated based on the actual full months of participation, in each outstanding performance cycle, in which the retirement date occurs. In each case, payments are delivered at the conclusion of each annual or performance cycle, consistent with the timing of payments to active participants in the Annual Incentive Plan and the Long-Term Performance Unit Program, respectively. Unvested stock options issued under our equity ownership plans vest on the retirement date and expire ten years from the grant date of the options. Any restricted stock and restricted stock units (other than those issued under the Long-Term Performance Unit Program) held by the executive upon his or her retirement are forfeited, and perquisites are not available following the separation date.

Disability

If a Named Executive Officer’s employment is terminated due to disability, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” except that restricted stock units may be subject to specific disability benefits (as noted, where applicable, in the tables above).

Death

If a Named Executive Officer dies while actively employed by an Entergy System company employer, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” including:

•	all unvested stock options will vest immediately;

•	vested stock options will expire ten years from the grant date; and

•	restricted units may be subject to specific death benefits depending on the restricted unit agreement (as noted, where applicable, in the tables above).

Proposal 4 – Approval of the Entergy Corporation Amended and Restated Executive Annual Incentive Plan

The Personnel Committee has approved and recommends that the shareholders vote for the approval of the Executive Annual Incentive Plan of Entergy Corporation and Subsidiaries, as amended and restated effective January 1, 2016 (the “EAIP”). A copy of the EAIP is attached hereto as Appendix B.

The Board of Directors believes “at risk” compensation is a significant factor in motivating executive performance to increase stockholder value. The EAIP is designed to link pay and performance by providing Entergy’s officers with the opportunity to receive an annual cash award based on the achievement of pre-established performance goals.

Under Code Section 162(m), compensation over $1 million of the Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer) (collectively, the “covered employees”) is generally not deductible for United States income tax purposes. However, “qualified performance-based compensation” that complies with certain requirements of the regulations under Section 162(m) is exempt from the deduction limit if certain requirements are met. The EAIP is designed to permit the Personnel Committee to structure awards paid under the EAIP as performance-based compensation deductible for federal income tax purposes under Section 162(m) and the applicable regulations. Among other requirements, Section 162(m) requires shareholder approval of incentive plans and their performance measures. We are submitting the EAIP for such shareholder approval to permit awards paid under the EAIP to be structured in a manner that allows them to be deductible under Section 162(m).

At the Annual Meeting, the shareholders will vote on the approval of the EAIP. The EAIP affords flexibility in the form and payment of awards to meet changing business needs. The Board’s approval and recommendation of the EAIP follows a review and evaluation of the amendments to the existing Executive Annual Incentive Plan. A summary of the EAIP follows.

SUMMARY OF THE EXECUTIVE ANNUAL INCENTIVE PLAN

Term

If approved by the shareholders, the EAIP, as amended, will be effective for grants and elections made after January 1, 2016, and will continue until terminated by the Board.

Purpose

The EAIP links pay and performance by providing Entergy’s officers with an opportunity to receive an annual cash award based upon the achievement of pre-established performance goals. The performance goals are chosen by the Personnel Committee from the list included in the EAIP and are intended to align the interests of plan participants with those of Entergy and its shareholders.

Administration

The EAIP will be administered by the Personnel Committee with respect to awards to the Chief Executive Officer, his direct reports and any other individual named by the Chief Executive Officer (a group we refer to as the “OCE”). The EAIP will be administered by the OCE or its delegates with respect to all other awards. Subject to the terms of the EAIP, the Personnel Committee or the OCE or its delegates, as applicable, will have the authority to determine the size, terms and conditions of awards under the EAIP, to construe and interpret the EAIP, to amend the terms and conditions of any outstanding award to the extent such terms and conditions are within the sole discretion of the Personnel Committee or OCE or its delegates as provided in the EAIP, and to make all other determinations which may be necessary or advisable for administration of the EAIP.

Eligibility

All employees of Entergy or its 80% owned subsidiaries who are employed as a corporate Vice President or higher, (system management level 1-4) whose employment commenced before the last quarter of the plan year or who were employed by an Entergy System company for a minimum of three months during the plan year, and who have physically worked at least one day during the plan year, are eligible to participate in the EAIP for the performance period applicable to such plan year. As of March 3, 2015, there were approximately 57 individuals eligible to participate in the EAIP.

Awards Under the EAIP

With respect to a given plan year, the Personnel Committee will select one or more performance measures, establish written performance goals with respect to each selected performance measure and determine the target award opportunities for that performance period. With respect to awards to individuals who are covered by the requirements of Section 162(m) and which awards are intended to be subject to the “performance-based compensation” exception, this determination will be made no later than 90 days after the beginning of the applicable performance period.

The performance measures may be based on any combination of corporate, division and/or individual goals. For each performance measure, the Personnel Committee will establish performance goals which will be used to determine award opportunities. For example, the Personnel Committee may establish various levels of Company pretax income as performance goals and link each such performance goal to an award opportunity. The performance measures, performance goals and award opportunities may vary among officers and from year to year. The Personnel Committee may establish minimum levels of performance goal achievement below which grants will not be made.

As soon as practicable after the end of the performance period, the Personnel Committee will assess performance to determine what payments, if any, will be made under the EAIP for each of the Company’s officers.

The EAIP provides that the total amount payable for a given performance period to covered employees shall not exceed 1% of Entergy’s operating cash flow for the performance period and the amount payable to any one covered employee under the EAIP for a performance period shall not exceed 0.5% of Entergy’s operating cash flow for the performance period.

The EAIP provides that to the extent necessary for an award to be performance-based compensation for purposes of Section 162(m), the performance goals shall be (based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures, alone or in combination with any other, stated in either absolute terms or relative terms, such as rates of growth or improvement as compared to the performance of another company or companies (or division, unit or other specified part thereof) or to an index or indices):

•

earnings measures (including EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), retained earnings, earnings per share (“EPS,” including reported EPS, operational EPS, pro forma EPS, cash

EPS, diluted EPS and EPS from continuing operations), net income, pre-tax income, operating income, operating earnings, pre-tax profit, net operating profit after taxes, net operating profit less adjusted taxes);

•	revenue measures (including revenue and direct margin);

•

stock price, shareholder return, capital efficiency and other return measures (including the attainment by a share of common stock of a specified fair market value for a specified period of time, book value of common stock, the increase in either of the foregoing, total return to shareholders (after-tax or pre-tax), the growth in the value of an investment in common stock (assuming the reinvestment of dividends, dividend growth or market capitalization), economic value added, cumulative shareholder value added, return on equity, dividend payout ratio, return on capital employed, return on invested capital, return on assets);

•

cash flow measures (including operating cash flow (“OCF”), operational OCF, free cash flow, net cash flow, cash available to the Company, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof);

•	valuation measures (including stock price increase, market value, enterprise value, price to book value ratio and price to earnings ratio);
•	capital and risk measures (including debt ratio, equity ratio, debt to equity ratio, credit rating, dividend payout as a percentage of net income and diversification of business opportunities);
•

expense, expense control and other expense measures (including operations and maintenance expense, total expenditures, budget achievement, expense ratio, expense reduction, expense spending, operations and maintenance expense and cost savings);

•	customer measures (including customer satisfaction, customer growth, service costs, service levels, responsiveness, bad debt collections or losses);
•	reliability measures (including outage frequency, outage duration and frequency of momentary outages);
•	project measures such as completion of key milestones or achievement of employee satisfaction, safety, or efficiency targets or objectives;
•

production measures (including generating capacity factor, generating equivalent availability, heat rates, production cost, productivity, and performance against the Institute of Nuclear Power Operations (“INPO”) index and INPO performance objectives, criteria and guidelines);

•	sales, return on sales costs, fuel cost per million BTU, costs per kilowatt-hour, productivity, capital spending, gross margin, profit margin, net margin, market capitalization, operating performance;
•

the achievement of strategic business objectives, including consummating a transaction that results in the sale of stock or assets of a System company, management development or new product development and introduction;

•	any financial metric set forth herein as a percentage of another financial metric set forth herein; or
•

specified objectives with regard to limiting the level of increase in all or a portion of System company bank debt or other long-term or short-term public or private debt or other similar financial obligations of any System company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Personnel Committee.

Performance goals shall be subject to such other special rules and conditions as the Personnel Committee may establish.

Approval of the EAIP by our shareholders will also constitute approval, for purposes of Section 162(m) of the business criteria that may be used in connection with the performance goals and the other material terms contained in the EAIP that may be used in connection with awards thereunder if such awards are intended to qualify as “performance-based” compensation for purposes of Section 162(m).

As provided in the EAIP, the Personnel Committee has negative discretion to reduce or eliminate any or all final grants that would otherwise be paid. However, the Personnel Committee may not exercise discretion to increase the amount otherwise payable to an officer.

In the event that changes are made to Code Section 162(m) or the regulations thereunder to permit greater flexibility with respect to any award opportunities under the EAIP, the Personnel Committee may exercise such greater flexibility consistent with the terms of the EAIP without regard to the restrictive provisions of the EAIP.

Payment of Awards

Amounts due under the EAIP are payable as soon as practicable after the payment is approved by the Personnel Committee but no later than the later of March 15th following the end of the calendar year for which the award was made or 2 1⁄2 months after the expiration of Entergy’s fiscal year in which the applicable plan year ends. Subject to the terms of the Company’s Executive Deferred Compensation Plan and the Company’s equity plans, an officer eligible to participate in the Executive Deferred Compensation Plan and the Company equity ownership plans may defer the receipt of some or all of the officer’s payment under the EAIP.

If during a performance period the officer ceases to be a regular, full time employee of the Company for a reason other than death, total disability or retirement, the officer’s eligibility under the EAIP shall terminate and no amounts will be paid to that officer under the EAIP. In the event a participating officer (who was an officer as of the first day of a performance period) terminates employment due to death, total disability or retirement, that officer shall be entitled to a portion of his or her potential payment, as determined by the guidelines concerning administration of the EAIP, as implemented by the office of the senior-most Entergy System officer within the Human Resources department.

Amendments

The Personnel Committee may modify, amend, suspend or terminate the EAIP at any time.

Other Matters

As discussed above, amounts that may be paid under the EAIP for fiscal 2015 and future years are dependent on the attainment of performance goals established by the Personnel Committee, as well as the Personnel Committee’s authority, subject to the terms of the EAIP, to reduce or eliminate such grants. Accordingly, the amounts, if any, that may be paid under the EAIP in the future cannot presently be determined. If the shareholders do not approve the EAIP, the Personnel Committee will review the Company’s executive compensation program in light of such vote and the principles described in the Compensation Discussion and Analysis.

The Board of Directors unanimously recommends that the shareholders vote FOR the proposal to approve the Entergy Corporation Amended and Restated Executive Annual Incentive Plan.

Proposal 5 – Approval of the Entergy Corporation 2015 Equity Ownership Plan

On January 29, 2015, the Personnel Committee unanimously recommended that our Board of Directors approve, and on January 30, 2015, our Board of Directors unanimously approved and adopted, subject to the approval of our shareholders at the Annual Meeting, the 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries (the “Plan”). The Plan will continue to afford the Personnel Committee the ability to design compensatory awards that are responsive to our needs, and includes authorization for a variety of awards designed to advance our interests and long-term success by encouraging stock ownership among our directors, officers and other employees.

We have historically granted equity awards under various plans, including most recently under the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (the “Existing Plan”). The Existing Plan has awards authorized but not granted at the date of this Proxy Statement. If approved by our shareholders, the Plan will become effective and no further awards will be granted under the Existing Plan.

Why You Should Vote in Favor of the Plan

We believe our future success depends on our ability to attract, motivate and retain high quality employees and directors and that approval of the Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use equity-based awards to recruit and compensate our employees and directors.

The use of equity as part of our compensation program is also important to our continued success because it fosters a pay-for-performance culture, which is an important element of our overall compensation philosophy. We believe that equity compensation motivates employees to create shareholder value because the value employees realize from equity compensation is based on our stock performance. Because equity compensation awards under the Plan will be subject to vesting and/or performance criteria, the Plan also aligns the goals and objectives of our employees with the interests of our shareholders and promotes a focus on long-term value creation. These vesting conditions also enhance our ability to retain our key employees.

We also believe we have demonstrated our commitment to sound equity compensation practices. We recognize that equity compensation awards dilute shareholder equity and, therefore, we have carefully managed our equity incentive compensation to ensure that the cost of equity compensation to our shareholders is reasonable in relation to the important benefits gained.

Plan Highlights

The Plan authorizes the Personnel Committee to provide equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), stock awards (including unrestricted stock and restricted stock), stock units (including restricted stock units (“RSUs”)), other stock-based awards, performance awards (including performance shares and performance units), and authorizes our Board to grant non-employee director awards, in each case for the purpose of providing our directors, officers and other employees incentives and rewards for superior performance. Some of the key features of the Plan that reflect our commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Summary of the Plan” and in the Plan, a copy of which is set forth as Annex C to this Proxy Statement.

Administration. The Plan will be administered by the Personnel Committee, which consists entirely of independent, non-employee directors and, with respect to awards to non-employee directors, will be administered by our Board.

Plan Limits. Total awards under the Plan are limited to 6,900,000 shares, subject to customary capitalization adjustments. Any shares of common stock related to awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Personnel Committee’s permission (prior to the issuance of shares) for awards not involving shares, shall again be available for grant under the Plan.

No Liberal Recycling Provisions. As described above, the Plan generally provides that shares related to awards that terminate without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Personnel Committee’s permission (prior to the issuance of shares) for awards not involving shares, shall again be available for grant under the Plan. The Plan, however, provides that the following shares shall not be recycled and again made available for grant under the Plan: (1) those tendered or withheld in payment of the option or SAR exercise price; (2) those delivered to or withheld by us for the payment of withholding taxes related to an award; (3) those repurchased by us using stock option proceeds and (4) those subject to an option or SAR that are not issued or delivered upon the net settlement or net exercise of such option or SAR.

Minimum Vesting Periods. The Plan generally provides that all awards that vest solely on the basis of continued employment or service or other solely time-based criteria will have a vesting period of at least 3 years and all awards that vest on the attainment of performance goals or other performance-based criteria will have a vesting period of at least 12 months unless otherwise authorized under Code Section 162(m); provided that up to 5% of the stock authorized under the Plan may be used for Full Value Awards (stock-settled awards other than options or SARs) not subject to these minimum vesting conditions.

No Repricing. We have never repriced underwater stock options or SARs, and repricing of options and SARs is prohibited without shareholder approval under the Plan other than as a result of certain customary capitalization adjustments or a change in control of the Company.

Director Limit. The Plan allows for awards to eligible non-employee directors. The aggregate grant date fair market value of awards that may be granted during any calendar year to any non-employee director may not exceed $500,000; provided that shares of common stock provided to non-employee directors in lieu of cash otherwise payable to a non-employee director other than pursuant to the Plan shall be disregarded for purposes of this limitation.

Other Features.

•	The Plan also provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common stock on the date of grant.
•	The Plan is intended to give the Personnel Committee the flexibility to allow certain awards made under the Plan to qualify as performance-based compensation under Section 162(m) of the Code.
•	All awards under the Plan are subject to the “clawback” policy adopted by our Board in 2010.
•	The Plan imposes “double-trigger” vesting for equity awards.

In addition to providing for these key features in the Plan, our historical grants under our equity plans illustrate our commitment to appropriately managing equity compensation. From January 2012 to December 2014, stock options and restricted stock awarded averaged 0.5% of the shares outstanding on an annual basis and no share-based performance incentive payouts were made.

If the Plan is approved, our full dilution level on February 28, 2015 will be 8.3%. This level of full dilution assumes all 6,900,000 shares will actually be issued under the Plan. Management and our Board of Directors are cognizant of dilution levels and strive to maintain dilution at an appropriate level.

From January 1, 2015 to February 28, 2015, 1,501 stock options, with an average exercise price of $73.82, expired without being exercised. Thus, as of February 28, 2015:

•	There are a total of 179,838,685 shares of our common shares outstanding;
•	There are 7,414,154 stock options outstanding, with a weighted average exercise price of $84.16 and weighted average remaining term of 4.54 years;
•	There are a total of 638,918 full value awards outstanding, all of which are shares of restricted stock; and
•

There are 726,516 shares of common stock remaining available under our Existing Plan. If the Plan is approved by our shareholders, the Plan will become effective and no further awards will be made under the Existing Plan.

SUMMARY OF THE 2015 EQUITY OWNERSHIP PLAN

The following summary of the material provisions of the Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the Plan, a copy of which is set forth as Appendix C to this Proxy Statement.

Term

If approved by the shareholders, the Plan will be effective as of the date of shareholder approval. No awards shall be granted under the Plan later than 10 years from the effective date.

Administration

Unless the Board provides otherwise, the Personnel Committee shall administer the Plan in accordance with its terms and shall have all powers, authority and discretion necessary or proper for such purpose, including the sole and exclusive power and discretion to:

•

determine participants to whom awards will be granted, the time or times at which awards will be granted, the form and amount of each award, the expiration date of each award, the time or times within which the awards may be exercised or otherwise settled, whether to accelerate the exercise or vesting date of any outstanding award, the cancellation of the awards and the other limitations, restrictions, terms and conditions applicable to the grant of the awards;

•	establish such rules and regulations as the Personnel Committee shall deem desirable or necessary for the proper administration of the Plan;
•	interpret, make determinations regarding and take such other action in connection with or in relation to the Plan as the Personnel Committee deems necessary or advisable; and
•	correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any award or award agreement in the manner and to the extent the Personnel Committee deems desirable.

Notwithstanding the foregoing, the Plan shall be administered by the entire Board of Directors with respect to any award granted to a non-employee director.

Eligibility

Eligibility under the Plan is limited to: (a) employees determined by the Personnel Committee to have significant responsibility for the continued growth, development and financial success of the Company and any corporation or other entity 80% or more of whose stock (or, for a non-corporate entity, equivalent securities) (based on voting power or value) is owned, directly or indirectly, by the Company (the Company and each such company or entity, a “System company”); (b) non-employee directors; and (c) persons expected to become such employees or non-employee directors. As of March 3, 2015, the number of such eligible employees was approximately 1,878 and the number of such eligible non-employee directors was 13. The Personnel Committee, in its sole discretion, will determine which individuals are eligible to participate in the Plan, provided that the Board will make all determinations with respect to any award granted to a non-employee director.

Other Conditions

The Personnel Committee (or, in the case of awards to non-employee directors, the Board) may in its sole discretion, condition the grant of an award on the participant agreeing to restrictive covenants relating to non-competition, non-solicitation of customers/clients or employees, confidentiality, non-disparagement, or any other terms or conditions that the Personnel Committee may determine.

Securities Subject to the Plan

Subject to customary capitalization adjustments, the number of shares of Company common stock that may be issued under the Plan may not exceed, in the aggregate, 6,900,000 shares, of which no more than 1,500,000 shares shall be issued pursuant to the exercise of Incentive Stock Options. Any shares related to awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Personnel Committee’s permission (prior to the issuance of shares) for awards not involving shares, shall be available again for grant under the Plan. Any such shares that again become available for future grants pursuant to the preceding sentence shall be added back to the maximum aggregate shares available under the Plan as one share. The Plan, however, provides that the following shares will not be recycled and again made available for grant under the Plan: (a) those tendered or withheld in payment of the exercise price of an option or SAR; (b) those delivered to or withheld by the Company for the payment of withholding taxes related to an award; (c) those repurchased by the Company using option proceeds; and (d) those subject to an option or SAR that are not issued or delivered upon the net settlement or net exercise of such option or SAR.

As the Personnel Committee (or, in the case of non-employee director awards, the Board) deems appropriate to prevent dilution or enlargement of participants’ rights under the Plan, and subject to compliance with Code Section 409A, upon any change in the Company’s common stock, whether resulting from a corporate event or transaction (including, but not limited to, a change in the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, split-off, spin-off, or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure, number of outstanding shares, or in the event of payment of a dividend or distribution to the shareholders of the Company in a form other than common stock (excepting normal cash dividends) that has a material effect on the common stock or the value of an award, or any similar corporate event or transaction, the Personnel Committee (or, in the case of non-employee director awards, the Board) shall substitute or adjust, as applicable, the number and kind of shares that may be granted under the Plan or under particular forms of awards, the number and kind of shares or other property (including cash) subject to outstanding awards, the exercise, strike, or purchase price per share under any outstanding award, the performance goals and performance periods applicable to any outstanding awards, the annual award limits, and other value determinations applicable to outstanding awards, including but not limited to the number, kind and class of shares or other property (including cash) available under or to be issued pursuant to any outstanding awards.

If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of a merger or any other transaction or event, other securities are substituted for the Company’s common stock or the common stock may no longer be issued (each a “Fundamental Transaction”) then the Personnel Committee may do one or more of the following contingent on the completion of the Fundamental Transaction: (i) arrange for the substitution, in exchange for awards, of similar awards relating to underlying equity securities other than common stock (including, if appropriate, equity securities of an entity other than the Company) on such terms and conditions as the Board determines are appropriate, (ii) accelerate the vesting and termination of outstanding awards, in whole or in part, so that awards can be exercised before or otherwise in connection with the closing or completion of the Fundamental Transaction, or (iii) cancel or arrange for the cancellation of awards in exchange for cash payments to participants.

Limits on Awards to Participants

Subject to customary capitalization adjustments and certain specified exclusions, to the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code:

1)	The maximum number of shares of common stock with respect to which options or SARs, or a combination thereof, may be granted during any calendar year to any person is 1,500,000.
2)

The maximum number of shares of common stock with respect to which stock awards subject to performance measures or performance awards denominated in common stock that may be earned by any person during any calendar year is 500,000.

3)	The maximum amount that may be earned by any person during any applicable calendar year with respect to performance awards denominated in cash is 0.5% of the Company’s operating cash flow.

The aggregate grant date fair market value of director awards that may be granted during any calendar year to any non-employee director will not exceed $500,000; provided that shares of common stock provided to non-employee directors in lieu of cash otherwise payable to a non-employee director other than pursuant to the Plan shall be disregarded for purposes of this limitation.

Stock Options

The Plan authorizes awards of stock options and SARs. Subject to the limits of the Plan, the Personnel Committee may grant options for such number of shares and having such terms as the Personnel Committee designates.

Options shall vest and be exercisable in the time-frame determined by the Personnel Committee, which shall be set forth in the applicable option award agreement. No option shall be exercisable after ten years from the date such option is granted.

The option price determined by the Personnel Committee shall not be less than the fair market value on the date the option is granted. Once determined by the Personnel Committee, no price of any option shall be decreased, other than pursuant to customary adjustment provisions, unless that change is authorized by the Company’s shareholders.

Under the Plan, to the extent permitted under applicable law and the relevant option award agreement, the Personnel Committee in its sole discretion may make available one or more of the following alternatives for the payment of the option exercise price (i) payment in cash, (ii) payment in shares of common stock, (iii) payment in any combination of the foregoing, (iv) payment through the withholding of shares of common stock that would otherwise be issuable in connection with the exercise of the option, (v) to the extent permitted by applicable law and subject to such other requirements as may be imposed on the Personnel Committee, if the common stock is traded on a national securities exchange or quoted on a national quotation system sponsored by the Financial Industry Regulation Authority, payment through the delivery of irrevocable instructions to a broker reasonably acceptable to the Personnel Committee to deliver promptly to the Company an amount equal to the aggregate exercise price of the option or (vi) any other legal form of payment that the Personnel Committee may deem appropriate.

If an option award is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code (an “ISO”), then the fair market value, determined as of the date of grant, of ISOs that can first become exercisable in any calendar year will not exceed $100,000 without such excess amount ceasing to constitute an ISO. Any ISO granted to an owner of more than 10% of the total combined voting power of all classes of Company stock will have an exercise price that is not less than 110% of the fair market value of a share of our common stock on the grant date, and will expire no later than five years after the grant date.

Stock Appreciation Rights (SARs)

An SAR entitles the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying (i) the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the strike price established for such SAR on its grant date, by (ii) the number of shares as to which such SAR will have been exercised. SARs may be granted in tandem with all or any portion of a related option or may be granted independently of any option. The strike price for each SAR shall be established in the discretion of the Personnel Committee; provided, however, that (i) the strike price per share subject to a SAR granted in connection with an option shall be the exercise price per share under the related option and (ii) the strike price per share subject to a freestanding SAR shall be not less than the fair market value of a share of common stock on the grant date of the SAR. No SAR may be exercised after ten years from the date such SAR is granted.

Stock Awards

Under the Plan, the Personnel Committee may, in its discretion, grant shares of common stock to eligible persons or sell shares of common stock to any eligible participant for such amount of cash, common stock or other consideration as the Personnel Committee deems appropriate.

Unrestricted Stock Awards. Unrestricted stock awards are not subject to any restricted periods or performance measures; provided, however, unrestricted stock awards shall be limited to (i) awards to non-employee directors, (ii) awards to newly hired employees, (iii) awards made in lieu of a cash bonus and (iv) awards granted under the Plan with respect to the number of shares of common stock which, in the aggregate, does not exceed ten percent (10%) of the total number of shares available for awards under the Plan. Upon the grant of an unrestricted stock award, subject to the Company’s right to require payment of any taxes in accordance with the Plan, a certificate or certificates evidencing ownership of the requisite number of shares of common stock shall be delivered to the holder of such award or such shares shall be transferred to the holder in book entry form.

Restricted Stock Awards. Each restricted stock grant shall be evidenced by an award agreement that shall specify the restricted period(s), the number of shares of restricted stock, and such other provisions as the Personnel Committee determines. To the extent deemed appropriate by the Personnel Committee, the Company may retain any certificates or statements of holdings representing shares of restricted stock in the Company’s possession until such time as all conditions and restrictions applicable to such shares have been satisfied or lapse. Except as otherwise provided in the Plan or in the applicable award agreement, shares of restricted stock covered by each restricted stock award shall become freely transferable by the participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).

Unless otherwise set forth in an award agreement relating to a restricted stock award, the holder of such award shall have all rights as a Company shareholder, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of common stock. Notwithstanding the preceding sentence, any and all cash and stock dividends paid with respect to the restricted stock shall be subject to the same conditions, restrictions on transfer and risks of forfeiture as applicable to the underlying restricted stock and shall also be subject to any other provisions or reinvestment requirements (including, without limitation, the reinvestment of dividends in the form of common stock) as the Personnel Committee may, in its discretion, determine.

Stock Units

The Personnel Committee may, in its discretion, grant stock units to eligible persons providing the right to receive one share of common stock or, in lieu thereof and to the extent provided in the applicable award agreement, the fair market value of such share of common stock in cash, on the date or upon the occurrence of one or more events specified in the award agreement, including the attainment of applicable performance goals.

Awards of restricted stock units are contingent upon the expiration of a specified restricted period and may, in addition thereto, be contingent upon the attainment of specified performance goals or such other restrictions or conditions as the Personnel Committee may determine. Restricted stock units are similar to restricted stock except that no shares of common stock are actually awarded to the participant on the grant date of the restricted stock units.

Unless otherwise provided in the award agreement, a participant shall have no rights of a shareholder, including voting or dividend or other distribution rights, with respect to any stock units or restricted stock units prior to the date they are settled in shares of common stock.

Other Stock-Based Awards

Subject to the limits described in the Plan, and in addition to the awards described above, the Personnel Committee, in its sole discretion, may award other stock-based awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate. The terms and conditions of other stock-based awards shall be set forth in the applicable award agreement or otherwise by the Personnel Committee.

Dividend equivalents may be awarded in connection with such an award (other than an option or SAR) and may be provided currently or on a deferred basis. The Personnel Committee may determine at the time an award is granted or at any time thereafter that dividend equivalents shall be payable and shall determine at the time dividend equivalents are granted whether such dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of common stock or such other investment vehicles as the Personnel Committee may specify; provided, however, that dividend equivalents shall be subject to all conditions and restrictions of the underlying awards to which they relate, including restrictions on transfer and risks of forfeiture as applicable to the underlying award and any other provisions or reinvestment requirements.

Performance Awards

The Personnel Committee may award performance awards providing the right to receive an amount of cash, common stock, or a combination of both, contingent upon the attainment of specified performance goals within a specified performance period. Each performance award shall be represented by units denominated on the grant date either in shares of common stock, including shares of restricted stock (“Performance Shares”) or options, or in specified dollar amounts (“Performance Units”). At the time a performance award is granted, the Personnel Committee shall determine, in its sole discretion, one or more performance periods and performance goals to be achieved during the applicable performance periods, as well as such other restrictions and conditions as the Personnel Committee deems appropriate.

To the extent necessary for an award to be performance-based compensation within the meaning of Section 162(m) of the Code, the performance goals shall be (i) established during the period beginning on or before the first day of the performance period and ending not later than the earlier of 90 days after the commencement of the performance period and the date on which 25% of the performance period has been completed, provided any action required to be taken within this period may be taken at a later date if permissible under Section 162(m) of the Code; and (ii) based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures, alone or in combination with any other, stated in either absolute terms or relative terms, such as rates of growth or improvement as compared to the performance of another company or companies (or division, unit or other specified part thereof) or to an index or indices:

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earnings measures (including EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), retained earnings, earnings per share (“EPS,” including reported EPS, operational EPS, pro forma EPS, cash EPS, diluted EPS and EPS from continuing operations), net income, pre-tax income, operating income, operating earnings, pre-tax profit, net operating profit after taxes, net operating profit less adjusted taxes);

•	revenue measures (including revenue and direct margin);
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stock price, shareholder return, capital efficiency and other return measures (including the attainment by a share of common stock of a specified fair market value for a specified period of time, book value of common stock, the increase in either of the foregoing, total return to shareholders (after-tax or pre-tax), the growth in the value of an investment in common stock (assuming the reinvestment of dividends, dividend growth or market capitalization), economic value added, cumulative shareholder value added, return on equity, dividend payout ratio, return on capital employed, return on invested capital, return on assets);

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cash flow measures (including operating cash flow (“OCF”), operational OCF, free cash flow, net cash flow, cash available to the Company, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof);

•	valuation measures (including stock price increase, market value, enterprise value, price to book value ratio and price to earnings ratio);
•	capital and risk measures (including debt ratio, equity ratio, debt to equity ratio, credit rating, dividend payout as a percentage of net income and diversification of business opportunities);
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expense, expense control and other expense measures (including operations and maintenance expense, total expenditures, budget achievement, expense ratio, expense reduction, expense spending, operations and maintenance expense and cost savings);

•	customer measures (including customer satisfaction, customer growth, service costs, service levels, responsiveness, bad debt collections or losses);
•	reliability measures (including outage frequency, outage duration and frequency of momentary outages);
•	project measures such as completion of key milestones or achievement of employee satisfaction, safety, or efficiency targets or objectives;
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production measures (including generating capacity factor, generating equivalent availability, heat rates, production cost, productivity, and performance against the Institute of Nuclear Power Operations (“INPO”) index and INPO performance objectives, criteria and guidelines);

•	sales, return on sales costs, fuel cost per million BTU, costs per kilowatt-hour, productivity, capital spending, gross margin, profit margin, net margin, market capitalization, operating performance;
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the achievement of strategic business objectives, including consummating a transaction that results in the sale of stock or assets of a System company, management development or new product development and introduction;

•	any financial metric set forth herein as a percentage of another financial metric set forth herein; or
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specified objectives with regard to limiting the level of increase in all or a portion of System company bank debt or other long-term or short-term public or private debt or other similar financial obligations of any System company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Personnel Committee.

Performance goals shall be subject to such other special rules and conditions as the Personnel Committee may establish.

Approval of the Plan by our shareholders will also constitute approval, for purposes of Section 162(m) of the Code, of the business criteria that may be used in connection with the performance goals and the other material terms contained in the Plan that maybe used in connection with Performance Awards thereunder if such awards are intended to qualify as “performance-based” compensation for purposes of Section 162(m).

Director Awards

Under the Plan, non-employee directors are eligible for director awards, subject to such terms and conditions as the Board may deem appropriate. Director awards shall be granted in exchange for services rendered immediately prior to the grant date. Non-employee directors shall receive director awards (a) through Board resolution and in the form of shares of common stock equal to the value determined by the Board (or in such other form of equity available under the Plan) and (b) on such dates and for services rendered during such periods as the Board may determine.

If a non-employee director subsequently becomes a System company employee while remaining a member of the Board, the former non-employee director shall no longer be eligible to receive director awards. The change in employment status shall have no effect on director awards granted prior to employment by a System company; provided that the former non-employee director shall be entitled to a pro-rated award as provided below.

If a non-employee director serves as a non-employee director for less than the period designated for receipt of an award and preceding a grant date, the number of shares of common stock awarded to the non-employee director on such grant date shall be determined by multiplying the number of shares (including fractional shares) of common stock he or she would have received on such grant date had he or she served as a non-employee director for the full period thereof by a fraction, the numerator of which is the actual number of days in such applicable period that the individual served as a non-employee director and the denominator of which is the number of days in the period. Any fractional share that results from this determination shall be rounded up to the next whole share and shall be included in the pro-rated award to the non-employee director.

Transferability

Generally, no award under the Plan shall be transferable other than by will or the laws of descent and distribution.

Amendment

The Personnel Committee can amend the Plan in whole or in part at any time, including the adoption of amendments deemed necessary or desirable to qualify the awards under the laws of various states and under rules and regulations promulgated by the SEC with respect to officers and directors who are subject to the provisions of Section 16 of the Exchange Act, to comply with any applicable provisions of the Code, including Sections 162(m) and 409A, or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award granted under the Plan, without the approval of the Company’s shareholders.

However, the Company shall obtain shareholder approval of any Plan amendment to the extent such approval is necessary and desirable to comply with the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, or the rules of any stock exchange or quotation system on which the common stock is listed or quoted.

Change in Control

In the event that (i) a Change in Control (as defined in the Plan) occurs and (ii) either a participant’s employment is terminated by the Company without CIC Cause (as defined in the Plan) or a participant resigns employment for Good Reason (as defined in the Plan) (such termination or resignation, a “CIC Separation from Service”) within the period commencing ninety (90) days prior to and ending twenty-four (24) calendar months following a Change in Control (the “Change in Control Period”), then such participant shall be entitled to accelerated vesting or payout of any outstanding awards held by such participant as follows:

a.	all restrictions applicable to outstanding restricted awards, including restrictive covenants imposed pursuant to the Plan, shall lapse;
b.

all performance goals applicable to any outstanding performance award that (i) has not yet been earned and (ii) is held by a participant that is not a “covered employee” (as defined in Section 162(m) of the Code) shall be deemed satisfied at the performance level that provides for a target payout;

c.

with respect to any performance award that (i) has not yet been earned and (ii) is held by a participant that is a “covered employee” as defined in Section 162(m) of the Code, such participant shall forfeit the performance award and instead shall be entitled to receive a single-sum payment equal to the number of Performance Shares or Performance Units, as applicable, that the participant would have been entitled to receive under the Plan with respect to the most recent performance period that precedes and does not include the date of such participant’s CIC Separation from Service as if target performance under the award was obtained with respect to such performance period or, if the participant was not a recipient of a performance award during such performance period, the single-sum payment shall instead be calculated using for such performance period the number of Performance Units that the participant would have been entitled to receive under the Plan at the target pay out level for such performance period as though the participant had received a performance award for such performance period at the participant’s System Management Level (as defined in the Plan) as of the time the participant’s employment with the System company is terminated;

d.

all outstanding awards that have been earned but not paid shall become payable in cash, which payment, subject to applicable withholding, shall be made on the System company’s first regular payroll date following the later of the Change in Control and the CIC Separation from Service; and

e.	all outstanding awards shall become vested and fully exercisable.

Notwithstanding the foregoing and anything in the Plan to the contrary, with respect to any such CIC Separation from Service that occurs within the Change in Control Period and prior to the applicable Change in Control, (i) any award held by such participant that constitutes, or the accelerated payment of which would constitute, “nonqualified deferred compensation” for purposes of Section 409A of the Code (an “NDC Award”) shall not pay out on an accelerated basis unless the applicable Change in Control qualifies as a “change in control event” within the meaning of Section 409A of Code and (ii) if the applicable Change in Control does not qualify as a “change in control event” within the meaning of Section 409A of the Code, each such NDC Award shall vest and be paid out at the same time and in the same form as if the participant had remained employed by a System company through such vesting and payment date(s).

Federal Income Tax Effects

The federal income tax consequences applicable to the Company and grantees in connection with awards under the Plan are complex and depend, in large part, on the surrounding facts and circumstances. Under current federal income tax laws, a participant will generally recognize income, and the Company will be entitled to a deduction, with respect to grants of stock options, SARs, stock awards (including unrestricted stock and restricted stock), stock units (including RSUs), other stock-based awards, performance awards (including performance shares and performance units), and director awards as follows:

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Payments in Respect of Performance Awards. Any cash and/or the fair market value of any common stock received as payments in respect of performance awards under the Plan will constitute ordinary income to the officer or employee in the year in which paid, and the Company will be entitled to a deduction in the same amount.

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Incentive Stock Options. The grant of an Incentive Stock Option will not result in any immediate tax consequences to the Company or the optionee. An optionee will not realize taxable income, and the Company will not be entitled to any deduction, upon the timely exercise of an Incentive Stock Option, but the excess of the fair market value of the common stock acquired over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the common stock acquired within one year after its receipt (or within two years after the date the option was granted), the gain or loss realized on the subsequent disposition of the common stock will be treated as long-term capital gain or loss and the Company will not be entitled to any deduction. If the optionee disposes of the common stock acquired less than one year after its receipt (or within two years after the option was granted), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, the Company will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income. Any amount realized by the optionee in excess of the fair market value of the common stock on the date of exercise will be taxed to the optionee as capital gain.

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Nonqualified Stock Options. The grant of a Nonqualified Stock Option will not result in any immediate tax consequences to the Company or the optionee. Upon the exercise of a Nonqualified Stock Option, the optionee will generally realize ordinary income equal to the excess of the fair market value of the common stock acquired over the exercise price. The Company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the optionee.

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Restricted Stock. A grantee generally will not realize taxable income upon an award of restricted stock. However, a grantee who receives restricted stock, either as a grant or in payment of a performance award, will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the fair market value of the common stock at the time of such lapse. Alternatively, and if permitted by the Personnel Committee, a grantee may elect to realize ordinary income on the date of receipt of the restricted common stock. Subject to the deductibility limitations of Section 162(m) of the Code, the Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the grantee at the time the shares are issued.

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Stock Units. A grantee generally will not realize taxable income upon an award of restricted stock units. A grantee will recognize ordinary income in the year in which the shares or cash equivalent subject to the awards are actually issued (or the amount of cash paid) to the grantee, in an amount equal to the fair market value of the shares on the issuance date and/or the amount of any cash payable on the payment date (and subject to income tax withholding in respect of an employee). Subject to the deductibility limitations of Section 162(m) of the Code, the Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the grantee at the time the shares are issued.

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Internal Revenue Code Section 162(m). Under Section 162(m) of the Code, the allowable federal income tax deduction by the Company for compensation paid to certain of its executive officers is limited to $1 million per year per officer. “Qualified performance-based compensation” is generally excluded from this deduction limit. Payments or grants (excluding grants of restricted stock or stock units that vest solely upon the passage of time or unrestricted stock awards or stock bonuses) under the Plan may be designed to qualify as performance-based compensation under Section 162(m) of the Code and the applicable regulations, which requires the material terms of the Plan to be approved by shareholders.

•

Code Section 409A. To the extent that any award under the Plan is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Code Section 409A, the terms and administration of such award shall comply with the provisions of such section and final regulations issued thereunder.

The Board of Directors unanimously recommends that the shareholders vote FOR the proposal to approve the Entergy Corporation 2015 Equity Ownership Plan.

EQUITY PLAN INFORMATION

All numbers in the table below are as of December 31, 2014

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Shareholders(1)	7,281,396	$83.25	3,569,309
Equity Compensation Plans Not Approved by Shareholders(2)	—	—	—
Total	7,281,396	$83.25	3,569,309

(1)

Includes the Equity Ownership Plan, which was approved by the shareholders on May 15, 1998, the 2007 Equity Ownership Plan and the 2011 Equity Ownership Plan (collectively, the “Plans”). The 2007 Equity Ownership Plan was approved by our shareholders on May 12, 2006, and 7,000,000 shares of our common stock could have been issued, with no more than 2,000,000 shares available for non-option grants. The 2011 Equity Ownership Plan was approved by our shareholders on May 6, 2011, and 5,500,000 shares of our common stock can be issued from the 2011 Equity Ownership Plan, with no more than 2,000,000 shares available for incentive stock option grants. The Plans are administered by the Personnel Committee of the Board of Directors (other than with respect to awards granted to non-employee directors, which awards are administered by the entire Board of Directors). Eligibility under the Plans is limited to the non-employee directors and to the officers and employees of an Entergy System employer and any corporation 80% or more of whose stock (based on voting power) or value is owned, directly or indirectly, by Entergy. The Plans provide for the issuance of stock options, restricted shares, equity awards (units whose value is related to the value of shares of the common stock but do not represent actual shares of common stock), performance awards (performance shares or units valued by reference to shares of common stock or performance units valued by reference to financial measures or property other than common stock) and other stock-based awards.

(2)

Entergy has a Board-approved stock-based compensation plan. However, effective May 9, 2003, the Board has directed that no further awards be issued under that plan. As of December 31, 2014, all options outstanding under the plan were either exercised or expired.

SHAREHOLDER PROPOSAL

Proposal 6 – Shareholder Proposal Regarding Including Carbon Emission Reductions in Incentive Compensation

As You Sow, 1611 Telegraph Avenue, Oakland, California, 94612 has advised us that it plans to present the following proposal at the Annual Meeting. The Company is not responsible for the accuracy of the proposal or the proponent’s supporting statement. Upon receiving a request, we will promptly provide the number of shares owned by this organization.

Supporting Statement

WHEREAS,

•

The UN IPCC “Synthesis Report” states that “Continued emission of greenhouse gases will cause... long-lasting changes in all components of the climate system, increasing the likelihood of severe, pervasive and irreversible impacts for people and ecosystems.”

•

Entergy’s service territory is vulnerable to destructive storms: “climate and weather disasters in the [Southeast] have exceeded the total number of billion dollar disasters experienced in all other regions of the country combined”. (National Climate Assessment 2014, Southeast Chapter)

•	Hurricane Katrina bankrupted Entergy Louisiana, and hurricanes Katrina, Rita, Ike, and Gustav cost Entergy $2.8 billion in restoration costs. (Entergy CDP 2013)

•

Though Entergy has sustained massive losses related to climate intensified disasters, Entergy is also helping to cause climate change. Entergy’s total corporate carbon emissions rose from the prior year in 2007, 2008, 2010, 2011, and 2013. (American Carbon Registry, Entergy Account)

•

Entergy’s aging coal plants, Independence and White Bluffs, disproportionately contribute to the company’s carbon emissions. These two plants represent 11% of Entergy’s fuel mix (Ceres, Benchmarking Air Emissions, 2014) but result in approximately 33% of the company’s Scope 1 emissions (Entergy CDP 2014), and were listed as two of the nation’s most polluting power plants in the U.S. (“America’s Dirtiest Power Plants”, Environment America, Sept 2014). Entergy has announced no plans to retire the plants despite increasing regulatory risk.

•

A United Nations’ report found that “Companies should link appropriate (Environmental, Social, Governance] metrics to reward systems in a way that they form a meaningful component of the overall remuneration framework.” Similarly, “(d]isclosures of relevant ESG goals and their associated links to compensation should be integrated into official pay disclosures.” (UNEP & UN Global Compact, “Integrating ESG Issues into Executive Pay, 2012)

•

“Increased investor attention to non-traditional drivers of value has led some companies to include sustainability metrics in the design of their executive incentive programs.” (GMI Ratings “Sustainability Metrics in Executive Pay” 2014). Indeed, more and more companies have added specific, measurable GHG reduction metrics to executive compensation plans. Such companies include Intel, Xcel Energy, Alcoa, ING, National Grid, Shell, Suncor Energy, among others. (ConferenceBoard, “Linking Executive Compensation to Sustainability Performance.”, 2012)

•

Although the company’s proxies occasionally reference consideration of non-financial factors in setting bonus levels, no standardized metrics based on carbon reduction have been included in the company’s incentives packages.

RESOLVED: Entergy shareholders request that the Board’s Personnel Committee, create a new compensation incentive, when setting senior executive compensation and/or bonuses, that directly and routinely rewards specific, measurable reductions of tons of carbon emitted by Entergy in the preceding year.

The Board of Directors’ Statement in Opposition to the Shareholder Proposal Regarding Including Carbon Emissions in Incentive Compensation

The Board of Directors has carefully considered the proposal, including its request to incorporate into the Company’s senior executive compensation system “a new compensation incentive” that rewards specific, measurable reductions in carbon emissions by Entergy in the preceding year. As a threshold matter, the Board believes this proposal fails to acknowledge and take into account Entergy’s position and track record on the important issue of rising greenhouse gas emissions. For many years, without the special incentive compensation measure sought by the proponent, Entergy has been an industry leader in efforts to reduce and control greenhouse gas emissions from the generation of electricity. Entergy has demonstrated its commitment to addressing climate change by taking actions to implement greenhouse gas emissions reduction plans at the operational level, complying with existing regulatory provisions, investing in lower-carbon energy and actively participating in efforts to develop sound government policy for greenhouse gas regulation. As a result, although Entergy’s total carbon emissions in selected years have risen, the Company has made great progress overall in reducing its carbon intensity, having reduced its carbon emissions from generation by 29% from 2000 to 2013 while expanding its generation by 23%.

The Company’s 10-year, holistic environmental strategy, entitled “Environment 2020,” outlines its commitment. It sets forth the broad contours of Entergy’s forward-looking policies and actions to reduce greenhouse gas emissions, among other pollutants, including reducing the Company’s environmental footprint, acting as a thought leader and promoter of proactive climate change adaptation, meeting and exceeding environmental legal requirements, working with state regulators to develop energy efficiency programs for consumers, and transforming the Company’s generating fleet to one with lower emissions. In its 2014 response to the Carbon Disclosure Project, the Company discussed its progress in ongoing initiatives to reduce greenhouse gas emissions including the modernization of its utility generation fleet and its energy efficiency and demand side management plans targeting 950 megawatts of peak load reduction through 2031. Entergy’s leadership position in environmental practices and policies has been recognized through its inclusion on the 2014 Carbon Disclosure Project (“CDP”) S&P 500 Climate Performance Leadership Index, the 2014 CDP Climate Disclosure Leadership Index (10th time in 11 years) and the 2014 Dow Jones World and North American Sustainability Indices (13th consecutive year on the World or North American Index).

Given the Company’s leadership role and track record on greenhouse gas emissions, the Personnel Committee does not believe that incorporating a specific incentive measure into the Company’s senior executive incentive compensation systems is necessary at this time or could reasonably be expected to lead to improved performance in meeting the Company’s strategic objectives in this area. Each year the Personnel Committee carefully considers the metrics to be used for its incentive compensation programs for upcoming performance periods, including a review of industry practice and consideration of alternative measures, including environmental measures. The Committee believes that the decisions it has made in recent years, as more fully described in the Compensation Disclosure and Analysis included in this Proxy Statement, have yielded performance goals and targets that are simple, transparent and directly aligned with the performance measures that matter most to investors.

Importantly, the failure to include a specific metric in the funding mechanism for the Company’s incentive plans does not preclude consideration of the Company’s achievement of Company environmental objectives in determining annual incentive compensation awards. Within the applicable business units, individual awards are directly tied to a variety of environmental business objectives. Moreover, each year, when determining the Entergy Achievement Multiplier and setting individual awards for senior executives, the Committee reviews management’s accomplishments and performance across the full range of the Company’s strategic objectives and has the authority to exercise negative discretion to adjust the Entergy Achievement Multiplier or individual executive awards downward, as it has done this year and in 2013 as a consequence of the failure of management to fully meet the Board’s expectations with respect to the Company’s safety performance. The Personnel Committee fully expects that it would take similar action in the future should it be warranted due to a failure of management to achieve important environmental objectives.

The Personnel Committee believes that the Company’s executive compensation programs are well designed to meet their objectives and that the performance measures used have been effective at driving outstanding performance in achieving the Company’s strategic objectives and linking pay actually received under the programs to performance. The Committee further believes that in light of the Company’s leadership position and track record on climate change issues and its demonstrated ability to take such matters into account, as appropriate, when determining the funding level or individual awards under its annual incentive plan, the change proposed by the proponent is unwarranted.

The Board of Directors unanimously recommends that the shareholders vote AGAINST this proposal.

OTHER INFORMATION

Shareholder Proposals for 2016 Annual Meeting

For a shareholder proposal to be included in the Proxy Statement for our 2016 annual meeting, the proposal must be received by the Company at its principal executive offices no later than November 21, 2015. Also, under our Bylaws, shareholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 9, 2016 and not earlier than February 13, 2016.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Entergy Corporation

Investor Relations

P. O. Box 61000

New Orleans, Louisiana 70161

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s web site, www.sec.gov.

By order of the Board of Directors,

Leo P. Denault

Chairman of the Board and Chief Executive Officer

Dated: March 20, 2015

APPENDIX A

Reconciliation of GAAP and Non-GAAP Financial Measures

Entergy Consolidated Earnings Per Share and Operating Cash Flow

Reconciliation of GAAP to Non-GAAP Measures

For the year ended Dec. 31, 2014

		Earnings Per Share	Operating Cash Flow
		(Per share in U.S. $)	(U.S. $ in millions)
As-reported	(a)	5.22	3,890
Less Exclusions
Decision to close Vermont Yankee		(0.56)	(7)
Human Capital Management implementation expenses		(0.05)	(50)

Total Exclusions	(b)	(0.61)	(57)

Adjusted	(a) – (b)	5.83	3,947

A-1

APPENDIX B

EXECUTIVE ANNUAL INCENTIVE PLAN

OF ENTERGY CORPORATION AND SUBSIDIARIES

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2016)

Entergy Corporation, a Delaware corporation, amends and restates its Executive Annual Incentive Plan, effective January 1, 2016, as applicable to Plan Years beginning on or after such date.

1.

Purpose.    The Plan advances the interests of the Company by motivating and rewarding key management employees for the achievement of annual or short-term goals that are within System Company, business unit and/or individual control and considered key to the Company’s success. By providing market-competitive target awards, the Plan supports the attraction and retention of management talent critical to achieving the Company’s strategic business objectives. Following shareholder approval, the Plan will permit the Committee to structure Awards under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Code.

2.	Definitions. The following terms shall, for all purposes of this Plan, have the meanings herein specified, unless the context expressly, or by necessary implication, requires otherwise:

2.1.	“Award” means the amount payable to a Participant under this Plan for a Plan Year, as determined in accordance with this Plan.

2.2.

“Base Salary” means, as to a Plan Year, the base salary paid by a System Company employer to a Participant as an Employee effective as of the last day of such Plan Year calculated on an annualized basis, unless otherwise provided by the Plan Administrator. Base Salary (a) shall not be reduced by the amount, if any, of any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan, or other deferred compensation plans of a System Company or pursuant to any deferred compensation arrangements; and (b) shall be calculated exclusive of any payments under this Plan or other incentive plans, programs, or arrangements, bonus payments, overtime, severance payments, or other special awards or special forms of compensation or payments.

2.3.	“Board” means the Board of Directors of the Company.

2.4.

“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendment or successor provisions to such section and any applicable regulations under such section.

2.5.

“Committee” means the Personnel Committee of the Board, or such other committee or subcommittee as may be designated by the Board, provided that such Committee shall consist of two or more persons, each of whom is an “outside director” within the meaning of Section 162(m) of the Code. If for any reason the appointed Committee does not meet the requirements of Section 162(m) of the Code, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.6.	“Company” means Entergy Corporation and any successor by operation of law.

2.7.	“Covered Employee” means a Participant who is a “covered employee” as defined in Section 162(m) of the Code, or one whom the Committee believes will be such a “covered employee” for a Plan Year.

2.8.	“Disability” means that, due to an illness or injury, the Participant is unable to work and is eligible for and receiving long-term disability benefits under the Entergy Corporation

Companies’ Benefits Plus Long Term Disability Plan, or any successor plan. The determination of eligibility for long-term disability benefits under the Entergy Corporation Companies’ Benefits Plus Long Term Disability Plan shall be made by the insurer under the Entergy Corporation Companies’ Benefits Plus Long-Term Disability Plan. If the Entergy Corporation Companies’ Benefits Plus Long Term Disability Plan is terminated and no successor plan is adopted by the Company, or if the Participant is not eligible to participate in the Entergy Corporation Companies’ Benefits Plus Long-Term Disability Plan or successor plan, the Committee shall make the determination of Disability.

2.9.

“Employee” means an individual who is (a) a regular full-time, salaried employee of a System Company or (b) a continuous part-time regular System Company employee participating in the Company’s Phased Retirement Program. “Employee” shall not include a person retained as an independent contractor, leased employee, consultant, or a person otherwise designated by the Company at the time of hire as not eligible to participate in the Plan, even if such person is determined to be an “employee” by any governmental or judicial authority.

2.10.

“Entergy Achievement Level” or “EAL” means the level of achievement certified by the Committee at the conclusion of a Plan Year based on specific performance metrics and goals established by the Committee in accordance with the Plan, which achievement level shall be used to determine the maximum amount of all Awards under the Plan for a given Plan Year. Unless otherwise determined by the Committee with respect to a Plan Year, the EAL shall be calculated by assessing actual results for each approved performance metric for the Plan Year relative to minimum, target and maximum Performance Goals established at the beginning of the Plan Year, with each metric equally weighted and calculated independently (subject, in each case, to any adjustment pursuant to Sections 4.2 or 4.3 hereof).

2.11.	“OCE” means the Chief Executive Officer of the Company, his executive direct reports, and any other individual named by the Chief Executive Officer.

2.12.	“OCE Participant” means each of the Chief Executive Officers of the Company, his executive direct reports and any individual designated as an OCE Participant by the Chief Executive Officer.

2.13.	“Participant” means a participant in this Plan as determined in accordance with Section 3 of the Plan.

2.14.

“Performance Goals” mean the minimum, target and maximum goals established by the Committee with respect to performance metrics established by the Committee, against which performance for the Plan Year shall be measured.

2.15.	“Plan” means this Executive Annual Incentive Plan, as amended and restated, or if hereafter amended or supplemented, as so amended or supplemented.

2.16.	“Plan Administrator” has the meaning set forth in Section 11.1.

2.17.

“Plan Year” means the twelve (12) month period beginning January 1 and ending December 31, or such other performance period as may be established by the Committee, during which time the performance of Participants shall be measured.

2.18.

“Retirement” means separation from service with the System Companies and at the time of such separation from service, eligibility to retire and commence retirement benefits under a System Company-sponsored qualified final average pay defined benefit pension plan, or with respect to a Participant who is not a participant in any System Company-sponsored qualified final average pay defined benefit pension plan, a separation from service with the System Companies on or after age 65 or after attaining age 55 and with ten (10) or more years of service with System Companies that is considered vesting service under the System Company-sponsored qualified defined benefit pension plan in which the Participant actively participates or, if none, the System Company-sponsored qualified defined contribution pension plan in which the Participant actively participates.

2.19.	“System” means the Company and all System Companies and any successors thereto.

2.20.

“System Company” means the Company, any corporation or other entity eighty percent (80%) or more of whose stock (or, for a non-corporate entity, equivalent securities) (based on voting power or value) is owned, directly or indirectly, by the Company, and any partnership or trade or business which is eighty percent (80%) or more controlled, directly or indirectly, by the Company, and any successor thereto.

2.21.

“System Management Level” means the applicable management level set forth below and, with respect to a Participant, the System Management Level reflected in the official records of his or her System Company employer:

a.	System Management Level 1 (Chief Executive Officer);
b.	System Management Level 2 (Presidents and Executive Vice Presidents within the System);
c.	System Management Level 3 (Senior Vice Presidents within the System); and
d.	System Management Level 4 (Vice Presidents within the System).

2.22.

“Target Award” means the Award Opportunity for a Participant for a Plan Year, expressed as a percentage of Base Salary, which is anticipated based on target performance of the Performance Goals. The Target Award may be set by reference to System Management Level or otherwise, as the Committee may determine.

3.

Eligibility and Participation.    Individuals eligible to participate in the Plan for a particular Plan Year are those Employees who (a) are employed by a System Company before the commencement of the last quarter of such Plan Year or employed by a System Company for a minimum of 3 months during such Plan Year; (b) have physically worked at least one business day during such Plan Year; and (c) are employed at System Management Level 4 or above on the last day of such Plan Year, except in the event of certain status changes including, but not limited to, death, Disability, and Retirement during such Plan Year (which exceptions shall be addressed by the guidelines concerning administration of the Plan, as implemented by the office of the senior-most System officer with responsibility for Human Resources (“Administrative Guidelines”)). No Awards shall be payable with respect to a given Plan Year to, and participation in the Plan shall end for, an individual who, prior to the end of such Plan Year, separates from employment for any reason(s) other than death, Retirement, or Disability. During a Plan Year, if an Employee is promoted to System Management Level 4 or above, is promoted or demoted among System Management Levels, or separates from employment due to death, Disability or Retirement, eligibility for Awards shall be determined pursuant to the Administrative Guidelines, and the eligible Participant’s Award with respect to such Plan Year, if any, will be paid: (a) if the Performance Goals are satisfied in accordance with the terms of the Plan; and (b) at the same time that Awards are paid to Participants who do not have such a separation from employment or change in status. Participation in this Plan for a specific Plan Year shall not entitle an individual to an Award under the Plan or to future participation in the Plan for other Plan Years.

4.	Performance Goals. For each Plan Year, the Committee will establish the annual performance metrics and specific Performance Goals that will determine the Entergy Achievement Level. The

Committee shall also establish the Target Award for Participants. Different terms and conditions may be established for different Participants with respect to the same or different Plan Years.

4.1        Permissible Performance Criteria.    The Performance Goals applicable to an Award intended to qualify for the “performance-based compensation” exemption under Section 162(m) of the Code shall be based on one or any combination of the following business criteria, as determined by the Committee in its sole discretion: earnings measures (including EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), retained earnings, earnings per share (“EPS,” including reported EPS, operational EPS, pro forma EPS, cash EPS, diluted EPS and EPS from continuing operations), net income, pre-tax income, operating income, operating earnings, pre-tax profit, net operating profit after taxes, net operating profit less adjusted taxes); revenue measures (including revenue and direct margin); stock price, shareholder return, capital efficiency and other return measures (including price of Entergy stock, book value of Entergy stock, the increase in either of the foregoing, total return to shareholders (after-tax or pre-tax), the growth in the value of an investment in Entergy stock (assuming the reinvestment of dividends, dividend growth or market capitalization), economic value added, cumulative shareholder value added, return on equity, dividend payout ratio, return on capital employed, return on invested capital, return on assets); cash flow measures (including operating cash flow (“OCF”), operational OCF, free cash flow, net cash flow, cash available to System’s ultimate parent entity, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof); valuation measures (including stock price increase, market value, enterprise value, price to book value ratio and price to earnings ratio); capital and risk measures (including debt ratio, equity ratio, debt to equity ratio, credit rating, dividend payout as a percentage of net income and diversification of business opportunities); expense, expense control and other expense measures (including operations and maintenance expense, total expenditures, budget achievement, expense ratio, expense reduction, expense spending, operations & maintenance expense and cost savings); customer measures (including customer satisfaction, customer growth, service costs, service levels, responsiveness, bad debt collections or losses); reliability measures (including outage frequency, outage duration and frequency of momentary outages); project measures such as completion of key milestones or achievement of employee satisfaction, safety, or efficiency targets or objectives; production measures (including generating capacity factor, generating equivalent availability, heat rates, production cost, productivity, and performance against the Institute of Nuclear Power Operations (INPO) index and INPO performance objectives, criteria and guidelines); sales, return on sales costs, fuel cost per million BTU, costs per kilowatt-hour, productivity, capital spending, gross margin, profit margin, net margin, market capitalization, operating performance; the achievement of strategic business objectives, including consummating a transaction that results in the sale of stock or assets of a System Company, management development or new product development and introduction; and any financial metric set forth herein as a percentage of another financial metric set forth in this Section; or specified objectives with regard to limiting the level of increase in all or a portion of the System or System Company bank debt or other long-term or short-term public or private debt or other similar financial obligations of any System Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee. With respect to all other Awards, additional performance criteria may be established as deemed appropriate to drive successful results at the Company, System Company, business unit, division or individual level.

4.2        Determination of Financial Measures.    Except as otherwise provided herein, with respect to any Award intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, (i) financial measures used in Performance Goals that are determinable in accordance with generally accepted accounting principles (“GAAP”) (“GAAP Financial Measures”) shall be determined in accordance with GAAP and in a manner that is not inconsistent with the methods used to prepare the financial statements included in Entergy’s annual and quarterly reports on Forms 10-K and 10-Q and (ii) financial measures used in Performance Goals that are reported to investors in Entergy’s quarterly and annual earnings announcements (“Reported Financial Measures”) shall be determined in a manner that is not inconsistent with the manner used to report such measures in such announcements. To the extent that any objective Performance Goals are expressed using any financial measures that are not determined in the manner set forth in clause (i) or clause (ii) of the immediately preceding sentence but are instead determined by making adjustments to GAAP Financial Measures or Reported Financial Measures, such adjustments shall be reviewed by the Committee and shall be made at the discretion of the Committee as exercised at the time that performance against the Performance Goals is measured.

4.3        Adjustment of Performance Goals.    The Performance Goals and/or the results for any Plan Year may be adjusted by the Committee to reflect capital changes or to exclude the effect of unusual or nonrecurring events, including extraordinary items, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges; provided that any such adjustments applicable to Awards that the Committee intends to be “performance-based compensation” under Section 162(m) of the Code shall be made to the extent permitted under Section 162(m) of the Code.

5.

Awards to Covered Employees.    All Awards to Covered Employees under this Plan that are intended to be “qualified performance based compensation” within the meaning of Section 162(m) of the Code shall be subject to such conditions, restrictions, and requirements as the Committee may deem necessary to comply with Section 162(m) of the Code. In the event that changes are made to Section 162(m) of the Code or the regulations thereunder (or their interpretation) to permit greater flexibility with respect to any term or condition of an Award or Award opportunity under the Plan, the Committee may exercise such greater flexibility consistent with the terms of the Plan, without regard to otherwise applicable restrictive provisions of the Plan.

5.1        Timing of Establishment of Performance Goals.    With respect to Awards to Covered Employees that are intended to comply with the requirements of Section 162(m) of the Code, such Performance Goals and Award opportunities shall be established no later than 90 days after the commencement of each Plan Year (provided the outcome of the Performance Goals are substantially uncertain at the time established) or such other date as may be permitted under Section 162(m) of the Code.

5.2        Covered Employee Award Limits.    With respect to a Plan Year, funding for Awards to Covered Employees shall not exceed 1% of the amount of the Company’s operating cash flow for any given Plan Year, as determined by the Committee based on the Company’s audited financial statements and in accordance with generally accepted accounting principles (“Operating Cash Flow”) during such Plan Year. In addition, with respect to a Plan Year, no more than 0.5% of Operating Cash Flow during such Plan Year shall be allocated to a single Covered Employee. Amounts in excess of the limits set forth in this Section shall be disallowed and shall not be carried over for payment to Covered Employees in a subsequent Plan Year.

5.3        Shareholder Approval of Performance Criteria.    No Award to a Covered Employee that is intended to be treated as “performance-based compensation” under Section 162(m) of the Code shall be granted on or after the first meeting of the Company’s stockholders that occurs in the fifth year following the year of stockholder approval of the Plan unless the Plan is reapproved by the Company’s shareholders or other designated performance criteria are approved by the shareholders.

6.	Determination of Performance Results. Following the completion of each Plan Year, the Committee shall determine the degree to which the Performance Goals have been achieved and the resulting EAL. The Committee may consider recommendations of the Finance Committee, the independent compensation consultant or others in making its determination. Awards to a Covered Employee with respect to a Plan Year shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Employee, as certified by the Committee. Approved minutes of the Committee may be used for this purpose. Attainment of Performance Goals shall not entitle any Participant to the payment of an Award.

7.

Incentive Pool Level.    Unless otherwise established by the Committee, the maximum aggregate Award value under the Plan for a particular Plan Year shall be calculated by multiplying the EAL by the sum of the product of each Participant’s Base Salary multiplied by his or her individual Target Award. Awards under the Plan shall not in the aggregate exceed the funding level calculated in accordance with this Section 7 of the Plan and shall be subject to such other limits as the Plan provides or the Committee determines. Certification of the EAL and/or calculation of the incentive pool shall not require the Committee, with respect to OCE Participants, or the OCE, with respect to non-OCE Participants, to grant any Awards under the Plan.

8.

Award Determination.    The Committee shall have the discretion to reduce or eliminate the amount of an OCE Participant’s Award otherwise payable under the Plan, provided that the Committee shall not so reduce or eliminate an Award to the extent that such reduction or elimination would result in an increase in the amount payable under the Plan to any Covered Employee. The Committee shall have no discretion to increase any Award to a Covered Employee. The OCE shall have the discretion to increase, reduce or eliminate a non-OCE Participant’s Award otherwise payable under the Plan, whether because of the application of additional performance metrics or performance goals with respect to an individual Participant, line of business, business unit, System Company, division, department, or otherwise.

9.	Payment of Awards.

9.1        Timing and Form of Payment.    No Participant shall be vested in Awards, nor Awards payable, prior to the end of the applicable Plan Year and only as the Committee or OCE may determine in accordance with the terms of the Plan. Unless a deferral election is made by a Participant pursuant to Section 9.2 of the Plan, to the extent a Participant has a “legally binding right” (within the meaning of Code Section 409A) to an Award, such Award shall be paid in cash to the Participant or his legal representative, in accordance with the terms and conditions set forth in the Plan, but in no event later than the later of: (i) March 15 of the year following the year in which the applicable Plan Year ends; or (ii) two and one-half (2 1⁄2) months after the expiration of the fiscal year of the Company in which the applicable Plan Year ends.

9.2        Voluntary Deferral of Awards.    A Participant may defer receipt of some or all payments otherwise due under the Plan pursuant to the terms of any deferred compensation plan sponsored by the Company or by any System Company under which such deferral is permitted (a “Company Deferral Plan”), provided the Administrative Guidelines allow such deferral and such deferral election and the deferred compensation plan under which such deferral election is made are both in compliance with the requirements of Section 409A of the Code and the regulations and guidance thereunder. Any Award deferred by a Participant in accordance with this Section that is intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code shall not increase (between the date on which the Award is credited to any Company Deferral Plan applicable to such Participant and the payment date) by an amount that would result in such deferral being deemed to be an “increase in the amount of compensation” under Section 162(m) of the Code.

10.	Amendment or Termination. The Committee may amend, suspend, or terminate the Plan or any portion thereof at any time; provided, if exemption from the Code Section 162(m) deduction limits is to be continued, such amendment is made with shareholder approval if shareholder approval is necessary to comply with any tax, regulatory, or exchange requirement, including for these purposes, the requirements for the performance-based compensation exception under Section 162(m) of the Code.

11.	Administrative Provisions.

11.1        Administration.    The Committee (with respect to OCE Participant Awards and Awards to Covered Employees) and the OCE or its delegates (with respect to non-OCE Participant Awards) (the “Plan Administrator”) shall have full authority, discretion and power necessary or desirable to administer this Plan, including, but not limited to, the power to determine Participants for a Plan Year, evaluate and determine performance, determine disputed questions arising under the Plan, determine the amount of Awards, determine the terms and conditions of Awards in a manner consistent with the Plan (including, without limitation, any forfeiture restrictions and the Performance Goals applicable thereto), construe and interpret the Plan, and establish, amend, or waive rules and regulations for the Plan’s administration, to the extent such terms and conditions are within the discretion of the Committee or OCE or its delegates, as applicable, as provided in the Plan. All determinations and decisions of the Committee, OCE or its delegates, as authorized in this Section or otherwise in the Plan, shall be final, binding, and conclusive upon all parties and all Participants in the Plan.

11.2        Nontransferability.    No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly or indirectly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy. In the event of a Participant’s death, any payment to which the Participant may be entitled shall be made to the Participant’s estate.

11.3        Effect of Section 409A of the Code.    Although the Company does not guarantee the particular tax treatment of an Award granted under this Plan, Awards made under this Plan are intended to comply with, or be exempt from, the applicable requirements of Code Section 409A and the Treasury Regulations and guidance promulgated thereunder, and this Plan and any Award hereunder shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award under this Plan is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Section 409A of the Code, the terms and administration of such Award shall comply with the provisions of Code Section 409A and Treasury Regulations and guidance issued thereunder, and, to the extent necessary, shall be modified, replaced, or terminated in the discretion of the Committee. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be or become subject to Code Section 409A, the Company may adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect) or take any other actions that the Committee determines are necessary or appropriate to (i) exclude or exempt the Plan from the application of Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Code Section 409A.

11.4        Tax Withholding.    A System Company shall have the right to deduct from all payments under the Plan any foreign, federal, state or local income, or other taxes required by law to be withheld with respect to such payments. Before payment of any Award may be deferred, a System Company may require that the Participant pay or agree to withholding for any foreign, federal, state or local income, or other taxes which may be imposed on any amount deferred. In no event whatsoever shall Entergy or any System Company be liable to any Participant for withholding or failing to withhold, or for remitting or failing to remit, any amount for federal, state or local taxes attributable to an Award.

11.5        Non-uniform Determinations.    Determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount, and timing of such payments, the terms and provisions of such payments, and the agreement evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive Awards under the Plan, whether or not such persons are similarly situated.

11.6        Interaction with Other Plans.    Payments under the Plan shall not constitute earnings for the purposes of any other plan, including any pension or savings plan, unless expressly specified in such other plan.

11.7        Unfunded Status.    The Plan is unfunded. The Company, Committee, Board, OCE, System Companies and any other person or entity shall have no obligation to reserve or otherwise fund in advance any amounts that are, or may in the future become, payable under this Plan, nor shall any one of them be deemed to be a trustee of any amounts to be paid under the Plan.

11.8        Successors.    All obligations of a System Company under the Plan shall be binding upon and inure to the benefit of any successor of such System Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the System Company.

11.9        Other Plans.    Nothing contained in this Plan shall prevent the Committee or the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

11.10        Gender and Number.    The masculine pronoun whenever used in the Plan shall include the feminine. Similarly, the feminine pronoun whenever used in the Plan shall include the masculine, as the context or facts may require. Whenever any words are used herein in the singular, they shall be construed as if they were also used in the plural in all cases where the context so applies.

11.11        Captions.    The captions to the articles and sections of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.12        Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.

Recoupment.    The Awards and any cash payment delivered pursuant to an Award under this Plan are subject to forfeiture and recovery by any System Company pursuant to any claw back or recoupment policy which Entergy may adopt from time to time, including without limitation any policy that Entergy has adopted or may adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and implementing rules and regulations thereunder, or as otherwise required by applicable law. Any such provisions shall survive the payment of the Award and the termination of the Plan to the fullest extent allowed by applicable law.

13.

Controlling Law.    The Plan and all related documents shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become Participants in or parties to the Plan shall be deemed to consent to this provision.

14.

No Right to Employment.    This Plan does not confer nor shall be construed as creating an express or implied contract of employment between any Participant and any System Company or other party. Nothing in the Plan shall interfere with or limit in any way the right of any System Company employer to terminate any Employee’s System employment at any time, nor confer upon any Employee any right to continue in the employ of any System Company employer.

APPENDIX C

2015 EQUITY OWNERSHIP PLAN

OF ENTERGY CORPORATION AND SUBSIDIARIES

1.	Purpose, Effective Date, and Duration.

1.1.    Purpose.    The 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries promotes the interests of Entergy (as defined in Section 2.16 below) and its shareholders by strengthening the ability of the System Companies to attract, motivate and retain employees and directors upon whose judgment, initiative and efforts the financial success and growth of the businesses largely depend; by providing additional motivation through performance-related incentives for key personnel and directors to achieve longer-range performance goals; and by further aligning the interests of management with those of the shareholders through participation in the long-term growth and financial success of Entergy.

1.2.    Effective Date.  The Plan shall be effective on the date of shareholder approval and shall govern Awards granted on or after the Effective Date and any contingent Awards that may be granted prior to the Effective Date. Upon the Effective Date, no further awards shall be granted under the Prior Plan.

1.3.    Duration.    The Plan shall remain in effect until the tenth anniversary of the Effective Date, unless terminated earlier by the Committee or Board, but Awards hereunder shall remain outstanding in accordance with their applicable terms and conditions. Notwithstanding the foregoing, (a) no Incentive Stock Options may be granted more than ten years after the earlier of adoption of the Plan by the Board or the Effective Date, and (b) no Awards (other than Stock Options or Stock Appreciation Rights) that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall be granted on or after the date of the first meeting of the shareholders of Entergy that occurs in the fifth year following the year of shareholder approval of the Plan unless the Performance Goals have been reapproved (or other designated performance criteria are approved) by the shareholders, provided that such an Award granted on or after such date and prior to such re-approval shall be a valid Award but shall not qualify for the “performance-based compensation” exception under Section 162(m) of the Code unless it is granted subject to the approval of, and is approved by, the shareholders at the first shareholder meeting following such grant.

2.	Definitions. Except as otherwise provided in the Plan or an Award Agreement, capitalized terms shall have the following meanings under the Plan:

2.1.    “Award” means any award or benefit granted under the Plan, including an award of Stock Options, Stock Awards, Stock Units, Stock Appreciation Rights, Other Stock-Based Awards, Performance Awards, and Director Awards, subject to such restrictions, terms and conditions as the Committee may determine, including conditions that render it a Performance Award or a Director Award.

2.2.    “Award Agreement” means the written or electronic agreement in a form approved by the Committee evidencing and setting forth the terms and conditions of an Award and subject to the terms and conditions of the Plan.

2.3.    “Board” means the Board of Directors of Entergy.

2.4.    “Cause” means, except for a Non-Employee Director, the occurrence of any of the following acts, omissions, events or circumstances, as determined by the Participant’s System Company employer in its sole discretion: the continuing failure by Participant to substantially perform the Participant’s duties in a satisfactory manner; the engaging by Participant in conduct which is injurious to any System Company, monetarily, with respect to reputation or otherwise; neglect or intentional disregard of Participant’s duties; embezzlement, theft, larceny, fraud, or other acts of dishonesty by Participant; a violation by Participant of any System Company policy or procedure, the Code of Entegrity, or any applicable law or regulation, or of any agreement between the Participant and any System Company; gross insubordination or repeated insubordination by Participant; conviction of, or entrance of a plea of guilty or nolo contendere to, a felony, or to any other crime which is having or may have an adverse effect on Participant’s ability to carry out Participant’s duties or which is injurious to any System Company, monetarily, with respect to reputation or otherwise; the unauthorized disclosure by Participant of any confidential or proprietary information or confidences of any System Company; or the failure of Participant to obtain or retain, as applicable, any license, qualification, exemption or other status necessary for Participant to fully perform Participant’s employment duties.

2.5.    “Change in Control” has the meaning specified in Section 13.3 of the Plan.

2.6.    “Change in Control Period” has the meaning specified in Section 13.4 of the Plan.

2.7.    “CIC Cause” has the meaning specified in Section 13.4 of the Plan.

2.8.    “CIC Separation from Service” has the meaning specified in Section 13.4 of the Plan.

2.9.    “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include references to any applicable regulations or other published guidance thereunder and any successor or similar provision.

2.10. “Committee” means the Personnel Committee of the Board, in the case of Awards to Employees, or the Board, in the case of Director Awards, or such other committee as may be designated by the Board to administer the Plan. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.11. “Common Stock” means the common stock, par value of $0.01 per share, of Entergy.

2.12. “Director Award” means an Award granted, whether singly, in combination, or in tandem, to a Non-Employee Director, pursuant to such applicable terms, conditions, and limitations as the Committee may establish in accordance with Section 12 of the Plan.

2.13. “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, and entitling the Participant to receive cash, shares of Common Stock, or other property equal in value to the cash or Common Stock dividend paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant.

2.14. “Effective Date” means the date on which the shareholders of Entergy approve the Plan.

2.15. “Employee” means an employee of a System Company.

2.16. “Entergy” means Entergy Corporation, a Delaware corporation, and, except for purposes of determining whether a Change in Control has occurred, any successor thereto.

2.17. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and related interpretive rulings and regulations.

2.18. “Fair Market Value” means, with respect to Common Stock, the closing price as reported on the New York Stock Exchange on the date as of which such value is being determined, or on the following trading date if that date is not a trading date, except in the case of an Award for which a Performance Period is established, in which case the preceding trading date shall be used if the last day of the Performance Period is not on a trading date. The Committee may designate a different time or method of determining the Fair Market Value, as appropriate, because of changes in the hours and methods of trading on the New York Stock Exchange or otherwise. With respect to any property (including securities) other than Common Stock, and if the Common Stock ceases to be listed on the New York Stock Exchange or its Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code, as applicable.

2.19. “Free-Standing SAR” shall mean an SAR that is not granted in tandem with, or by reference to, a Stock Option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent provided in the applicable Award Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs that are exercised.

2.20. “Full Value Award” means an Award other than an Award in the form of a Stock Option or Stock Appreciation Right and which is settled by the issuance of shares of Common Stock.

2.21. “Good Reason” has the meaning specified in Section 13.4 of the Plan.

2.22. “Grant Date” means the date on which the Committee makes an Award under the Plan, or such later date as the Committee may specify as the effective date of the Award.

2.23. “Incentive Stock Option” or “ISO” means a Stock Option granted under Section 6 of the Plan and intended to qualify as an “incentive stock option” as that term is defined in Section 422(b) of the Code.

2.24. “Non-Employee Director” means a member of the Board who is not an Employee.

2.25. “Nonstatutory Stock Option” means a Stock Option granted under Section 6 of the Plan that is not intended to or otherwise does not meet the requirements of Section 422(b) of the Code.

2.26. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. Further, a Notice of Termination of a Participant at Management Level 1-4 for CIC Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting which was called and held for the purpose of considering such termination (after reasonable notice to Participant and an opportunity for Participant, together with Participant’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Participant was guilty of conduct set forth in the definition of CIC Cause herein, and specifying the particulars thereof in detail.

2.27. “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted pursuant to Section 10 of the Plan.

2.28. “Participant” means any eligible individual, as set forth in Section 5.1 of the Plan, to whom an Award is granted.

2.29. “Performance Award” means an Award described in Section 11 of the Plan.

2.30. “Performance Goals” means the goals, criteria or objectives established by the Committee that must be satisfied or met as a condition of an Award.

2.31. “Performance Period” means the period designated by the Committee during which (i) the Performance Goals applicable to a Performance Award shall be measured and (ii) the conditions for vesting applicable to a Performance Award shall remain in effect.

2.32. “Performance Units” has the meaning set forth in Section 11.1 of the Plan.

2.33. “Plan” means this 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries, as amended from time to time.

2.34. “Potential Change in Control” has the meaning specified in Section 13.4 of the Plan.

2.35. “Prior Plan” means the 2011 Equity Ownership Plan of Entergy Corporation and Subsidiaries, as amended.

2.36. “Restricted Period” means the period designated by the Committee during which Restricted Stock or Restricted Stock Units shall be subject to a substantial risk of forfeiture and may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, except as otherwise provided in the Plan or as the Committee may determine.

2.37. “Restricted Stock” means an Award of shares of Common Stock granted under Section 7.3 of the Plan, the rights of ownership of which may be subject to restrictions prescribed by the Committee.

2.38. “Restricted Stock Unit” means an Award under Section 8.2 of the Plan.

2.39. “Retirement” means separation from service with the System Companies and at the time of such separation from service, eligibility to retire and commence retirement benefits under a System Company-sponsored qualified final average pay defined benefit pension plan, or with respect to a Participant who is not a participant in any System Company-sponsored qualified final average pay defined benefit pension plan, a separation from service with the System Companies on or after age 65 or after attaining age 55 and with ten (10) or more years of service with System Companies that is considered vesting service under the System Company-sponsored qualified defined benefit pension plan in which the Participant actively participates or, if none, the System Company-sponsored qualified defined contribution pension plan in which the Participant actively participates.

2.40. “Separation” means, except for a Non-Employee Director: (x) a termination of employment (for reasons other than a military or personal leave of absence granted by a System Company) of a Participant such that the Participant is no longer employed by any System Company; or (y) when an entity employing a Participant ceases to be a System Company, unless the Participant otherwise is, or thereupon becomes, employed by another System Company at the time that such entity ceases to be a System Company.

2.41. “Separation Date” means, with respect to a Participant and a specific Separation event, the date on which such Separation occurs.

2.42. “Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code. A Participant’s status as a Specified Employee shall be determined under rules established by the Committee in accordance with Section 409A of the Code.

2.43. “Stock Appreciation Right” or “SAR” means an Award under Section 9 of the Plan representing, for each share of Common Stock subject to such SAR, a right granted to a Participant to receive payment in any combination of shares of Common Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise over the strike price established by the Committee in its sole discretion on the Grant Date of the Award and which shall be no less than the Fair Market Value of a share of Common Stock on the Grant Date.

2.44. “Stock Award” means a grant of shares of Common Stock granted under Section 7 of the Plan.

2.45. “Stock Option” means an Incentive Stock Option or Nonstatutory Stock Option granted under Section 6 of the Plan.

2.46. “Stock Unit” means a right to receive shares of Common Stock or cash, as the Committee may determine, under Section 8 of the Plan.

2.47. “System Company” means Entergy, any corporation or other entity eighty percent (80%) or more of whose stock (or, for a non-corporate entity, equivalent securities) (based on voting power or value) is owned, directly or indirectly, by Entergy, and any partnership or trade or business which is eighty percent (80%) or more controlled, directly or indirectly, by Entergy, and, except in determining whether a Change in Control has occurred, shall include any successor thereto.

2.48. “System Management” means a Participant who is employed at System Management Level 1-4.

2.49. “System Management Level” means the applicable management level set forth below and, with respect to a Participant, the System Management Level reflected in the official records of his or her System Company employer:

•	System Management Level 1 (Chief Executive Officer);
•	System Management Level 2 (Presidents and Executive Vice Presidents within the System);
•	System Management Level 3 (Senior Vice Presidents within the System); and
•	System Management Level 4 (Vice Presidents within the System).

2.50. “Tandem SAR” means an SAR which is granted in tandem with, or by reference to, a Stock Option (including a Stock Option granted prior to the Grant Date of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Stock Option, shares of Common Stock (which may be Restricted Stock) or, to the extent provided in the applicable Award Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such Stock Option, or portion thereof, which is surrendered.

2.51. “Ten Percent Owner” means a Participant who, at the time a Stock Option is granted to the Participant, owns Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Entergy within the meaning of Section 422(b)(6) of the Code.

2.52. “Total Disability” and “Totally Disabled” mean, except for a Non-Employee Director, a Participant is unable to perform the material and substantial duties of his or her job due to sickness or injury and is eligible to receive long-term disability benefits under the Entergy Corporation

Companies’ Benefits Plus Long Term Disability Plan (“Disability Plan”). Determinations of Total Disability shall be made by the third-party claims administrator or the insurance company providing long-term disability insurance coverage under the Disability Plan. In the absence of a System Company-sponsored long-term disability plan or if the Participant is otherwise ineligible to participate in a System Company-sponsored long-term disability plan, the Committee shall make the determination of Total Disability mean Participant is unable to perform the material and substantial duties of his or her job due to sickness or injury and is eligible to receive long-term disability benefits under the Disability Plan. Determinations of Total Disability shall be made by the third-party claims administrator or the insurance company providing long-term disability insurance coverage under the Disability Plan. In the absence of a System Company-sponsored long-term disability plan or if the Participant is otherwise ineligible to participate in a System Company-sponsored long-term disability plan, the Committee shall make the determination of Total Disability.

3.	Administration.

3.1.    Plan Administration.    The Committee shall have authority to control and manage the operation and administration of the Plan in accordance with its terms.

3.2.    Authority of the Committee.

(a) The Committee, subject to the provisions of the Plan, shall have exclusive discretionary power to determine Participants to whom Awards will be granted, the time or times at which Awards will be granted, the form and amount of each Award, the expiration date of each Award, the time or times within which the Awards may be exercised or otherwise settled, whether to accelerate the exercise or vesting date of any outstanding Award, the cancellation of the Awards and the other limitations, restrictions, terms and conditions applicable to the grant of the Awards. The terms and conditions of the Awards need not be the same with respect to each Participant or with respect to each Award.

(b) The Committee, subject to the provisions of the Plan, shall establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may interpret, make determinations regarding and take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Further, the Committee shall have authority to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable.

(c) The Committee shall have the right (i) to receive from the System Companies such data and information as may be required for it to discharge its duties; (ii) to consider conclusive and rely upon (unless determined to be incorrect) the records of any System Company as to an Employee’s or Participant’s employment, or other provision of services, termination of employment, or cessation of the provision of services, leave of absence, reemployment and compensation; (iii) to require Participants and other persons entitled to benefit under the Plan to furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan; and (iv) to employ consultants, attorneys, accountants or other persons, and the Committee and Entergy and its officers and directors shall be entitled to rely upon the advice, opinions or evaluations of any such persons.

3.3.    Committee Determinations.  The actions and determinations of the Committee in the administration of the Plan shall be final, binding and conclusive for all purposes and upon all persons. Determinations under the Plan, including without limitation, determinations as to persons to receive Awards, the terms and provisions of such Awards and the Award Agreements evidencing the same, need not be uniform and may be made by it selectively among the persons who receive or are eligible to receive Awards.

3.4.    Delegation.  To the extent permitted by applicable law, the Committee may delegate some or all of its power and authority under the Plan to one or more of its members or to one or more officers of Entergy, or to one or more agents or advisors, and the Committee or any individuals to whom it has delegated duties or powers may employ one or more individuals to render advice with respect to any responsibility that the Committee or such individuals may have under the Plan. The Committee may, by resolution, authorize the Chief Executive Officer or one or more officers of Entergy to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee may not delegate its power and authority with respect to Awards to officers subject to Section 16 of the Exchange Act or officers who are or, in the judgment of the Committee, may be “covered employees” as defined in Section 162(m) of the Code, or to the extent prohibited by applicable law, regulation or rule of a stock exchange on which the Common Stock is listed; (ii) the resolution providing such authorization sets forth the total number of shares of Common Stock underlying Awards such officer(s) may grant; and (iii) such delegee shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.5.    Indemnification.  To the fullest extent permitted by applicable law, each member and former member of the Board and the Committee and each person to whom the Board or the Committee delegates or has delegated authority under the Plan shall be indemnified and held harmless by Entergy against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with Entergy’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give Entergy an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under Entergy’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that Entergy may have to indemnify them or hold them harmless.

4.	Shares Subject to the Plan and Allowed Adjustments.

4.1.    Number of Shares Available for Awards.  Subject to adjustment as provided in Section 4.5 of the Plan, the maximum aggregate of 6,900,000 shares of Common Stock shall be available for delivery pursuant to Awards granted from time to time under the Plan (the “Aggregate Share Authorization”), of which no more than 1,500,000 shares of Common Stock in the aggregate may be issued in connection with the exercise of Incentive Stock Options.

4.2.    Sources of Shares.  Shares of Common Stock to be delivered under the Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

4.3.    Share Counting.  To the extent that a share of Common Stock is issued pursuant to the grant or exercise of an Award, the Aggregate Share Authorization thereafter remaining shall be reduced by one share. Any Award, or portion thereof, which is settled in cash shall not be applied against the Aggregate Share Authorization.

4.4.    Share Usage.  Shares of Common Stock covered by an Award shall be counted against the Aggregate Share Authorization as used only to the extent they are actually issued. Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Committee’s permission (prior to the issuance of shares) for Awards not involving shares, shall be available again for grant under the Plan. Any such shares that again become available for future grants pursuant to the preceding sentence shall be added back to the Aggregate Share Authorization as one share. Notwithstanding anything to the contrary herein, the following shares of Common Stock shall not be recycled and again made available for grant under the Plan: (a) those tendered or withheld in payment of the exercise price of a Stock Option or SAR; (b) those delivered to or withheld by Entergy for the payment of withholding taxes related to an Award in accordance with Section 20 hereof; (c) those repurchased by Entergy using Stock Option proceeds; and (d) those subject to a Stock Option or SAR that are not issued or delivered upon the net settlement or net exercise of such Stock Option or SAR.

4.5.    Adjustments in Authorized Shares and Awards.

(a) As the Committee deems appropriate to prevent dilution or enlargement of Participants’ rights under the Plan, and subject to compliance with Section 409A of the Code, upon any change in Common Stock, whether resulting from a corporate event or transaction (including, but not limited to, a change in the capitalization of Entergy) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, split-off, spin-off, or other distribution of stock or property of Entergy, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure, number of outstanding shares, or in the event of payment of a dividend or distribution to the shareholders of Entergy in a form other than Common Stock (excepting normal cash dividends) that has a material effect on the Common Stock or the value of an Award, or any similar corporate event or transaction, the Committee shall substitute or adjust, as applicable, the number and kind of shares that may be granted under the Plan or under particular forms of Awards, the number and kind of shares or other property (including cash) subject to outstanding Awards, the exercise, strike, or purchase price per share under any outstanding Award, the Performance Goals and Performance Periods applicable to any outstanding Awards, the annual Award limits, and other value determinations applicable to outstanding Awards, including but not limited to the number, kind and class of shares or other property (including cash) available under or to be issued pursuant to any outstanding Awards. Without limiting the generality of the foregoing, if Entergy merges with another entity in a transaction in which Entergy is not the surviving entity or if, as a result of a merger or any other transaction or event, other securities are substituted for Entergy’s Common Stock or the Common Stock may no longer be issued (each a “Fundamental Transaction”) then the Committee may do one or more of the following contingent on the completion of the Fundamental Transaction: (i) arrange for the substitution, in exchange for Awards, of similar awards relating to underlying equity securities other than Common Stock (including, if appropriate, equity securities of an entity other than Entergy) on such terms and conditions as the Board determines are appropriate, (ii) accelerate the vesting and termination of outstanding Awards, in whole or in part, so that Awards can be exercised before or otherwise in connection with the closing or completion of the Fundamental Transaction, or (iii) subject to Section 4.6 of the Plan, cancel or arrange for the cancellation of Awards in exchange for cash payments to Participants.

(b) The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive, and the Committee need not adopt the same rules for each Award or each Participant.

4.6.    Limitations on Stock Option and SAR Repricing. Except as otherwise provided in a Change in Control as defined in Section 13.3 of the Plan or in the adjustment provisions of Section 4.5 of the Plan, without prior shareholder approval the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or SARs or cancel outstanding Stock Options or SARs in exchange for cash, other Awards or for Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs and no other action may be taken with respect to a Stock Option or an SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are then listed. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.

4.7.    Changes. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of any System Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in a System Company’s capital structure or its business, (b) any merger or consolidation of any System Company, (c) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (d) the dissolution or liquidation of any System Company, (e) any sale or transfer of all or part of the assets or business of any System Company or (f) any other corporate act or proceeding.

5.	Eligibility, Awards, and Award Conditions.

5.1.    Eligibility. Employees determined by the Committee to have significant responsibility for the continued growth, development and financial success of the System Companies, Non-Employee Directors, and persons expected to become such Employees or Non-Employee Directors shall be eligible to become Participants in the Plan.

5.2.    Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible individuals those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by applicable law, and the amount of each Award. The Committee’s selection of a person to participate in the Plan at any time shall not require the Committee to select such person to participate in the Plan at any other time.

5.3.    Awards. The following types of Awards may be granted under the Plan to Employees, either alone or in combination with other Awards: Stock Options, Stock Awards, Stock Units, Stock Appreciation Rights, or Other-Stock Based Awards, any one of which may be subject to conditions rendering it a Performance Award. Director Awards may be granted to Non-Employee Directors.

5.4.    Award Agreements. Unless otherwise provided by the Committee, each Award shall be evidenced by an Award Agreement specifying the terms and conditions of the Award. No Award shall be valid until an Award Agreement is provided by Entergy and, to the extent required by the Committee, either executed, accepted or acknowledged by the recipient by such means approved by the Committee and within the time period specified by the Committee. Upon such required and timely execution, acceptance, acknowledgement or delivery of the Award Agreement to Entergy, as applicable, such Award shall be effective as of the effective date set forth in the Award Agreement.

5.5.    Specified Participant Actions.  The Committee may provide for the use of electronic or other non-paper means for a Participant to execute, accept, acknowledge, or take action in accordance with an Award Agreement or Award.

5.6.    Separation from Service.  Unless specifically provided otherwise in an applicable Award Agreement in the sole discretion of the Committee, and subject to Section 13 of the Plan, in the event of a Separation (as defined herein) of a Participant who is an Employee, the following terms and conditions shall apply to each outstanding Award described below and held by such Participant:

(a) Upon such Participant’s Separation for any reason (other than, and only with respect to the specific Awards addressed therein, those enumerated in Sections 5.6 (b), (c), (d), or (e) of the Plan), as of the Separation Date:

(i) any unvested portion of a Stock Option or SAR awarded to such Participant shall be forfeited, and any vested but unexercised portions of such Awards may no longer be exercised after the earlier of the remaining term of the grant or the date that is 90 days following such Participant’s Separation Date;

(ii) any Restricted Stock Awards, Restricted Stock Units and/or Other Stock-Based Awards held by such Participant on which restrictions have not lifted or vesting conditions have not been met as of the Separation Date shall be immediately forfeited; and

(iii) any Performance Awards held by such Participant for which the Performance Period has not ended as of the Separation Date shall be forfeited.

(b) Upon such Participant’s Separation by reason of Retirement (as defined herein):

(i) any unvested portion of Stock Options and SARs held by such Participant shall immediately vest and may be exercised by Participant, Participant’s beneficiaries or heirs, as applicable, within the lesser of five (5) years following the Separation Date and the remaining term of the Award as specified in the Award Agreement;

(ii) any Restricted Stock Awards, Restricted Stock Units and/or Other Stock-Based Awards held by such Participant on which restrictions have not lifted or vesting conditions have not been met as of the Separation Date shall be immediately forfeited; and

(iii) if during the Performance Period applicable to Performance Units, a Participant has completed a minimum of twelve months of full-time employment in a position eligible for a Performance Award, upon Retirement, such Participant shall be eligible to receive a prorated portion of the applicable achievement level of the Performance Units as specified in the Award Agreement, based on his full months of employment during the Performance Period.

(c) Upon such Participant’s Separation by reason of Total Disability (as defined herein):

(i) any unvested portion of Stock Options and SARs held by such Participant shall immediately vest and may be exercised by Participant, Participant’s beneficiaries or heirs, as applicable, within the lesser of five (5) years following the Separation Date and the remaining term of the Award as specified in the Award Agreement;

(ii) any restrictions on Restricted Stock held by such Participant shall immediately lift; and

(iii) if the Participant holding outstanding Performance Units becomes Totally Disabled during the Performance Period applicable to such Performance Units, such Participant shall be eligible to receive a prorated portion of the applicable achievement level of such Performance Units as specified in the Award Agreement, based on his full months of full-time employment and eligible System Management Level(s) during the Performance Period.

(d) Upon such Participant’s Separation by reason of death:

(i) any unvested portion of Stock Options and SARs held by such Participant shall immediately vest and may be exercised by such Participant’s beneficiaries or heirs, as applicable, within the lesser of five (5) years following the Separation Date and the remaining term of the Award as specified in the Award Agreement;

(ii) any restrictions on Restricted Stock held by such Participant shall immediately lift; and

(iii) if a Participant holding outstanding Performance Units dies during the Performance Period applicable to such Performance Units, such Participant’s beneficiaries or heirs shall be eligible to receive a prorated portion of the applicable achievement level of such Performance Units as specified in the Award Agreement, based on his full months of full-time employment during the Performance Period.

(e) Notwithstanding anything to the contrary in the Plan (including, without limitation, the provisions of Sections 5.6(a) through 5.6(d) of the Plan), upon (x) an Employee’s Separation for Cause or (y) the Committee’s or its delegee’s determination that an Employee engaged in an activity that would constitute Cause, the unvested portions (and/or portions subject to restrictions or conditions) of all outstanding Awards held by such Employee shall immediately terminate and be forfeited, and any then-remaining exercise period applicable to any Stock Options or SARs held by such Employee shall immediately terminate.

(f) Notwithstanding the above, Director Awards shall be treated in accordance with Section 12 of the Plan or as otherwise provided by the Board.

5.7.    Restrictive Covenants or Other Conditions.  The Committee, in its sole discretion, may condition the grant of an Award on the Participant agreeing to one or more of the following, either through the Award Agreement or a separate agreement: (a) an agreement not to compete with, or solicit customers or employees of, any System Company, for a specified period of time following the Participant’s Retirement from or other Separation with respect to a System Company; (b) an agreement to cancel any employment agreement or compensation arrangement in effect between a System Company and a Participant in connection with the Participant’s Retirement from or other Separation with respect to a System Company; (c) an agreement to retain the confidentiality of certain information following the Participant’s Retirement from or other Separation with respect to a System Company; (d) an agreement not to disparage any System Company or related representatives under certain terms and conditions following the Participant’s Retirement from or other Separation with respect to a System Company; (e) provisions for the Participant’s forfeiture of an Award or the return of vested shares of Common Stock or other property received in connection with an Award in the event of Participant’s noncompliance with the provisions of, or as otherwise provided in, such Award Agreement or other agreement; or (f) such other terms or conditions as the Committee may determine. If the Participant shall fail to enter into such agreement containing the applicable conditions at the request of the Committee and within the time period specified by the Committee, then the Award granted or to be granted to such Participant shall be forfeited or cancelled.

5.8.    Awards Subject to Forfeiture, Clawback, Cancellation.

(a) Nothing in the Plan shall preclude the Committee from imposing and enforcing restrictive covenants, forfeiture provisions, hold requirements, or recoupment provisions with respect to any Award granted hereunder, including an unrestricted Stock Award. These restrictions may include, but shall not be limited to, a requirement that the Participant receive all or a portion of an Award in shares of Common Stock or hold any or all of the shares received in connection with an Award for a specified period of time.

(b) The Awards granted under the Plan and any cash payment or shares of Common Stock delivered pursuant to an Award are subject to forfeiture and recovery by any System Company pursuant to the applicable Award Agreement or any clawback or recoupment policy which Entergy may adopt from time to time, including without limitation any policy that Entergy has adopted or may adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and

implementing rules and regulations thereunder, or as otherwise required by applicable law. Any such provisions shall survive the vesting and payment of the Award and the termination of the Plan to the fullest extent allowed by applicable law.

5.9.    Minimum Vesting.  Except as otherwise provided in Section 13 of the Plan or pursuant to Section 4.5 of the Plan, (a) any Awards that vest on the basis of the Participant’s continued employment or service or other solely time-based criteria shall provide for a vesting period of at least three (3) years; (b) any Awards that vest upon the attainment of Performance Goals or other performance-based criteria shall provide for a vesting period of at least twelve (12) months unless otherwise authorized under Section 162(m) of the Code; and (c) in the discretion of the Committee, the vesting periods described in (a) and (b) herein may occur in full at the end of such period or may occur in specified installments over such period; provided, however, that no portion of an Award shall vest in less than twelve (12) months from the date of grant, and provided further, that the Committee may, in its discretion, provide that a Participant shall remain eligible to receive all or a portion of an Award upon death, Total Disability, Retirement, or a Non-Employee Director’s separation from the Board, but such Participant shall otherwise remain subject to all other vesting and payment provisions of the applicable Award Agreement. Notwithstanding the immediately preceding sentence, five percent (5%) of the shares of Common Stock authorized under the Plan shall not be subject to the minimum vesting requirements set forth herein; provided those shares are delivered for Full Value Awards.

5.10.    Participant Award Limits.    Subject to adjustment as provided in Section 4.5 of the Plan, and excluding Awards granted as a material inducement to a person or persons being hired by a System Company, or being rehired following a bona fide period of interruption of employment in accordance with NYSE rule 303A.08, to the extent necessary for an Award to be qualified performance-based compensation under Section 162(m) of the Code (a) the maximum number of shares of Common Stock with respect to which Stock Options or SARs, or a combination thereof, may be granted during any calendar year to any person shall be 1,500,000, (b) the maximum number of shares of Common Stock with respect to which Stock Awards subject to Performance Measures or Performance Awards denominated in Common Stock that may be earned by any person during any calendar year shall be 500,000, and (c) the maximum amount that may be earned by any person during any applicable calendar year with respect to Performance Awards denominated in cash shall be 0.5% of Entergy’s operating cash flow. Notwithstanding anything in the Plan to the contrary, the aggregate grant date Fair Market Value of Director Awards that may be granted during any calendar year to any Non-Employee Director shall not exceed $500,000; provided that shares of Common Stock provided to Non-Employee Directors in lieu of cash otherwise payable to a Non-Employee Director other than pursuant to the Plan shall be disregarded for purposes of this limitation.

6.	Stock Options.

6.1.    Grants.    The Committee may grant Stock Options to eligible persons in such number, upon such terms, at any time and from time to time, and in the form of either an Incentive Stock Option or Nonstatutory Stock Option as determined in its sole discretion. Unless otherwise expressly provided in the Award Agreement, Stock Options granted under the Plan to Employees shall be Nonstatutory Stock Options. The Stock Option Award Agreement shall specify the exercise period, the exercise price, the terms for payment of the exercise price, the expiration date of the Stock Option, and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan.

6.2.    Price and Term.    Except as otherwise provided in Section 6.3 of the Plan, the Stock Option price determined by the Committee shall not be less than the Fair Market Value on the Grant Date of the Stock Option. In addition, no Stock Option shall be exchanged for cash, except as the Committee may determine to be necessary or desirable in accordance with Section 4.5 of the Plan.

Subject to Section 5.9 of the Plan, the Committee, in its sole discretion, shall prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and exercisable, which shall be set forth in the Award Agreement; provided, however, that no Stock Option shall be exercisable after the expiration of ten (10) years after its Grant Date.

6.3.    Incentive Stock Options.    Notwithstanding the foregoing, each ISO shall be subject to the following specific rules:

(a) The aggregate Fair Market Value (determined with respect to each ISO at the time such Stock Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time during any calendar year shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Common Stock subject to an ISO which first becomes exercisable in any calendar year exceeds the limitation of this Section, so much of the ISO that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a Nonstatutory Stock Option; but in all other respects, the original Award Agreement shall remain in full force and effect.

(b) If an ISO is granted to a Ten Percent Owner, the purchase price of each share of Common Stock subject to the ISO shall be not less than 110% of the Fair Market Value of the Common Stock on the Grant Date of the ISO; and the ISO shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, no later than the fifth anniversary of the Grant Date of the ISO.

6.4.    Exercise of Stock Options.    Subject to the terms and conditions as specified in an Award Agreement and to all applicable legal requirements, a Stock Option may be exercised during the term thereof and the specified number of shares of Common Stock with respect to such Stock Option exercise shall be issued, following receipt by Entergy of (a) notice of the exercise of a Stock Option (in accordance with procedures that the Committee shall have specified in the Award Agreement or otherwise) delivered to Entergy’s Secretary or his or her designee, (b) payment, as provided in the Plan, of the Stock Option price, and (c) satisfaction of the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise.

6.5.    Payment.    To the extent permitted under applicable law and the Award Agreement, the Committee in its sole discretion may make available one or more of the following alternatives for the payment of the Stock Option exercise price: (a) in cash, including by check, bank draft or money order payable to the order of Entergy, subject to such requirements as may be imposed by the Committee; (b) in shares of Common Stock having a Fair Market Value on the exercise date equal to the aggregate exercise price of the Stock Option and satisfying such other requirements as may be imposed by the Committee; (c) partly in cash and partly in such shares of Common Stock, (d) through the withholding of shares of Common Stock (which would otherwise be delivered to the Participant) with an aggregate Fair Market Value on the exercise date equal to the aggregate exercise price of the Stock Option, (e) to the extent permitted by applicable law and subject to such other requirements as may be imposed by the Committee, if the Common Stock is traded on a national securities exchange or quoted on a national quotation system sponsored by the Financial Industry Regulatory Authority, through the delivery of irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to Entergy an amount equal to the aggregate exercise price of the Stock Option, or (f) any other legal form of payment that the Committee may deem appropriate. The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the Stock Option exercise price and reserves, at any and all times, the right, in its sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Stock Options by means of a cashless exercise, including with respect to one or more Participants specified by Entergy notwithstanding that such program or procedures may be available to other Participants.

6.6.    Prior to Stock Option exercise, a Participant shall have no rights to dividends or other rights of a shareholder with respect to shares of Common Stock subject to such Stock Option. A Participant shall have rights to future dividends and other rights of a shareholder with respect to such shares of Common Stock only after the Participant has given written notice to the Committee or its delegate of exercise of the Stock Option and satisfied all other conditions to exercise such Stock Option as imposed by the Committee pursuant to the Plan.

7.	Stock Awards.

7.1.    Grants.    The Committee may, in its discretion (a) grant shares of Common Stock under the Plan to eligible persons or (b) sell shares of Common Stock under the Plan to any Participant for such amount of cash, Common Stock or other consideration as it deems appropriate. The Award Agreement relating to a Stock Award shall specify whether the Stock Award is of Restricted Stock or an unrestricted Stock Award and shall specify whether the shares of Common Stock are granted or sold to the Participant and such other restrictions, terms and conditions (including the attainment of Performance Goals) established by the Committee in its sole discretion, not inconsistent with the Plan.

7.2.    Unrestricted Stock Awards.    Unrestricted Stock Awards shall not be subject to any Restricted Periods or Performance Measures; provided, however, unrestricted Stock Awards shall be limited to (i) Awards to Non-Employee Directors, (ii) Awards to newly hired Employees, (iii) Awards made in lieu of a cash bonus and (iv) Awards granted under the Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed ten percent (10%) of the total number of shares available for Awards under the Plan. Upon the grant of an unrestricted Stock Award, subject to Entergy’s right to require payment of any taxes in accordance with the Plan, a certificate or certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such Award or such shares shall be transferred to the holder in book entry form.

7.3.    Restricted Stock Awards.    Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Restricted Period(s), the number of shares of Restricted Stock, and such other provisions as the Committee shall determine. To the extent deemed appropriate by the Committee, Entergy may retain any certificates or statements of holdings representing shares of Restricted Stock in Entergy’s possession until such time as all conditions and restrictions applicable to such shares have been satisfied or lapse. Except as otherwise provided in this Section or in the Award Agreement, shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations in accordance with Section 20 hereof).

7.4.    Certificate Legend.    In addition to any other legend, each certificate or statement of holdings representing unvested shares of Restricted Stock (if any) may bear a restrictive legend to the effect that ownership of the Restricted Stock is subject to the restrictions, terms and conditions provided in the Plan and the applicable Award Agreement.

7.5.    Shareholder Rights.    Unless otherwise set forth in the Award Agreement relating to a Restricted Stock Award, the holder of such Award shall have all rights as an Entergy shareholder, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock. Notwithstanding the preceding sentence, any and all cash and stock dividends paid with respect to the Restricted Stock shall be subject to the same restrictions on transfer and risks of forfeiture as applicable to the underlying Restricted Stock and shall also be subject to any other provisions or reinvestment requirements (including, without limitation, the reinvestment of dividends in the form of Common

Stock) as the Committee may, in its discretion, determine. The Participant shall have the same rights and privileges, and be subject to the same restrictions, with respect to any additional shares received pursuant to Section 10.2 of the Plan.

7.6.    Share Issuance.    During the Restricted Period, the Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Award Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with Entergy, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to Entergy of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such Award is forfeited in whole or in part.

7.7.    Expiration of Restricted Period.    Subject to Section 13 of the Plan (relating to Change in Control), upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions set forth in the Award Agreement or otherwise prescribed by the Committee, the restrictions applicable to the Restricted Stock shall lapse and the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of such shares (including any additional shares obtained upon the reinvestment of dividends upon such shares) shall be delivered free of all such restrictions, except any that may be imposed by applicable law, to the Participant or the Participant’s beneficiary or estate, as the case may be.

7.8.    Section 83(b) Election.    Unless otherwise provided in an Award Agreement, the Restricted Stock Award is conditioned upon the Participant refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall be required to promptly provide a copy of such election to Entergy or the Committee, as the Award Agreement may specify.

8.	Stock Units.

8.1.    Grant.    The Committee may, in its discretion, grant Stock Units to eligible persons providing the right to receive one share of Common Stock or, in lieu thereof and to the extent provided in the applicable Award Agreement, the Fair Market Value of such share of Common Stock in cash, on the date or upon the occurrence of one or more events specified in the Award Agreement, including the attainment of applicable Performance Goals.

8.2.    Restricted Stock Unit.    Awards of Restricted Stock Units shall be contingent upon the expiration of a specified Restricted Period and may, in addition thereto, be contingent upon the attainment of specified Performance Goals or such other restrictions or conditions as the Committee may determine. Restricted Stock Units shall be similar to Restricted Stock except that no shares of Common Stock are actually awarded to the Participant on the Grant Date of the Restricted Stock Units. The grant shall not require a segregation of the assets of any System Company.

8.3.    No Shareholder Rights.    Unless otherwise provided in the Award Agreement, a Participant shall have no rights of a shareholder, including voting or dividend or other distribution rights, with respect to any Stock Units or Restricted Stock Units prior to the date they are settled in shares of Common Stock.

9.	Stock Appreciation Rights or SARS.

9.1.    Grants.    The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. Unless the Award Agreement relating to an SAR specifies that an SAR is a Tandem SAR, the SAR shall be a Free-Standing SAR. SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

9.2.    Number of SARs and Base Price.    The number of SARs subject to an Award shall be determined by the Committee. The base price of a Tandem SAR shall be the purchase price per share of the related Stock Option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that, except with respect to substitute awards issued in accordance with Section 4.5 of the Plan, such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date of such SAR.

9.3.    Exercise Period and Exercisability.    The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten (10) years after the Grant Date of the SAR; provided further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related Stock Option. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued or such shares shall be transferred to the holder in book entry form with restrictions on such shares duly noted. Prior to the exercise of an SAR, or if an SAR is exercised in cash, the holder of such SAR shall have no rights as a shareholder of Entergy with respect to the shares of Common Stock subject to such SAR.

9.4.    Method of Exercise.    A Tandem SAR may be exercised (a) by giving notice to Entergy (in any form acceptable to Entergy) specifying the number of whole shares of Common Stock which are being exercised, (b) by surrendering to Entergy any Stock Options which are cancelled by reason of the exercise of the Tandem SAR and (c) by executing such documents as Entergy may reasonably request. A Free-Standing SAR may be exercised (A) by giving notice to Entergy (in any form acceptable to Entergy) specifying the whole number of SARs which are being exercised and (B) by executing such documents as Entergy may reasonably request. No shares of Common Stock shall be issued and no certificate representing shares of Common Stock (if any) shall be delivered until any withholding taxes thereon have been paid (or arrangement made for such payment to the Committee’s satisfaction) in accordance with Section 20 hereof.

9.5.    Other Restrictions.    The Committee shall impose such other conditions and/or restrictions on any shares of Common Stock received upon exercise of an SAR granted pursuant to the Plan as it may deem advisable or desirable.

10.	Other Stock-Based Awards.

10.1.    Grants.    Subject to the limits described in the Plan, and in addition to the Awards set forth in preceding Sections, the Committee, in its sole discretion, may carry out the purpose of the Plan by awarding Other Stock-Based Awards as it determines to be in the best interests of Entergy and subject to such other terms and conditions as it deems necessary and appropriate. The terms and conditions of any Other Stock-Based Award shall be set forth in the applicable Award Agreement or otherwise by the Committee.

10.2.    Dividend Equivalents.    Dividend Equivalents may be awarded in connection with an Award (other than an Option or SAR) and may be provided currently or on a deferred basis. The Committee may determine at the time an Award is granted or at any time thereafter that Dividend Equivalents shall be payable and shall determine at the time Dividend Equivalents are granted whether such Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Common Stock or such other investment vehicles as the Committee may specify; provided, however, that Dividend Equivalents shall be subject to all conditions and restrictions of the underlying Awards to which they relate, including restrictions on transfer and risks of forfeiture as applicable to the underlying Award and any other provisions or reinvestment requirements.

11.	Performance Awards.

11.1.    Grants.    The Committee may award Performance Awards providing the right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Goals within a specified Performance Period. Each Performance Award shall be represented by units denominated on the Grant Date either in shares of Common Stock, including shares of Restricted Stock (“Performance Shares”) or Stock Options, or in specified dollar amounts (“Performance Units”).

11.2.    Performance Goals.    At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, one or more Performance Periods and Performance Goals to be achieved during the applicable Performance Periods, as well as such other restrictions and conditions as the Committee deems appropriate. To the extent necessary for an Award to be performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, the Performance Goals shall be (i) established during the period beginning on or before the first day of the Performance Period and ending not later than the earlier of 90 days after the commencement of the Performance Period and the date on which twenty-five percent (25%) of the Performance Period has been completed, provided any action required to be taken within this period may be taken at a later date if permissible under Section 162(m) of the Code; and (ii) based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures, alone or in combination with any other, stated in either absolute terms or relative terms, such as rates of growth or improvement as compared to the performance of another company or companies (or division, unit or other specified part thereof) or to an index or indices: (a) earnings measures (including EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), retained earnings, earnings per share (“EPS,” including reported EPS, operational EPS, pro forma EPS, cash EPS, diluted EPS and EPS from continuing operations), net income, pre-tax income, operating income, operating earnings, pre-tax profit, net operating profit after taxes, net operating profit less adjusted taxes); (b) revenue measures (including revenue and direct margin); (c) stock price, shareholder return, capital efficiency and other return measures (including the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time, book value of Common Stock, the increase in either of the foregoing, total return to shareholders (after-tax or pre-tax), the growth in the value of an investment in Common Stock (assuming the reinvestment of dividends, dividend growth or market capitalization), economic value added, cumulative shareholder value added, return on equity, dividend payout ratio, return on capital employed, return on invested capital, return on assets); (d) cash flow measures (including operating cash flow (“OCF”), operational OCF, free cash flow, net cash flow, cash available to Entergy, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof); (e) valuation measures (including stock price increase, market value, enterprise value, price to book value ratio and price to earnings ratio); (f) capital and risk measures (including debt ratio, equity ratio, debt to equity ratio, credit rating, dividend payout as a percentage of net income and diversification of business opportunities); (g) expense, expense control and other expense measures (including operations and maintenance expense, total expenditures, budget achievement, expense ratio, expense reduction, expense spending, operations and maintenance expense and cost savings); (h) customer measures (including customer satisfaction, customer growth, service costs, service levels, responsiveness, bad debt collections or losses); (i) reliability measures (including outage frequency, outage duration and frequency of momentary outages); (j) project measures such as completion of key milestones or achievement of employee satisfaction, safety, or efficiency targets or objectives; (k) production measures (including generating capacity factor, generating equivalent availability, heat rates, production cost, productivity, and performance against the Institute of Nuclear Power Operations (“INPO”) index and INPO performance objectives, criteria and guidelines); (l) sales, return on sales costs, fuel cost per million BTU, costs per kilowatt-hour, productivity, capital spending, gross margin, profit margin, net margin, market capitalization, operating performance; (m) the achievement of strategic business objectives, including consummating a transaction that results in the sale of stock or assets of a System Company, management development or new product development and introduction; (n) any financial metric set forth herein as a percentage of another financial metric set forth herein; or (o) specified objectives with regard to limiting the level of increase in all or a portion of System Company bank debt or other long-term or short-term public or private debt or other similar financial obligations of any System Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee. Performance Goals shall be subject to such other special rules and conditions as the Committee may establish.

11.3.    Value of Performance Awards.    Each Performance Unit shall have an initial value established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the Grant Date. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value or number of Performance Units or Performance Shares that will be provided to the Participant.

11.4.    Vesting and Forfeiture.    The Committee shall determine the manner in which the achievement of Performance Goals shall be measured. The Committee has the sole discretion to determine the manner in which Performance Awards shall vest if the specified Performance Goals are satisfied during the specified Performance Period or shall be cancelled or forfeited if Performance Goals are not satisfied during the specified Performance Period, and the extent to which the Participant shall have the right to retain Performance Awards during a paid or unpaid leave of absence, following a termination of the Participant’s employment with or provision of services to a System Company, or upon the occurrence of other specified events. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement, need not be uniform among all Performance Awards, and may reflect distinctions based on the reasons for termination or other event.

11.5.    Determination of Performance.    Unless otherwise specified in the discretion of the Committee, a Participant is not entitled to receipt of, and does not vest in, any Performance Units and/or any dividends that have accrued thereon unless and until the Committee has certified the performance results as measured against the Performance Goals after the close of the Performance Period.

11.6.    Adjustment of Performance Goals or Results.    The Performance Goals or the results for any Performance Period may be adjusted by the Committee to reflect capital changes or to exclude the effect of unusual or nonrecurring events, including extraordinary items, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges; provided that any such adjustments applicable to Awards that the Committee intends to be “performance-based compensation” under Section 162(m) of the Code shall be made to the extent permitted under Section 162(m) of the Code. Except as otherwise provided herein,

(a) financial measures used in Performance Goals that are determinable in accordance with generally accepted accounting principles (“GAAP”) (“GAAP Financial Measures”) shall be determined in accordance with GAAP and in a manner that is not inconsistent with the methods used to prepare the financial statements included in Entergy’s annual and quarterly reports on Forms 10-K and 10-Q and (b) financial measures used in Performance Goals that are reported to investors in Entergy’s quarterly and annual earnings announcements (“Reported Financial Measures”) shall be determined in a manner that is not inconsistent with the manner used to report such measures in such announcements. To the extent that any objective Performance Goals are expressed using any financial measures that are not determined in the manner set forth in clause (a) or clause (b) of the immediately preceding sentence but are instead determined by making adjustments to GAAP Financial Measures or Reported Financial Measures, such adjustments shall be reviewed by the Committee and shall be made at the discretion of the Committee as exercised at the time that performance against the Performance Goals is measured.

12.	Director Awards.

12.1.    Eligibility.    Only Non-Employee Directors shall be eligible for Director Awards, on such terms and conditions as the Board may deem appropriate. Director Awards shall be granted in exchange for services rendered immediately prior to the Grant Date.

12.2.    Grants.    Subject to the provisions of Section 4.5 of the Plan, each Non-Employee Director shall receive one or more Director Award(s), on terms which shall be determined from time to time by resolution of the Board, on such dates and for services rendered during such periods as the Board may determine.

12.3.    Employment by System Company.    If a Non-Employee Director subsequently becomes an Employee while remaining a member of the Board, the former Non-Employee Director’s eligibility to receive Director Awards shall be terminated effective immediately upon his employment by a System Company. The change in employment status shall have no effect on Director Awards granted prior to his or her employment by a System Company; provided that the former Non-Employee Director shall be entitled to a pro-rated Award as provided in Section 12.4 of the Plan.

12.4.    Proration.    If a Non-Employee Director serves as a Non-Employee Director for less than the period designated for receipt of an Award and preceding a Grant Date, the number of shares of Common Stock awarded to the Non-Employee Director on such Grant Date shall be determined by multiplying the number of shares (including fractional shares) of Common Stock he or she would have received on such Grant Date had he or she served as a Non-Employee Director for the full period thereof by a fraction, the numerator of which is the actual number of days in such applicable period that the individual served as a Non-Employee Director and the denominator of which shall be the number of days in the period. Any fractional share that results from this determination shall be rounded up to the next whole share and shall be included in the pro-rated Award to the Non-Employee Director.

12.5.    Delivery.    Entergy may deliver shares of Common Stock representing Director Awards by book entry credit to the account of the Participant or by the delivery of certificated shares. Entergy may affix to these shares any legend determined to be necessary or advisable.

13.	Change in Control.

13.1.    Effects of a Change in Control.    The provisions in this Section 13.1 shall not apply to any Awards granted to a Non-Employee Director, which Awards shall be governed by the resolutions adopted by the Board pursuant to Section12 of the Plan and any applicable Award Agreements. Notwithstanding any Plan provision to the contrary, but subject to any federal securities law restrictions on sale and exercise and the terms of this Section 13, in the event that

(i) a Change in Control occurs and (ii) a Participant incurs a CIC Separation from Service within the Change in Control Period, then such Participant will be entitled to accelerated vesting or payout as follows:

(a)      all restrictions applicable to outstanding restricted Awards, including those imposed pursuant to Section 5.7 hereof, shall lapse;

(b)      all Performance Goals applicable to any outstanding Performance Award that (i) has not yet been earned and (ii) is held by a Participant that is not a “covered employees” as defined in Section 162(m) of the Code shall be deemed satisfied at the performance level that provides for a target payout;

(c)      with respect to any Performance Award that (i) has not yet been earned and (ii) is held by a Participant that is a “covered employees” as defined in Section 162(m) of the Code, such Participant shall forfeit the Performance Award and instead shall be entitled to receive a single-sum payment equal to the number of performance shares or performance units, as applicable, that the Participant would have been entitled to receive under the Plan with respect to the most recent Performance Period that precedes and does not include the date of such Participant’s CIC Separation from Service as if target performance under the Award was obtained with respect to such Performance Period or, if the Participant was not a recipient of a Performance Award during such Performance Period, the single-sum payment will instead be calculated using for such Performance Period the number of performance units that the Participant would have been entitled to receive under the Plan at the target pay out level for such Performance Period as though the Participant had received a Performance Award for such Performance Period at the Participant’s System Management Level as of the time the Participant’s System Company employment is terminated;

(d)      all outstanding Awards that have been earned but not paid shall become payable in cash, which payment, subject to applicable withholding in accordance with Section 20 hereof, shall be made on the System Company’s first regular payroll date following the later of the Change in Control and the CIC Separation from Service; and

(e)      all outstanding Awards shall become vested and fully exercisable.

Notwithstanding the foregoing and anything in the Plan to the contrary, with respect to any such CIC Separation from Service that occurs within the Change in Control Period and prior to the applicable Change in Control, (i) any Award held by such Participant that constitutes, or the accelerated payment of which in accordance with this Section 13.1 would constitute, “nonqualified deferred compensation” for purposes of Section 409A of the Code (an “NDC Award”) shall not pay out on an accelerated basis under this Section 13.1 unless the applicable Change in Control qualifies as a “change in control event” within the meaning of Section 409A of Code and (ii) if the applicable Change in Control does not qualify as a “change in control event” within the meaning of Section 409A of the Code, each such NDC Award shall vest and be paid out at the same time and in the same form as if the Participant had remained employed by a System Company through such vesting and payment date(s).

13.2.    Extension of Awards Upon a Potential Change in Control.    In the event that a Participant incurs a CIC Separation from Service following the occurrence of a Potential Change in Control and prior to the occurrence of a Change in Control, then notwithstanding anything in the Plan or any Award Agreement to the contrary, any outstanding Award held by such Participant shall remain outstanding in accordance with its terms as if the Participant had remained employed by a System Company and shall not be cancelled or forfeited prior to the earlier of (a) the date that is ninety (90) days after the date of such CIC Separation from Service and (b) the end of the original term of such Award.

13.3.    Definition of a Change in Control.    For purposes of the Plan, a “Change in Control” shall mean:

(a) a purchase or other acquisition by any person, entity or group of persons, acting in concert (a “Person”) within the meaning of Sections 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions, following which such Person is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Act) of thirty percent (30%) or more of either (x) the shares of Common Stock outstanding immediately following such purchase or acquisition or (y) the combined voting power of Entergy’s voting securities entitled to vote generally and outstanding immediately following such purchase or acquisition, other than any purchase or other acquisition (i) directly from Entergy, (ii) by Entergy or a System Company, (iii) by any employee benefit plan (or related trust) sponsored by Entergy or a System Company (a “System Plan”) or (iv) in connection with a Non-CIC Merger (defined in subsection (b) below);

(b) the consummation of a merger, consolidation, reorganization, statutory share exchange or similar corporate transaction or series of related transactions involving (x) Entergy, or (y) any System Company or other direct or indirect subsidiary of Entergy that (alone or in the aggregate) constitutes at least fifty percent (50%) of the book value of Entergy (on a consolidated basis), a “Business Combination”, other than a “Non-CIC Merger,” which shall mean a Business Combination immediately following which (i) all or substantially all of the beneficial owners of the shares of Common Stock immediately prior to such Business Combination and of the combined voting power of Entergy’s voting securities entitled to vote generally and outstanding immediately prior to such Business Combination (“Incumbent Entergy Shareholders”) beneficially own, directly or indirectly, more than sixty percent (60%) of the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and more than sixty percent (60%) of the combined voting power of the voting securities, respectively, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity which as a result of such transaction owns Entergy or all or substantially all of Entergy’s assets either directly or through one or more subsidiaries) in substantially the same proportions with respect to one another as their ownership immediately prior to such Business Combination, (ii) no Person (as defined in Section 13.3(a)) (excluding any corporation or entity resulting from such Business Combination and any System Plan) beneficially owns, directly or indirectly, thirty percent (30%) or more of the shares of common stock or the combined voting power of the voting securities of the corporation or entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) the individuals who comprise the Board immediately prior to such Business Combination constitute at least a majority of the Board, or, if Entergy is not the surviving entity, either the board of directors of the entity surviving such Business Combination or the board of directors of any parent thereof immediately following such Business Combination (unless the failure of such individuals to comprise at least such a majority is unrelated to such Business Combination);

(c) the shareholders of Entergy approve a plan of complete liquidation or dissolution of Entergy or there is consummated a sale or disposition by Entergy of all or substantially all of Entergy’s assets, whether in a single transaction or a series of related transactions, other than any such sale or disposition of assets to an entity at least sixty percent (60%) of the voting securities of which are held directly or indirectly by a System Company or the Incumbent Entergy Shareholders; or

(d) any change in the composition of the Board such that individuals who on the Effective Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Entergy) whose appointment or election by the Board or nomination for election by Entergy’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on such Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof.

13.4.    Other Definitions.    For purposes of this Section 13 of the Plan, these additional definitions shall apply:

(a) “CIC Cause” means:

(i) the willful and continuing failure by Participant to substantially perform Participant’s duties (other than such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Participant); provided that any such failure has not been cured by the Participant within thirty (30) days after a written demand for substantial performance is delivered to the Participant by Entergy or his System Company employer, which demand specifically identifies the manner in which the System Company employer or, in the case of an ML 1-4 Participant, the Board believes that the Participant has not substantially performed;

(ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to any System Company, monetarily or otherwise;

(iii) Participant’s conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which has or may have a material adverse effect on Participant’s ability to carry out Participant’s duties or upon the reputation of any System Company; or

(iv) a material violation by Participant of any agreement Participant has with a System Company.

For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the System Company employer. Any termination of a Participant’s employment for CIC Cause shall be accompanied by a Notice of Termination.

(b) “Change in Control Period” means the period commencing ninety (90) days prior to and ending twenty-four (24) calendar months following a Change in Control.

(c) “CIC Separation from Service” means a Participant’s termination of employment by Entergy without CIC Cause or due to the Participant’s resignation for Good Reason, which termination of employment occurs during a Change in Control Period, provided that, with respect to any Award that is subject to Section 409A of the Code, such termination constitutes a “separation from service” as defined in Section 409A of the Code.

(d) “Good Reason” means the occurrence of one or more of the following events without a Participant’s written consent:

(i) the substantial reduction or alteration in the nature or status of the Participant’s duties or responsibilities from those in effect on the date immediately preceding the first day of the Change in Control Period, other than an insubstantial and inadvertent act that is remedied by the System Company employer promptly after receipt of notice thereof given by the Participant and other than any such alteration primarily attributable to the fact that Entergy may no longer be a public company;

(ii) a reduction of more than five percent (5%) in a Participant’s annualized base rate of salary received by the Participant in all capacities with respect to all System Companies (before any and all salary reductions authorized under any benefit plan, program or arrangement in which Participant may participate) as in effect on the date immediately preceding the first day of the Change in Control Period, as the same may be increased from time to time; such base compensation shall not include the value of any target bonuses or other short or long term incentive compensation, including without limitation, any Awards granted to a Participant;

(iii) requiring a Participant to be based at any office or location more than 50 miles from the location at which the Participant is primarily employed on the date immediately preceding the first day of the Change in Control Period;

(iv) failure by Entergy or a System Company employer to continue in effect any compensation plan in which Participant participates immediately prior to the commencement of the Change in Control Period, which failure results in a material adverse change to Participant’s total compensation opportunity, including but not limited to compensation plans in effect, including stock option, restricted stock, stock appreciation right, incentive compensation, bonus and other plans or any substitute plans adopted prior to the Change in Control Period, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) that is not materially less favorable to the Participant has been made with respect to such plan, or the failure by Entergy or a System Company employer to continue Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the target amount or timing of payment of benefits provided and the level of the Participant’s participation relative to other Participants, as existed on the date immediately preceding the first day of the Change in Control Period;

(v) failure by Entergy or a System Company employer to continue to provide Participant with the right to participate in benefits that are not materially less favorable to the Participant than those enjoyed by Participant under any of Entergy’s or a System Company employer’s pension, savings, life insurance, medical, health and accident, or disability plans in which Participant was participating immediately prior to the Change in Control Period, the taking of any other action by Entergy or a System Company employer which would directly or indirectly materially reduce any of such benefits opportunities or deprive Participant of any material fringe benefit opportunity enjoyed by Participant immediately prior to commencement of the Change in Control Period, or which would materially reduce the number of paid vacation days to which Participant is entitled on the basis of years of service with the System Company in accordance with the System Company’s normal vacation policy as in effect on the date immediately preceding the first day of the Change in Control Period; or

(vi) any purported termination of Participant’s employment which is not effected pursuant to a Notice of Termination; for purposes of the Plan, no such purported termination shall be effective in depriving Participant of the right to terminate employment for Good Reason.

A termination of the Participant’s employment shall be deemed not for Good Reason unless (i) the Participant gives notice to his System Company employer, delivered to the General Counsel of Entergy and the senior-most Entergy officer with responsibility for Human Resources, of the existence of the event or condition constituting Good Reason within 30 days after such event or condition initially occurs or exists, (ii) the System Companies fail to cure such event or condition within 30 days after receiving such notice, and (iii) the Participant’s termination occurs not later than 90 days after such event or condition initially occurs or exists.

Participant’s right to terminate his employment for Good Reason shall not be affected by Participant’s incapacity due to physical or mental illness. Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

(e)    “Potential Change in Control”    means the occurrence of any of the following (i) Entergy has executed a definitive agreement that contemplates transaction(s) the consummation of which would constitute a Change in Control, (ii) any Person (as defined in Section 13.3(a)) has launched a tender offer to acquire the beneficial ownership of thirty percent (30%) or more of either (x) the Common Stock or (y) the combined voting power of Entergy’s voting securities entitled to vote generally, or (iii) any Person (as defined in Section 13.3(a)) has launched a proxy contest or consent solicitation relating to the election of directors of Entergy.

(f)    “ML 1-4 Participant”    means a Participant who, as of either (x) immediately prior to the beginning of the Change in Control Period or (y) as of the date of such CIC Separation from Service, is reflected on the Human Resource records of their System Company employer as being in System Management level 1, 2, 3 or 4.

13.5. Director Awards. Notwithstanding the foregoing, in the event that a Change in Control occurs, with respect to Director Awards, each Non-Employee Director shall be entitled to receive the full amount of all Director Awards that would otherwise have been payable in respect of service as a Non-Employee Director for the entirety of the calendar quarter in which the Change in Control occurs, without proration, which Director Awards shall be paid in a single one-time payment of shares of Common Stock (rounded to the nearest whole share) within 30 days following the occurrence of the Change in Control.

14.

Deferral. To the extent permitted by law, the Committee may, in its sole discretion, permit Participants who are, at the time of such deferral, members of the Company’s System Management or who are Non-Employee Directors to defer the receipt of Awards granted to them under the Plan other than Stock Options, Restricted Stock and SARs, subject to the terms and conditions of any deferred compensation arrangement established by Entergy in accordance with Section 409A of the Code. Any Award so deferred by a Participant in accordance with the terms and conditions established by the Committee shall not increase (between the date on which the Award is credited to any deferred compensation program applicable to such Participant and the payment date) by an amount that would result in such deferral being deemed as an “increase in the amount of compensation” under Section 162(m) of the Code.

15.	Termination or Amendment.

15.1. The Committee shall have the right, authority and power to alter, amend, modify, suspend, revoke or terminate the Plan in whole or in part at any time, including the adoption of amendments deemed necessary or desirable to qualify the Awards under the laws of various states and under rules and regulations promulgated by the Securities and Exchange Commission with respect to officers and directors who are subject to the provisions of Section 16 of the Exchange Act, to comply with any applicable provisions of the Code, including Sections 162(m) and 409A of the Code, or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan, without the approval of Entergy’s shareholders; provided, however, that Entergy shall obtain shareholder approval of any Plan amendment to the extent such approval shall be necessary and desirable to comply with the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, or the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted.

15.2. No amendment or termination or modification of the Plan shall, without the consent of the Participant, in any manner adversely affect any Award previously granted; provided, however, that for purposes of this provision, acceleration of payment of an Award without reduction in the amount of the Award shall not be considered as adversely affecting an Award.

16.	Governing Law. The Plan, each Award hereunder and the related Award Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

17.

Postponement. Subject to the requirements of Section 409A of the Code, the Board may postpone any grant or settlement of an Award, including the exercise of a Stock Option or SAR, for such time as the Board in its sole discretion may deem necessary in order to permit Entergy:

(a) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to an Award, including upon the exercise of a Stock Option or SAR, under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any applicable jurisdiction;

(b) to permit any action to be taken in order to (i) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed; or

(c) to determine that such shares of Common Stock and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) above needs to be taken; and Entergy shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to sell or issue shares of Common Stock in violation of the Securities Act or the law of any government having jurisdiction thereof.

18.

Non-Transferability. Except as otherwise provided in Section 22 hereof, Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner other than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order (“QDRO”) as defined in the Code. Awards may be exercised or settled during the lifetime of the Participant only by the Participant (or the Participant’s alternate payee pursuant to a QDRO) or by the Participant’s or alternate payee’s guardian or legal representative. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Award, or levy of attachment or similar process upon an Award not specifically permitted herein shall be null and void and without effect.

19.

Fractional Shares. Entergy shall not be required to deliver any fractional share of Common Stock but (subject to Sections 4.5 of the Plan) may pay, in lieu thereof, the Fair Market Value of such fractional share to the Participant or the Participant’s beneficiary or estate, as the case may be. For purposes of this provision, Fair Market Value shall be determined as of the following dates: (i) the date on which restrictions lapse for Restricted Stock or Restricted Stock Units, (ii) the end of the Performance Period for Performance Awards, (iii) the maturity date for Awards other than Restricted Stock Units or Performance Awards, or (iv) in any case, such other dates as the Committee may determine.

20.

Tax Withholdings. Subject to such terms and conditions as may be established by the Committee, the Participant shall pay to Entergy any amount necessary to satisfy applicable federal, state or local tax withholding requirements attributable to an Award promptly upon notification of the amounts due. The Committee may permit the withholding amount required to be paid by the Participant to be satisfied by any one of the following or a combination thereof: (a) a cash payment; (b) delivery (either actual delivery or by attestation procedures established by Entergy) to Entergy of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), equal to the amount necessary to satisfy any such obligation; (c) authorizing Entergy to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; or (d) in the case of the exercise of a Stock Option or SAR, a cash payment by a broker-dealer acceptable to Entergy. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate; provided, however, that if a fraction of a share of Common Stock would be required to satisfy the minimum statutory withholding taxes, then the number of shares of Common Stock to be delivered or withheld may be rounded up to the next nearest whole share of Common Stock. In no event whatsoever shall Entergy or any System Company be liable to any Participant for withholding or failing to withhold, or for remitting or failing to remit, any amount for federal, state or local taxes attributable to an Award.

21.

Legal and Other Requirements. The obligation to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act if deemed necessary or appropriate by Entergy. Certificates for shares of Common Stock (if any) issued hereunder may bear such legend as the Committee shall deem appropriate. Entergy and the Committee reserve the right to restrict, in whole or in part, the delivery of Common Stock or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Stock or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing. Under no circumstances shall Entergy be required to net-cash settle any Award because sufficient registered and authorized shares of Common Stock are not available.

22.

Beneficiaries. The Participant may designate one or more beneficiaries who shall be entitled to exercise the Participant’s rights hereunder following the death of the Participant. Such designation shall be made on a form supplied by the Committee. In the absence of a valid beneficiary designation, the Participant’s rights hereunder shall pass pursuant to the Participant’s will or by the applicable laws of descent and distribution.

23.

Effect on Other Plans. Awards may be granted singly, in combination or in tandem (except where prohibited by applicable law) and may be made in combination or in tandem with, or as alternatives to, awards or grants under any other employee plan maintained by a System Company; provided that the adoption of the Plan shall have no effect on awards made or to be made pursuant to other stock plans. Awards under the Plan shall not constitute earnings for purposes of any pension or savings plan covering employees of any System Company except as otherwise expressly provided in any such plan.

24.

No Entitlements. A Participant’s rights, if any, in respect of or in connection with any Award are derived solely from the discretionary decision to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award, a Participant expressly acknowledges that there is no obligation on the part of Entergy, any System Company, the Committee, or any other entity or individual to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension or savings plan benefits, severance, resignation or any other purpose, unless otherwise expressly provided in any such plan.

25.

No Right to Employment or Service. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in the employ of or to provide services to any System Company. Each System Company reserves the right to terminate the services of any person at any time, and for any reason, subject to applicable laws, Entergy’s Certificate of Incorporation and Bylaws and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or terminated by its terms or to any future Awards.

26.

Notices. Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to Entergy on the date it is personally delivered to the Secretary of Entergy at its principal executive offices or three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary at such offices, and shall be deemed delivered to a Participant on the date it is personally delivered to him or three business days after it is sent by registered or certified mail, postage prepaid, addressed to him at the last address shown for him on the personnel records of Entergy and its subsidiaries.

27.	Funding. The Plan shall be unfunded. No Participant shall have any interest in any fund or specific asset of any System Company by reason of the Plan.

28.	Timing and Form of Payment; Section 409A of the Code.

28.1. Notwithstanding any Plan provision to the contrary, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment under the Plan shall be treated as a separate payment for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts. To the extent Section 409A of the Code might otherwise be applicable, payments under the Plan shall be excludible from the requirements of Section 409A of the Code, to the maximum possible extent, either as (i) short-term deferral amounts under Treasury Regulations Section 1.409A-1(b)(4) or any successor provision or (ii) under the exclusion for involuntary separation pay provided in Treasury Regulations Section 1.409A-1(b)(9)(iii). Except as otherwise specifically provided by the Committee or an applicable Award Agreement and subject to any applicable deferral election that complies with Section 409A of the Code, cash-settled Performance Awards shall be paid to the Participant to which they were granted by the later of (x) March 15th of the year following the year in which the applicable Performance Period ends and (y) two and one-half (2 1⁄2) months after the expiration of the fiscal year of Entergy in which the applicable Performance Period ends.

28.2. Notwithstanding any Plan provision to the contrary, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code and only to the extent Section 409A is applicable, if a Participant is a Specified Employee at the time of his “separation from service” within the meaning of Section 409A of the Code and Awards become payable to the Participant under the Plan by reason of such separation from service, then such Awards shall not be paid to the Participant prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s separation from service, or (ii) the date of the Participant’s death. If distribution is delayed pursuant to this Subsection of the Plan, the delayed distribution amount shall continue to be credited with investment returns during the period of delay as if such amount, at the election of the Participant, remained invested under the Plan as the Committee may determine. Immediately following the earlier of the end of Participant’s six-month delay period or Participant’s death, the full amount of Participant’s delayed distribution, including investment returns deemed credited pursuant to this provision, shall be distributed in a single payment to Participant or Participant’s beneficiaries, as applicable. Any payments that are delayed pursuant to this provision shall be paid by the System Company employer in the seventh month after the date the Participant “separates from service.”

28.3. Although Entergy does not guarantee any particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the Plan and any Award Agreement

hereunder shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall Entergy or any System Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

29.

Rights as Shareholder. Unless otherwise provided in Section 7.5 of the Plan or in the Award Agreement, no person shall have any right as a shareholder of Entergy with respect to any shares of Common Stock or other equity security of Entergy which is subject to an Award hereunder unless and until such person becomes a shareholder of record with respect to such shares of Common Stock or equity security.

30.

Foreign National Employees. Without amending the Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which any System Company operates or has Employees.

ENTERGY CORPORATION

639 LOYOLA AVENUE

NEW ORLEANS, LA 70113

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Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off dates or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY  11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                            M84219-P59786-Z64791              KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED                                                                                                                                                                   DETACH AND RETURN THIS PORTION ONLY

ENTERGY CORPORATION

    The Board of Directors recommends
that you vote FOR all of the nominees:

1.

Election of Directors

For

Against

Abstain

1a.

M.S. Bateman

☐

☐

☐

1b.

P. J. Condon

☐

☐

☐

1c.

L.P. Denault

☐

☐

☐

1d.

K.H. Donald

☐

☐

☐

1e.

G. W. Edwards

☐

☐

☐

1f.

A. M. Herman

☐

☐

☐

1g.

D. C. Hintz

☐

☐

☐

1h.

S. L. Levenick

☐

☐

☐

1i.

B. L. Lincoln

☐

☐

☐

1j.

K. A. Puckett

☐

☐

☐

1k.

W. J. Tauzin

☐

☐

☐

1l.

S. V. Wilkinson

☐

☐

☐

    The Board recommends that
you vote FOR the following proposals:

For

Against

Abstain

2.

       Ratification of
  Appointment
      of Deloitte & Touche LLP as Independent Registered Public Accountants
for 2015.

☐

☐

☐

3.

       Advisory Vote to Approve
Named Executive Officer Compensation.

☐

☐

☐

4.

       Approval of the Entergy
Corporation Amended and Restated Executive Annual Incentive Plan.

☐

☐

☐

5.

       Approval of the Entergy
Corporation 2015 Equity Ownership Plan.

☐

☐

☐

    The Board recommends that
you vote AGAINST the following proposals:

For

Against

Abstain

4.

       Shareholder Proposal
  Regarding Including Carbon Emission Reductions in Incentive
Compensation.

☐

☐

☐

NOTE: Such other
business as may properly
come before the meeting or any adjournment thereof.

Please sign exactly as
your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

       Signature [PLEASE SIGN
WITHIN BOX]

Date

    Signature
(Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

 To Be Held on May
 8, 2015:

 Our 2014 Annual Report to Shareholders,
 Notice and Proxy Statement, are available at http://www.proxyvote.com

M56408-P34905

ENTERGY
         CORPORATION

THIS PROXY IS SOLICITED ON
     BEHALF OF THE BOARD OF DIRECTORS
         FOR
     THE 2015 ANNUAL MEETING OF SHAREHOLDERS, MAY 8, 2015

The undersigned hereby appoints Leo P. Denault,
Gary W. Edwards and Alexis M. Herman, jointly and severally, as attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote on behalf of the undersigned all of the shares of Common Stock of Entergy Corporation that the undersigned is entitled in any capacity to vote if personally present at the 2015 Annual Meeting of
Shareholders to be held on May 8, 2015, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting their shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in
the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side